                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                          Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 ALLERGAN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                      LOGO

               2525 DUPONT DRIVE, IRVINE, CA 92612 (714) 246-4500

                                                                  March 23, 1999

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the corporate headquarters of Allergan, Inc., 2525 Dupont Drive, Irvine, California, on Tuesday, April 27, 1999 at 10:00 A.M. We hope you will be present to hear management's report to stockholders.

     The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card. Retain the bottom half of the proxy card as your admission card and present the card upon entering the meeting.

     Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                Herbert W. Boyer                                 David E.I. Pyott
              /s/ HERBERT W. BOYER                             /s/ DAVID E.I. PYOTT
             Chairman of the Board                                President and
                                                             Chief Executive Officer

                                      LOGO

                      2525 Dupont Drive, Irvine, CA 92612

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 April 27, 1999

TO OUR STOCKHOLDERS:

     The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the corporate headquarters of Allergan, Inc., 2525 Dupont Drive, Irvine, California, on Tuesday, April 27, 1999 at 10:00 A.M. for the following purposes:

     1. To elect four Class I directors to serve for three-year terms ending in 2002 and until their successors are elected and qualified.

     2. To approve an amendment to the Company's Amended and Restated 1989 Incentive Compensation Plan to authorize an increase in the maximum number of shares with respect to which options may be granted to an executive officer in any calendar year from 200,000 to 400,000.

     3. To approve the Company's Executive Bonus Plan, and its performance objectives and maximum award amount, to enable the Company to meet tax deductibility requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 8, 1999 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and, consequently, only stockholders of record at the close of business on March 8, 1999 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. Even though a stockholder may now plan to attend the meeting, he or she is urged to complete, sign and date the enclosed proxy card and to mail it promptly in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ FRANCIS R. TUNNEY, JR.
                                          Francis R. Tunney, Jr.
                                          Secretary

March 23, 1999

                                 ALLERGAN, INC.

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 27, 1999

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Allergan, Inc. ("Allergan" or the "Company"), 2525 Dupont Drive, Irvine, California 92612 for use at the annual meeting of the Company's stockholders to be held on April 27, 1999, and at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about March 23, 1999.

     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained Corporate Investor Communications, Inc., a professional soliciting organization, to aid in the solicitation of proxies to be voted at the annual meeting at an estimated cost of $6,000 plus out-of-pocket expenses. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

                         GENERAL INFORMATION REGARDING
                      VOTING, CONFIDENTIALITY AND PROXIES

     The persons named in the accompanying proxy will vote FOR the election of the nominees for directors and FOR approval of proposals 2 and 3. The proxy may be revoked by the stockholder at any time prior to its use by giving notice of such revocation to the independent vote tabulators. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

     Holders of record of the Company's Common Stock at the close of business on March 8, 1999 are entitled to vote at the meeting. On that date Allergan had 67,129,722 shares of Common Stock outstanding. Each stockholder has one vote per share on all business to be voted upon at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     It is the Company's policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances: (1) to allow the independent election inspectors to certify the results of the vote; (2) as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action; (3) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes; (4) where a stockholder expressly requests disclosure or has made a written comment on a proxy card; (5) where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors; (6) aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and (7) in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     The Company's Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected. The Board of Directors currently consists of 12 directors and currently four each serve as Class I, Class II and Class III directors.

     UNLESS OTHERWISE DIRECTED IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY FOR THE ELECTION AS DIRECTORS OF THE FOUR NOMINEES NAMED BELOW, ALL OF WHOM ARE, AT PRESENT, CLASS I DIRECTORS OF THE COMPANY.

     Directors are to be elected by a plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

                             NOMINEES FOR DIRECTORS

CLASS I -- TERM EXPIRES 2002:

     LESTER J. KAPLAN, PH.D., 48, has been Corporate Vice President and President, Research and Development and Global BOTOX(R) since May 1998 and had been Corporate Vice President, Science and Technology since July of 1996. From 1992 until 1996, he was Corporate Vice President, Research and Development. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is a member of the Board of Directors of ACADIA Pharmaceuticals, Inc. and Allergan Specialty Therapeutics, Inc. and is an Advisory Board Member to the Pediatric Cancer Research Foundation (PCRF) and to Healthcare Ventures. He first joined the Company in 1983 and was elected to the Board in 1994 and is a member of the Finance Committee and the Science and Technology Committee.

     KAREN R. OSAR, 49, has been Vice President and Treasurer of Tenneco Inc., a packaging and auto parts manufacturer, since 1994. Prior thereto, she served 19 years with J.P. Morgan & Company, where she held a variety of positions including Managing Director in the investment banking group. She is a member of the Board of Trustees of Manhattanville College in Purchase, New York and a member of the Board of Directors of BNY Hamilton Funds, a mutual fund family advised by The Bank of New York. Ms. Osar was elected to the Board in 1998 and is a member of the Organization and Compensation Committee and the Finance Committee.

     LOUIS T. ROSSO, 65, is Chairman Emeritus of Beckman Coulter, Inc. ("Beckman"), a manufacturer of laboratory instruments, and had been its Chairman of the Board until his retirement from the Board of Beckman in February 1999. He served as Chief Executive Officer from 1988, when Beckman Instruments, Inc. again became a publicly held company, until his retirement as a full-time employee in September 1998. He also served as President of Beckman from 1982 until 1993, and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a director of American Health Properties, Inc. and is a member of the Board of Trustees of the St. Joseph Heritage Healthcare Foundation and the Keck Graduate Institute of

Applied Life Sciences at the Claremont Colleges. Mr. Rosso was elected to the Board in 1989 and is Chairman of the Board's Audit Committee and a member of the Finance Committee.

     LEONARD D. SCHAEFFER, 53, has been Chairman of the Board of Blue Cross of California, a health insurance organization, since 1989 and Chief Executive Officer since 1986. He has also been Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc., a New York Stock Exchange listed managed health care company, since 1992. Mr. Schaeffer is a former Administrator of the U.S. Health Care Financing Administration (HCFA). He is Chairman of the Board of the National Health Foundation and the National Institute for Health Care Management. Mr. Schaeffer was elected to the Board in 1993 and is a member of the Audit Committee and the Finance Committee.

DIRECTORS CONTINUING IN OFFICE

CLASS II -- TERM EXPIRES 2000:

     HERBERT W. BOYER, PH.D., 62, is a founder of Genentech, Inc., a biotechnology company, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer was elected Chairman of the Board as of January 2, 1998 and has been a Board member since 1994. He is the Chairman of the Board's Science and Technology Committee and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

     PROFESSOR RONALD M. CRESSWELL, HON. D.SC., F.R.S.E., 64, has been Senior Vice President and Chief Scientific Officer for Warner-Lambert Company, a developer and manufacturer of health care and consumer products, since October 1998 and had been Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989. Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987. Professor Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions. He is a fellow of the Royal Society of Edinburgh, the Royal Society of Medicine and the Royal Society of Arts and Commerce, and a member of the Royal Society of Chemistry, as well as a member of the American Chemical Society and the New York Academy of Sciences. Professor Cresswell is a visiting Professor to the Department of Chemistry at the University of Edinburgh. He is a non-executive Director of the Board of Nycomed Amersham and is the former Chairman of the Science and Regulatory Executive Committee of the Pharmaceutical Research and Manufacturers of America. Professor Cresswell was elected to the Board in 1998 and serves on the Corporate Governance Committee and the Science and Technology Committee.

     WILLIAM R. GRANT, 74, has been Chairman of Galen Associates, Inc., a venture capital firm in the health care industry, since 1989. From 1987 to 1989 he was Chairman of New York Life International Investment, Inc. Mr. Grant is a director of Witco Corporation, Datamedic Corp., MiniMed, Inc., Ocular Sciences, Inc., Vasogen, Inc., and WBN.COM. Mr. Grant was first elected to the Board in 1989, is Chairman of the Board's Organization and Compensation Committee, and is a member of the Corporate Governance Committee.

     DAVID E.I. PYOTT, 45, became President and Chief Executive Officer of the Company in January 1998. Previously, he was head of the Nutrition Division and a member of the Executive Committee of Novartis AG from 1996 until December 1997 and had held a similar position at Sandoz International AG, from 1995 to 1996, prior to the merger of Sandoz and Ciba to form Novartis. Also, while at Sandoz, Mr. Pyott was President and Chief Executive Officer of Sandoz Nutrition Corp., Minneapolis, Minnesota (1992-1995), General Manager of Sandoz Nutrition, Barcelona, Spain (1990-1992) and held other positions within the

Sandoz Nutrition group from 1980. Mr. Pyott is a member of the Executive Advisory Council for the University of California (Irvine) Graduate School of Management, a member of the Executive Board of Pharmaceutical Research and Manufacturers of America (PhRMA), and a member of the Board of Directors of California Healthcare Institute. He was elected to the Board in 1998.

CLASS III -- TERM EXPIRES 2001:

     HANDEL E. EVANS, 64, is an independent consultant providing services principally to the pharmaceutical industry. From December 1991 to August 1998, Mr. Evans served as the Chairman of Pharmaceutical Marketing Services Inc., a supplier of market information and specialized marketing products to the pharmaceutical industry in the United States, Europe and Japan. From 1988 to 1996, Mr. Evans was also Chairman of Walsh International Inc., a specialized software house providing services to the pharmaceutical industry. Prior to 1988, Mr. Evans was a founder of and served in a variety of senior executive positions with IMS International Inc., a pharmaceutical industry information supplier. He was first elected to the Board in 1989 and is Chairman of the Board's Finance Committee and a member of the Audit Committee.

     MICHAEL R. GALLAGHER, 53, has been Chief Executive Officer of Playtex Products, Inc., a personal care and consumer products manufacturer, since July 1995. Prior to that Mr. Gallagher was Chief Executive Officer/North America for Reckitt & Colman PLC, a consumer products company based in London. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak's subsidiary L&F Products from 1988 until the subsidiary was sold to Reckitt & Colman PLC in 1994. Mr. Gallagher was President of the Lehn & Fink Consumer Products Division at Sterling Drug from 1984 until its sale to Eastman Kodak in 1988. Mr. Gallagher is a member of the Board of Directors of Fleet Bank N.A. and the Grocery Manufacturers Association. Mr. Gallagher was elected to the Board in 1998 and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

     GAVIN S. HERBERT, 66, has been Chairman Emeritus of the Company since January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. Mr. Herbert is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994, and is also a director of Beckman Coulter, Inc. Mr. Herbert is a trustee of the University of Southern California and is a member of the Board of Directors of Research to Prevent Blindness. Mr. Herbert is a co-founder of the Company and retired as an employee in 1994. He has been a director of the Company since 1950 and is a member of the Board's Audit Committee, Finance Committee and Science and Technology Committee.

     HENRY WENDT, 65, is Chairman of Global Health Care Partners, a unit of DLJ Merchant Banking, a Donaldson, Lufkin & Jenrette Company, specializing in private equity investment in health care businesses worldwide. He was Chairman of the Board of SmithKline Beecham p.l.c., a pharmaceutical company, and its subsidiary, SmithKline Beecham Corporation, from 1989 until his retirement in 1994. Mr. Wendt is a director of Atlantic Richfield Co., of The Egypt Investment Company, and of West Marine Products. He is a Trustee of the Trilateral Commission and Trustee Emeritus of the American Enterprise Institute. Mr. Wendt is the author of "Global Embrace," published in 1993. In 1994 he was awarded the Order of the Rising Sun Gold and Silver Star by the Government of Japan, the highest honor given to a foreigner. In 1995 he was named as Honorary Commander of the British Empire (CBE) by HRM Queen Elizabeth II. Mr. Wendt has been a director of the Company since 1989 and is Chairman of the Board's Corporate Governance Committee and a member of the Audit Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board of Directors held five meetings during 1998 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was 90% and all directors attended 75% or more of the meetings of the Board and committees on which they served, except Mr. Evans and Mr. Schaeffer. It should be noted that directors discharge their responsibilities throughout the year not only at Board and committee meetings, but through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

     Audit Committee -- The Audit Committee, which had four meetings in 1998, recommends to the Board of Directors the appointment of the Company's independent auditors for the fiscal year and meets with the independent auditors to discuss the scope and results of their audit examination and the fees related to such work. It also meets with the Company's internal auditors and financial management to review the internal audit department's activities; to discuss the Company's accounting practices and procedures; to review the adequacy of the Company's accounting and control systems; and to report to the Board any considerations or recommendations the Audit Committee may have with respect to such matters. The Committee also reviews the audit schedule and considers any issues raised by its members, the independent public accountants retained to audit the books and records of the Company, the internal audit staff, the legal staff or management. In addition, the Committee monitors the implementation of the Code of Ethics for the Company's employees, and receives regular reports from the Company's Chief Ethics Officer who coordinates compliance reviews and investigates noncompliance matters. None of the members of the Audit Committee are officers or employees of the Company or any of its subsidiaries.

     Finance Committee -- The Finance Committee, which had four meetings in 1998, reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors.

     Corporate Governance Committee -- The Corporate Governance Committee held four meetings in 1998. It recommends qualified candidates for election as directors of the Company, including the slate of directors which the Board proposes for election by stockholders at the annual meeting; considers the performance of incumbent directors; considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors; develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors; considers and reports annually to the Board of Directors concerning its assessment of the Board's performance; considers, from time to time, the current Board committee structure and membership; and recommends changes to the amount and type of compensation of Board members as appropriate. None of the members of the Corporate Governance Committee are officers, employees or former employees of the Company or any of its subsidiaries.

     Organization and Compensation Committee -- The Organization and Compensation Committee, which had four meetings in 1998, reviews and approves corporate organizational structure; reviews performance of corporate officers; establishes overall employee compensation policies; and recommends to the Board of Directors major compensation programs. The Committee also reviews and approves compensation of corporate officers, including salary and bonus awards, and administers the 1989 Incentive Compensation Plan. No member of the Organization and Compensation Committee is a current or former member of management or eligible for compensation other than as a director. The report of the Committee begins on page 19.

     Science and Technology Committee -- The Science and Technology Committee held no formal meetings in 1998. From time to time, it undertakes in-depth reviews of the Company's research and development programs and projects to evaluate the soundness and risks associated with the technologies in which the Company is investing its research and development efforts, and the capabilities of the R&D organization to develop the technology.

STOCKHOLDER NOMINATIONS

     The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, CA 92612. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

DIRECTOR COMPENSATION

     Of the Board's current 12 members, two are officers of the Company who do not receive additional compensation for Board or committee service. Non-employee directors earned, during 1998, an annual $25,000 retainer plus: $1,300 for each Board meeting attended; $1,000 for each committee meeting attended by committee members; and $1,500 for each committee meeting presided over by the committee chair.

     Effective January 1, 1996, Mr. Herbert became Chairman Emeritus. During 1998 he provided ongoing advisory services to Allergan focusing on government affairs and industrial relations. For those advisory services and his services as Chairman Emeritus, he received an annual retainer of $50,000. He is also paid retainer and attendance fees as described above, and is eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors Fee Program, both as described below.

     Dr. Boyer became Chairman of the Board in January 1998. For such services, he received an annual retainer of $250,000, a one-time grant of 5,000 shares of restricted stock under the 1989 Nonemployee Director Stock Plan (approved by the Company's stockholders in April 1998), and attendance fees as described above. Dr. Boyer is also eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors Fee Program on an on-going basis, both as described below.

     In 1991, the Company adopted a Deferred Directors Fee Program that permits directors to defer all or a portion of their retainers and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in cash only. Dr. Boyer and Messrs. Evans, Grant, Rosso, and Wendt chose to defer all or a portion of their retainers and meeting fees for the period January 1, 1998 through December 31, 1998.

     In accordance with the Company's 1989 Nonemployee Director Stock Plan (the "Director Plan"), as amended by the stockholders in April 1998, each director who is not an employee of the Company receives grants of restricted stock upon
(a) initial election to the Board of 900 shares per year for each year, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board of 900 shares per year for each of the three years of the new term. On the date of each annual meeting of stockholders, the vesting restrictions with respect to 900 shares lapse for each participant. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. The Director Plan provides that the number of shares available for issuance under the Director Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits and stock dividends.

STOCK OWNERSHIP GUIDELINES

     At its meeting held in January 1996, the Board approved the stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each nonemployee director is expected to own stock, including the economic equivalent number of shares showing on the records of the Company under the Deferred Directors Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served. As of December 31, 1998, all ten nonemployee directors met their ownership guidelines.

OTHER MATTERS

     In 1997 the Company formed a new subsidiary, Allergan Specialty Therapeutics, Inc. ("ASTI"), to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. In November 1997, the Company filed a registration statement with the Securities and Exchange Commission on behalf of ASTI relating to a proposed special distribution of ASTI Class A Common Stock to the Company's stockholders. The distribution of the ASTI shares was completed on March 10, 1998 to stockholders of record on February 17, 1998. Dr. Kaplan, Corporate Vice President and President, Research and Development and Global BOTOX(R) and a director of the Company, is on the ASTI Board of Directors. Dwight J. Yoder, the Company's Senior Vice President, Controller and Principal Accounting Officer, is ASTI's Chief Financial Officer, and William C. Shepherd, the Company's Chairman, President and Chief Executive Officer through December 31, 1997, is the Chairman, President and Chief Executive Officer of ASTI.

     Prior to the distribution, the Company contributed $200 million to ASTI. The market value of ASTI stock was approximately $29 million at the date of distribution. The Company recorded a dividend for the amount of the market value of ASTI stock at the distribution. The remainder of the $200 million was recorded as a charge against operating income. The Company's stockholders received one share of ASTI Class A Common Stock for each 20 shares of common stock held as of the record date. Based on 65,453,805 shares of Allergan common stock outstanding as of February 17, 1998, approximately 3,272,700 shares of ASTI Class A Common Stock were issued in the distribution. The Company's stockholders were not required to pay any cash or other consideration for the ASTI Class A Common Stock received in the distribution. The distribution was taxable as a dividend to each holder in the amount of the fair market value of ASTI Shares distributed to such holder. As the sole holder of ASTI's outstanding Class B Common Stock following the distribution, under the terms of ASTI's Restated Certificate of Incorporation, the Company has the option to repurchase all of the outstanding shares of ASTI Class A Common Stock under specified conditions.

     Under the terms of a technology license agreement and a license option agreement between the Company and ASTI, the Company has also granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. During 1998, ASTI paid approximately $11.2 million in technology fees to the Company, offset by $500,000 in licensing income credited to ASTI from the Company.

     ASTI's technology and product research and development activities take place under a research and development agreement with the Company. During 1998 the Company provided ASTI approximately $31.3 million in R&D and administrative services.

     In July 1998, the Company entered into a multi-year research and development collaboration with the Parke-Davis Pharmaceutical Research Division of Warner-Lambert Company. Professor Ronald Cresswell, the Senior Vice President and Chief Scientific Officer for Warner-Lambert Company, became a director of Allergan in November 1998. Under the terms of the agreement, Parke-Davis received exclusive rights to certain compounds. Allergan received the opportunity to collect up to $104 million in technology access fees and development milestones and will be entitled to royalties on net sales of developed products. Allergan received $5 million from Parke-Davis in 1998. Also in 1998, in an unrelated transaction, the Company paid Warner-Lambert approximately $1.6 million as product license royalties.

     The Company paid an aggregate of approximately $325,000 to Pharmaceutical Marketing Services, Inc. ("PMSI") and its subsidiary, Scott-Levin Associates, in 1998 for pharmaceutical marketing research data. Handel E. Evans, a director of the Company, was the Chairman and an executive officer of PMSI through August 1998. Mr. Evans is no longer a director, employee or affiliate of PMSI.

     The Company believes that these transactions were made on terms no less favorable than that which could have been received by unaffiliated third parties.

     On December 31, 1997, in connection with his relocation from Europe to the United States, the Company made an interest-free loan in the amount of $500,000 to David E.I. Pyott, the President and Chief Executive Officer of the Company, to be used to purchase a residence in Orange County, California. The loan is payable in full upon the earlier of five years or the date Mr. Pyott ceases to be an employee of the Company. As of December 31, 1998, the outstanding balance on the loan was $500,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, its officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements.

                              CORPORATE GOVERNANCE

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

     In 1995, the Board approved "Board Guidelines on Significant Corporate Governance Issues." The Guidelines, as amended to date, are listed below. These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines, not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be followed in each instance. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will be considered from time to time.

  1. SELECTION OF CHAIRMAN AND CEO

     The Board should be free to make this choice any way that seems best for the Company at a given point in time.

     Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive Officer and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the nonemployee directors or be an employee.

  2. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

     The outside directors of the Board will meet in Executive Session at a regularly scheduled meeting at least once each year. The format of these meetings will include a discussion with the Chief Executive Officer on each occasion. These meetings should be scheduled in conjunction with a regular Board meeting.

     It is the policy of the Board that a director be selected by the outside directors to chair Executive Sessions or assume other responsibilities which the outside directors as a whole might designate from time to time.

  3. NUMBER OF COMMITTEES

     The current committee structure of the Company seems appropriate. There will, from time to time, be occasions in which the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current five Committees are Audit, Finance, Organization & Compensation, Corporate Governance and Science & Technology. The Audit, Corporate Governance and Organization & Compensation Committees will consist entirely of outside directors.

  4. ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS

     The Corporate Governance Committee is responsible, after consultation with the Chief Executive Officer and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.

     It is the sense of the Board that consideration should be given to rotating committee members periodically at about a three- to four-year interval, but the Board does not feel that such a rotation should be mandated as policy since there may be reasons at a given point in time to maintain an individual director's committee membership for a longer period.

  5. FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

     The Committee chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee. Meetings will normally be held around Board meetings.

  6. COMMITTEE AGENDA

     The chairman of the Committee, in consultation with the appropriate members of management and staff, will develop the Committee's agenda.

     Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board. Key functional managers (i.e., CFO, CVP -- Administration) will have direct contact with the appropriate Committee chairperson.

  7. SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

     The Chairman of the Board and the Chief Executive Officer (if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting.

     At the beginning of the year the Chairman will establish a schedule of agenda subjects to be discussed during the next three years.

     Each Board member is free to suggest the inclusion of item(s) on the agenda. The CEO will be proactive in encouraging Board members to submit agenda items.

  8. BOARD MATERIALS DISTRIBUTED IN ADVANCE

     It is the sense of the Board that information and data that is important to the Board's understanding of the business to be conducted at that meeting be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

  9. PRESENTATIONS

     As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the subject. When there is no prior distribution of a presentation on a sensitive subject, it is the sense of the

Board that each member be advised by telephone in advance of the meeting of the subject and the principal issues the Board will need to consider.

  10. REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

     The Board supports the regular attendance at each Board Meeting of non-Board members who are members of senior management.

     Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

  11. BOARD ACCESS TO SENIOR MANAGEMENT

     Board members have complete access to Allergan's Management.

     It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, be copied to the Chief Executive Officer and/or the Chairman.

     Furthermore, the Board encourages the senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.

  12. BOARD COMPENSATION REVIEW

     It is appropriate for the staff of the Company once every other year to report to the Corporate Governance Committee the status of Allergan Board compensation in relation to other U.S. companies.

     Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and approval by the Board. The Corporate Governance Committee will make Board compensation change recommendations after it has reviewed the information it considers appropriate from the Chief Executive Officer, the Human Resources department and outside consultants.

  13. SIZE OF THE BOARD

     The Board presently has 12 members. It is the sense of the Board that a size of 12 to 14 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate(s).

  14. MIX OF INSIDE AND OUTSIDE DIRECTORS

     The Board believes that as a matter of policy there should be a majority of Independent Directors on the Allergan Board. A maximum ratio should be 1/4 management directors to 3/4 Independent Directors.

     But the Board believes that management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Managers other than the Chief Executive Officer currently attend Board meetings on a regular basis even though they are not members of the Board.

  15. BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS

     Allergan's Bylaw defining independent directors was approved by the Board in July 1995. The Board believes there is no current relationship between any outside director and Allergan that would be construed in any way to compromise any Board member being designated independent. Compliance with the Bylaw is reviewed annually by the Corporate Governance Committee.

  16. FORMER CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP

     The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chief Executive Officer resigns from that position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chief Executive Officer and the Board.

     A former Chief Executive Officer serving on the Board will be considered an inside director for purposes of corporate governance.

  17. BOARD MEMBERSHIP CRITERIA

     The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of manufacturing technologies, international background, etc. -- all in the context of an assessment of the perceived needs of the Board at that point in time.

  18. SELECTION OF NEW DIRECTOR CANDIDATES

     The Board itself should be responsible, in fact as well as procedure, for selecting its own members. The Board delegates the screening process involved to the Corporate Governance Committee with the direct input from the Chairman of the Board as well as the Chief Executive Officer and the other members of the Board. There should be a full discussion at a Board meeting before the decision to invite someone to join the Board is made.

  19. EXTENDING THE INVITATION TO A NEW POTENTIAL DIRECTOR TO JOIN THE BOARD

     The invitation to join the Board should generally be extended by the Chairman of the Corporate Governance Committee on behalf of the Board. The new director will receive an orientation about the Company and its Corporate Governance philosophy.

  20. ASSESSING THE BOARD'S PERFORMANCE

     The Corporate Governance Committee is responsible to undertake an annual assessment of the Board's performance. This will be discussed with the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

     This assessment should be the Board's contribution as a whole and specifically review areas in which the Board and/or the Management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

  21. DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY

     It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

     It is not the sense of the Board that the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

  22. TERM LIMITS

     The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

     As an alternative to term limits, the Corporate Governance Committee, in consultation with the Chief Executive Officer and the Chairman of the Board, will review each director's continuation on the Board every year. This will also allow each director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

  23. RETIREMENT AGE

     It is the sense of the Board that the current retirement age of 70 is appropriate. In the unusual case when the mandated retirement age is not in the best interest of the Company, the Board, acting through the Corporate Governance Committee, should be guided by factors such as whether the director has retired from other business pursuits, the past and anticipated contributions to the Board as well as the factors typically considered for ongoing service on the Board.

  24. FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER

     The Organization and Compensation Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Organization and Compensation Committee.

     The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc.

     The evaluation will be used by the Organization and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

  25. SUCCESSION PLANNING

     There should be an annual report by the Chief Executive Officer to the Board on succession planning.

     There should also be available, on a continuing basis, the Chief Executive Officer's recommendation as to a successor should he/she be unexpectedly disabled.

  26. MANAGEMENT DEVELOPMENT

     There will be an annual report to the Board by the Chief Executive Officer on the Company's program for management development, described in detail.

     This report should be given to the Board at the same time as the succession planning report noted above.

  27. BOARD INTERACTION WITH THE INVESTORS, THE MEDIA, CUSTOMERS, ETC.

     The Board believes that only senior management speaks for Allergan. Individual Board members may, with the knowledge of the management and, in most instances, at the request of management, agree to receive input from various constituencies that are involved with Allergan.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

BY MANAGEMENT

     The following table sets forth information as of January 31, 1999 regarding the beneficial ownership of the Common Stock of the Company by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. Except as described in footnote 4 below, no officer or director of the Company owns beneficially 1% or more of the Common Stock outstanding.

                                              SHARES OF       RIGHTS TO
                                             COMMON STOCK      ACQUIRE
                                             BENEFICIALLY     BENEFICIAL
             BENEFICIAL OWNER                OWNED(1)(2)     OWNERSHIP(3)       TOTAL
             ----------------                ------------    ------------    -----------
CLASS I DIRECTORS NOMINEES:
Lester J. Kaplan, Ph.D.....................      21,231        115,900           137,131
Karen R. Osar..............................         900                              900
Louis T. Rosso ............................      48,192                           48,192
Leonard D. Schaeffer.......................       3,300                            3,300

CLASS II DIRECTORS:
Herbert W. Boyer, Ph.D.  ..................       8,300                            8,300
Ronald M. Cresswell........................       1,800                            1,800
William R. Grant...........................      14,911                           14,911
David E.I. Pyott...........................      24,399         30,500            54,899

CLASS III DIRECTORS:
Handel E. Evans............................       8,808                            8,808
Michael R. Gallagher.......................       3,700                            3,700
Gavin S. Herbert ..........................     488,828(4)                       488,828
Henry Wendt................................      41,865                           41,865

OTHER NAMED EXECUTIVE OFFICERS:
Francis R. Tunney, Jr. ....................      12,999        113,000           125,999
F. Michael Ball............................       2,331         24,300            26,631
James V. Mazzo.............................       6,941         48,700            55,641
All current directors and executive
  officers (20 persons, including those
  named above).............................     720,716        504,198         1,224,914(5)

---------------
(1) In addition to shares held in the individual's sole name, this column includes shares held by the spouse of the named person and shares held in various trusts. This column also includes, for employees, shares held in trust for the benefit of the named party or group in the Company's Savings and Investment Plan and the Employee Stock Ownership Plan as of December 31, 1998.

(2) In addition to the beneficial ownership amounts described in the preceding footnote, the Directors listed below elected to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock of the Company. As of January 31, 1999, such amounts constitute the economic equivalent of the following numbers of shares of Common Stock:

                                             ECONOMIC EQUIVALENT
                                              NUMBER OF SHARES
                                             -------------------
Herbert W. Boyer...........................        1,547.66
Ronald M. Cresswell........................          140.44
Handel E. Evans............................       10,729.99
Michael R. Gallagher.......................          154.97
William R. Grant...........................       11,796.17
Karen R. Osar..............................           96.90
Louis T. Rosso.............................        8,316.87
Leonard D. Schaeffer.......................        3,608.71
Henry Wendt................................       10,556.25

(3) Shares which the party or group has the right to acquire within 60 days after January 31, 1999 upon the exercise of stock options.

(4) Includes 4,200 shares held directly, 7,000 shares held in a limited liability company which is owned by a charitable remainder trust in which Mr. Herbert has a pecuniary interest, 327,588 shares beneficially owned by a trust for which Mr. Herbert serves as trustee and beneficiary, and 150,040 shares held in two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister has a beneficial interest.

(5) Represents 1.8% of the shares outstanding as of January 31, 1999.

BY OTHERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock.

                                                               SHARES              PERCENT
         NAME AND ADDRESS OF BENEFICIAL OWNERS           BENEFICIALLY OWNED      OF CLASS(1)
         -------------------------------------           ------------------      -----------
FMR Corp. .............................................      7,000,382(2)           10.53%
  82 Devonshire Street
  Boston, MA 02109-3614
State Farm Mutual
  Automobile Insurance Company and its Related
  Entities.............................................      3,983,140(3)            5.99%
  One State Farm Plaza
  Bloomington, Illinois 61710
Wellington Management Company, LLP.....................      3,939,300(4)            5.93%
  75 State Street
  Boston, MA 02109
Vanguard Specialized Funds --
  Vanguard Health Care Fund............................      3,579,600(5)            5.39%
  P.O. Box 2600
  Valley Forge, PA 19482

---------------
(1) Based on 66,458,271 shares outstanding on January 31, 1999.

(2) Based on a Schedule 13G, dated February 10, 1999, filed with the Securities and Exchange Commission by FMR Corp. on behalf of itself and related entities.

(3) Based on a Schedule 13G, dated February 11, 1999, filed with the Securities and Exchange Commission by State Farm Mutual Automobile Insurance Company on behalf of itself and related entities.

(4) Based on a Schedule 13G, dated December 31, 1998, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities.

(5) Based on a Schedule 13G, dated February 11, 1999, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the compensation for the Company's Chief Executive Officer and the four most highly paid executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                               ANNUAL COMPENSATION         COMPENSATION AWARDS
                                                           ---------------------------   -----------------------
                                                                                OTHER
                                                                               ANNUAL    RESTRICTED   SECURITIES   ALL OTHER
                                                                               COMPEN-     STOCK      UNDERLYING    COMPEN-
                                                           SALARY     BONUS    SATION     AWARD(S)     OPTIONS      SATION
           NAME AND PRINCIPAL POSITION              YEAR   ($)(1)    ($)(2)      ($)       ($)(3)        (#)        ($)(4)
           ---------------------------              ----   -------   -------   -------   ----------   ----------   ---------
David E.I. Pyott..................................  1998   604,615   700,000     --            --       61,000     1,807,595
  President & CEO                                   1997        --        --     --       335,625       61,000            --
                                                    1996        --        --     --            --           --            --
Lester J. Kaplan, Ph.D............................  1998   304,506   244,000     --       175,625       30,000       929,189
  Corporate Vice President                          1997   283,433   135,000     --            --       24,000        13,318
  and President, Research &                         1996   264,943   100,000     --            --       31,200        13,224
  Development and Global BOTOX(R)
Francis R. Tunney, Jr.............................  1998   289,949   232,000     --            --       20,000       878,398
  Corporate Vice President --                       1997   274,650    70,000     --            --       16,000         7,911
  Administration, General                           1996   258,576    85,000     --            --       20,000         8,227
  Counsel and Secretary
F. Michael Ball...................................  1998   276,145   239,000     --            --       14,400       835,983
  Corporate Vice President                          1997   255,500    60,000     --            --       16,000        37,677
  and President, North America                      1996   225,779    27,000     --            --       18,400        58,615
  Region and Global Eye Rx Business
James V. Mazzo....................................  1998   214,120   190,300     (5)       14,050        7,100       692,786
  Corporate Vice President and                      1997   188,408    62,000     (5)       10,800       27,100        10,663
  President, Europe/Africa/                         1996   176,419    33,800     (5)       14,996        7,300         9,098
  Middle East Region and
  Global Lens Care Products

---------------
(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The amounts shown represent bonus performance awards which were paid in February of the following year under the Company's Management Bonus Plan for services rendered during the fiscal year indicated.

(3) Based on the closing price of the stock on the New York Stock Exchange on the date of grant. All shares of restricted stock granted to named executive officers other than the CEO vest, in whole, in four years and receive non-preferential dividends. Shares granted to the CEO in 1997 receive non-preferential dividends and vest as follows: 2,000 shares after three years, 3,000 shares after four years and 5,000 shares after five years. The following number of restricted shares (and the value based on the closing price of the stock on the New York Stock Exchange on December 31, 1998) were held by each of the named executives as of December 31, 1998: Mr. Pyott, 10,000 ($647,500); Dr. Kaplan, 5,000 ($323,750); Mr. Ball, 400 ($25,900);
    and Mr. Mazzo, 1,680 ($108,780).

(4) The total amounts shown in this column for the 1998 fiscal year consist of Company contributions to the Allergan, Inc. Savings and Investment Plan ("SIP") and the Allergan, Inc. Employee Stock Ownership Plan ("ESOP"), the cost of term life insurance and term executive post-retirement life insurance premiums ("Ins"), payment in lieu of vacation ("Vac"), and the combined value of cash and stock awarded under the Allergan, Inc. Stock Price Incentive Plan ("SPIP") as follows:

                             SIP      ESOP     INS       VAC        SPIP
                            ------   ------   ------   -------   ----------
Mr. Pyott.................  $2,558   $3,417   $1,620   $    --   $1,800,000
Dr. Kaplan................   4,000    3,417      907     5,865      915,000
Mr. Tunney................   4,000    3,417      981        --      870,000
Mr. Ball .................   3,568    3,417      998        --      828,000
Mr. Mazzo.................   4,000    3,417      519    24,850      660,000

(5) Mr. Mazzo temporarily relocated to the United Kingdom in 1998 in connection with his election as President, Europe/Africa/Middle East Region. As a U.S.-based employee assigned abroad, Mr. Mazzo is entitled to certain payments that are made available generally to employees as part of the assignment. These amounts, which typically are associated with the expenses of maintaining two households, home visits, tax equalization and additional education costs for such employees' children, have not been included in this table.

STOCK OPTIONS

     The following table shows information regarding stock options granted to the named executive officers during 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          % OF TOTAL
                                            NUMBER OF      OPTIONS
                                           SECURITIES     GRANTED TO
                                           UNDERLYING     EMPLOYEES    EXERCISE OR                GRANT DATE
                                             OPTIONS      IN FISCAL    BASE PRICE    EXPIRATION     PRESENT
                  NAME                    GRANTED(#)(1)      1998       PER SHARE       DATE      VALUE($)(2)
                  ----                    -------------   ----------   -----------   ----------   -----------
David E.I. Pyott .......................     61,000          7.2%       $34.6875      1/29/08       963,835
Lester J. Kaplan, Ph.D..................     30,000          3.5%        34.6875      1/29/08       474,218
Francis R. Tunney, Jr...................     20,000          2.3%        34.6875      1/29/08       316,146
F. Michael Ball.........................     14,400          1.7%        34.6875      1/29/08       227,625
James V. Mazzo..........................      7,100          0.8%        34.6875      1/29/08       112,232

---------------
(1) All options disclosed above were granted pursuant to the 1989 Incentive Compensation Plan (the "Incentive Plan") on January 29, 1998 and become exercisable 25% per year beginning January 29, 1999. The exercise price and the tax withholding obligations related to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms, including the acceleration of vesting upon a "Change in Control." See "Change in Control and Severance Arrangements" on page 18.

(2) Based on the Black-Scholes model of option valuation to determine grant date fair value, as prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. With respect to the 1998 option grants, the following assumptions were used in the Black-Scholes model: market price of stock, $34.69; exercise price of option, $34.69; expected stock volatility, 38% (based on ten-year volatility); risk-free interest rate, 5.7% (based on the 10-year zero coupon rate); expected life, ten years; dividend yield, 1.5%.

OPTION EXERCISES AND HOLDINGS

     The following table shows stock option exercises by the named executive officers during 1998, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING                VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                             SHARES                          AT 12/31/98(#)               AT 12/31/98($)(1)
                           ACQUIRED ON      VALUE      ---------------------------   ----------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   ------------   -------------
David E.I. Pyott.........        --             --        15,250        106,750        481,328.12   3,277,796.87
Lester J. Kaplan,
  Ph.D. .................    20,000       $663,320       108,400         69,600      4,348,462.50   2,266,275.00
Francis R. Tunney,
  Jr. ...................     3,089       $ 50,497       108,000         46,000      4,451,170.00   1,499,000.00
F. Michael Ball..........        --             --        20,700         38,100        701,987.50   1,251,262.50
James V. Mazzo...........        --             --        47,783         32,925      1,959,103.65   1,157,525.00

---------------
(1) Based on the closing price of $64.75 on the New York Stock Exchange of the Company's Common Stock.

                         DEFINED BENEFIT PENSION PLANS

     The Company has a defined benefit retirement plan (the "Pension Plan") which provides pension benefits to U.S. employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings ("Final Average Pay") and years of service integrated with covered compensation as defined by the Social Security Administration.

     Allergan also has two supplemental retirement plans ("SRP") for certain employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

     The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
   FINAL     --------------------------------------------------------------------------
  AVERAGE
    PAY         15         20         25         30         35         40         45
  -------    --------   --------   --------   --------   --------   --------   --------
  $200,000   $ 49,000   $ 65,300   $ 81,700   $ 98,000   $114,300   $119,300   $124,300
   250,000     62,000     82,600    103,300    123,900    144,600    150,800    157,100
   300,000     74,900     99,900    124,900    149,900    174,900    182,400    189,900
   350,000     87,900    117,200    146,500    175,800    205,100    213,900    222,600
   400,000    100,900    134,500    168,200    201,800    235,400    245,400    255,400
   500,000    126,800    169,100    211,400    253,700    296,000    308,500    321,000
   600,000    152,800    203,700    254,700    305,600    356,500    371,500    386,500
   700,000    178,700    238,300    297,900    357,500    417,100    434,600    452,100
   800,000    204,700    272,900    341,200    409,400    477,600    497,600    517,600
   900,000    230,600    307,500    384,400    461,300    538,200    560,700    583,200

     The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Pyott, 18 years; Dr. Kaplan, 30 years; Mr. Tunney, 31 years; Mr. Ball, 23 years; and Mr. Mazzo, 39 years.

                  CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

     The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. For purposes of these agreements, "change in control" of the Company is generally defined as the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company, or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive's highest annual salary rate within the five-year period preceding termination, plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company's Management Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset the impact of any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits are as follows: David E.I. Pyott, who became the CEO in January 1998 -- three years; Dr. Kaplan and Messrs. Tunney, Ball, Mazzo and four other corporate vice presidents -- two years; other covered executives (33 persons) -- one year.

     In addition, the Company's SRP, Incentive Plan, Savings and Investment Plan, Employee Stock Ownership Plan, Management Bonus Plan, Executive Bonus Plan and Nonemployee Director Stock Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company. For such purposes a change in control is deemed to occur upon the acquisition by any person of 50% or more of the combined voting power of the Company's then outstanding voting securities, a change in composition of a majority of the Board of Directors unless approved by incumbent directors, and certain other acquisition related events.

     The Organization and Compensation Committee has approved a severance pay policy for Corporate Officers whose employment is terminated as a result of a reduction in force, unacceptable performance or sale of a business unit where the Corporate Officer is not offered similar employment with the acquiring company. The amount of severance pay depends upon the Corporate Officer's years of service with the Company. For Corporate Officers having 15 or more years of service, the payment and benefits are substantially consistent with those provided pursuant to their Change in Control Agreements described above. For Corporate Officers having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period. For Corporate Officers having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

     William C. Shepherd retired from the Company on January 1, 1998. Pursuant to the terms of a letter agreement between Mr. Shepherd and Allergan regarding Mr. Shepherd's retirement, Allergan has agreed to pay Mr. Shepherd severance payments totaling $3,210,000, on a semi-monthly basis, during the period commencing January 1, 1998 and ending 36 months following such date (the "Severance Pay Period"). In partial consideration of such severance payments, Mr. Shepherd has agreed to provide consulting services to

Allergan as requested by Allergan's Chief Executive Officer for up to a maximum of 50 days per year during the Severance Pay Period. In addition, pursuant to the terms of the letter agreement, the vesting of all of Mr. Shepherd's outstanding unvested options was accelerated as of January 1, 1998. Such options are exercisable by Mr. Shepherd at any time prior to the earlier of (a) January 1, 2003 or (b) the expiration of any such options in accordance with their terms. Under the terms of the letter agreement, Allergan has also agreed to provide Mr. Shepherd with continued medical, dental, group term life, disability and flexible spending account benefits, continued pension benefit accruals and other miscellaneous perquisites and benefits during the Severance Pay Period.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

     As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter to: administer the Company's Management Bonus Plan, Executive Bonus Plan and the 1989 Incentive Compensation Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for corporate officers.

     Allergan's executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs support the goal of increasing stockholder value of the Company by achieving specific financial and strategic objectives.

     Allergan's executive compensation programs are designed to provide:

          - levels of base compensation that are competitive with comparable pharmaceutical and diversified health care companies;

          - annual incentive compensation that varies in a consistent manner with achievement of individual objectives and financial performance objectives of the Company; and

          - long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

     In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

BASE SALARY

     Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical and diversified health care companies. The Company's Compensation Department, in an effort to obtain a broad base of data, participates in a number of salary surveys and obtains commercially available surveys. In conducting its analysis, the Company attempts, when data is available, to include data from companies included in the S&P Health Care (Diversified) Index and other S&P Health Care indices, as well as from companies subjectively considered comparable based on such factors as size, product lines, employment levels and market capitalization. For 1998, the executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from the pharmaceutical and health care industries. Allergan's salary increase program is designed to reward individual performance consistent with the Company's overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

THE MANAGEMENT BONUS PLAN

     The Management Bonus Plan is designed to reward management-level employees for their contributions to individual and corporate objectives. Each eligible employee's award is expressed as a percentage of the participant's year end base salary. Bonus targets begin at 10% for managers and range from 40% to 50% for executive officers (excluding the CEO), it being the Committee's compensation philosophy that increasing portions of compensation should be "at risk" for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for Allergan to meet its short- and long-term business goals. A participant's individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor's review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 1998 included identifying and pursuing new business opportunities, obtaining regulatory approvals for new products as well as new indications for existing products, introducing new products into designated markets and identifying and implementing cost reduction measures. This information (or summaries thereof) is generally considered by the Committee in an evaluation of overall performance of the executive officers for purposes of determining the actual bonus.

     The Management Bonus Plan for 1999 will be funded according to the achievement of a pre-established 1999 Earnings Per Share ("EPS") Target, as approved by the Committee. The EPS Target is based on corporate objectives established as part of the annual operating plan process. The bonus pool will be funded at 100% when the EPS Target is achieved, and the bonus pool will automatically adjust if 1999 EPS surpasses or falls below the EPS Target, up to a maximum funding level of 160%. Once funded, the bonus pool will be allocated to the Company's business units based on the units' respective operating income results compared to the 1999 budget. That is, if a business unit is above budgeted operating income, it will receive a greater share of the bonus pool than a business unit that is below the operating income budget. The Committee will use the business unit allocations in its consideration of bonuses to the executive officers, based on the performance of each executive officer's business unit.

     The Management Bonus Plan for 1998 was designed with two funding components: Individual Objectives (accounting for 75% of target bonuses for non-officers and 50% for officers) and a Corporate Financial component (accounting for 25% of target bonuses for non-officers and 50% for officers). The Corporate Financial component was based on a 1998 EPS Target.

     For 1998, the EPS result was above the 1998 EPS Target. As a result, the Committee approved a total bonus fund of approximately $14.3 million for approximately 450 participating employees. The Committee then allocated this bonus pool to the business functions based on the functions' respective operating income results compared to budgeted amounts for 1998.

THE EXECUTIVE BONUS PLAN

     Through 1998, the CEO's bonus was granted under the Management Bonus Plan, discussed above. The Company approved a new Executive Bonus Plan in March 1999 to cover bonus compensation to the CEO in the years 1999 and beyond. The CEO is the only employee eligible for awards under the Executive Bonus Plan. The primary purpose of the Executive Bonus Plan is to reward, retain and motivate the Company's CEO. Incentive compensation under the plan is based on the achievement of performance objectives established by the Committee for each plan year. For 1999, the CEO's award will be based on the Company's attainment of a pre-established EPS target -- the same target approved for other managers of the Company under the Management Bonus Plan discussed above. The CEO's award is expressed as a percentage of year end annualized base salary but may not exceed $5,000,000 in any calendar year. For 1999, the CEO will receive a bonus of up to 112% of year end annualized base salary, depending on EPS performance. The Company is submitting the Executive Bonus Plan to the stockholders for approval at this Annual Meeting in order to qualify bonus payments made to the CEO for full tax deductibility. See proposal 3 at pages 30-32 of this Proxy Statement.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

     Total cash compensation is set competitively at the 50th percentile, as described in the section titled Base Salary, above, when annual operating plans and targets are achieved. Top-quartile cash compensation can be attained only if business results significantly exceed the operating plan.

INCENTIVE COMPENSATION PLAN

     The 1989 Incentive Compensation Plan (the "Incentive Plan") authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The plan has been designed to:

        - focus attention on building stockholder value through meeting longer-term financial and strategic goals;

        - link management's financial success to that of the stockholders via broad-based participation of Allergan management employees (approximately 400 managers received grants in 1999);

        - balance long-term with short-term decision making; and

        - encourage and create ownership and retention of the Company's stock.

STOCK PRICE INCENTIVE PLAN

     The Board of Directors of the Company approved the Stock Price Incentive Plan ("SPIP"), effective January 1, 1998, subject to stockholder approval. On January 2, 1998, the first trading day thereafter, the closing price of the Company's common stock on the New York Stock Exchange was $33.125. At the April 1998 meeting the stockholders of the Company approved the SPIP. At that time, the closing stock price on the New York Stock Exchange was $39.5625. The SPIP was designed to focus those executives at the Corporate Vice President or higher level on specific strategic performance targets and reward for the achievement of specified stock price goals.

     The SPIP set out two levels of performance. If the stock price reached $50 per share for 20 consecutive trading days (as measured by the closing price on the NYSE) within a three-year performance period, each participant would receive 100% of base salary. If the stock price reached $60 under the same criteria, each participant would receive 200% of base salary. The SPIP provided that payments could be made in cash or Allergan Common Stock at the discretion of the Committee.

     In 1998, the stock price met both levels of performance, and the Committee authorized payments to eligible officers in accordance with the SPIP. Footnote 4 to the Summary Compensation Table on page 16 of this Proxy Statement provides information regarding awards for the named executive officers. Having paid all authorized awards under the SPIP, the Committee has not awarded, and may not award, any future compensation under the SPIP.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to the CEO and any of its four other most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board committee that establishes such goals consists only of "outside directors." Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

     All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

     The 1989 Incentive Compensation Plan, as amended, approved by the stockholders in April 1996, was designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended. A further amendment to the Incentive Compensation Plan is being submitted for stockholder approval at this Annual Meeting in order to make option grants of up to 400,000 options in any calendar year to any executive officer eligible as performance-based compensation. The Allergan, Inc. Stock Price Incentive Plan, approved by Company's stockholders in April 1998, was also designed to meet such performance-based criteria, as was the Executive Bonus Plan, which is being submitted for stockholder approval at this Annual Meeting in order to meet the
Section 162(m) requirements.

COMMITTEE ACTIVITIES

     In 1998, the Committee had four formal meetings as well as many interim discussions. The following summarizes the Committee's major activities:

        - Evaluated CEO performance.

        - Reviewed and determined 1998 salary increases for each corporate officer based on the officer's performance.

        - Determined 1997 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 1998 Management Bonus Plan's corporate financial objective.

        - Reviewed and recommended 1998 stock awards for executive officers as well as for other participants, totaling approximately 300.

        - Reviewed management development and succession plans.

        - Approved the Voluntary Early Retirement Plan and related amendments to the Allergan, Inc. Pension Plan, Employee Stock Ownership Plan, and Executive Deferred Compensation Plan.

        - Recruited the new Corporate Vice President and President, Latin America Region.

        - Monitored stock performance and approved compensation under the Stock Price Incentive Plan.

        - Recommended the election of 1998 corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

        - Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The President and Chief Executive Officer is expected to hold five times his salary in Company stock; and the guideline for Corporate Vice Presidents is two times salary.

        - Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

     The Company, with the approval of the Committee, has retained the services of Towers Perrin, a Human Resources consulting firm, since 1989 to provide advice and review the reasonableness of compensation paid to executive officers of the Company. The Committee has independent access to Towers Perrin. As part of its services, Towers Perrin reviewed and, as appropriate, provided recommendations with respect to the Incentive Plan, Management Bonus Plan and Executive Bonus Plan.

SALARY INCREASES

     The named executive officers received an average salary increase of 10.7% effective February 1, 1999 to reflect competitive market conditions, performance and contributions.

MANAGEMENT BONUS PLAN AWARDS

     At the January 1999 meeting, the Committee approved bonus awards for executive officers, as described above. Mr. Pyott, the President and CEO, received a Management Bonus Plan award of $700,000, based on the Committee's assessment of Mr. Pyott's achievements of his objectives for 1998. The Committee noted particularly the Company's profitable growth during 1998, Mr. Pyott's effective creation and implementation of strategic plans and organizational restructuring, his successful recruiting efforts to fill key positions, and his efforts to reduce operating expense ratios on a global basis.

LONG-TERM INCENTIVE GRANTS

     At the January 1998 meeting, the Committee considered long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically based upon a comparison of Allergan to survey data for over 200 companies prepared and analyzed by Towers Perrin in order to approximate the 75th percentile level compensation if the Company is successful and that success results in increased stock prices.

     The Committee approved grants to Mr. Pyott of 61,000 nonqualified stock options and 10,000 shares of restricted stock effective in December 1997 under the Incentive Plan in connection with Mr. Pyott's hiring. And, in January 1998, in connection with the Company's annual grant under the Incentive Plan, Mr. Pyott received 61,000 additional non-qualified stock options, which was equal to the guideline amount for the position. The Committee was influenced by, among other things, competitive compensation requirements necessary to recruit and hire Mr. Pyott, Mr. Pyott's successful transition to Allergan, his effective organizational and communications skills and his prompt actions to create strategic plans for the Company.

     In the case of each of the other named executives, the stock award was within the Company's guideline and reflects the assessment of individual performance as well as the performance of the Company as discussed in the previous paragraph. In determining the specific award to the CEO and each of the other named executives, the Committee considers a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

PREMIUM-PRICED OPTION GRANTS

     Based on the success of the SPIP, the Committee initiated a successor incentive plan in March 1999 for the Company's CEO and Corporate Vice Presidents. The purpose of this plan is to solidify the Company's management behind a common and clearly stated goal (stock performance) and to provide aggressive incentives to achieve substantial gains. The successor plan is not a new incentive plan but is rather a grant of premium-priced stock options under the Incentive Plan, using shares currently available for grant. Rather than awarding cash and/or stock upon the attainment of stock price goals (as the SPIP was designed), this Committee awarded the recipients nonqualified stock options with an exercise price of $110 (the "Premium Options"), which is more than $40 higher than the exercise price of options granted in January 1999 as part of the Company's annual grant and $26 higher than the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. The Premium Options vest on the earlier of October 1, 2000 or the date that the closing price of the Company's Common Stock on the New York Stock Exchange reaches $120 or more. The Premium Options expire on February 28, 2001. The Committee granted 200,000 Premium Options to the CEO and 100,000 to each of the Company's eight Corporate Vice Presidents, with an additional 100,000 granted to a new chief financial officer once the position is filled, effective on the first day of his or her employment. Because the Committee granted 121,000 market-priced options to the CEO in January 1999 as part of the annual grant, the grant of 200,000 Premium Options to the CEO is subject to the approval by the stockholders at this meeting of the proposal to increase the maximum shares issuable under the Incentive Plan in any one calendar year to any executive officer from 200,000 to 400,000 shares. See Proposal 2 at pages 25-30 of this Proxy Statement.

                                          Organization and Compensation
                                          Committee,

                                          Mr. William R. Grant, Chairman
                                          Dr. Herbert W. Boyer
                                          Mr. Michael R. Gallagher
                                          Ms. Karen R. Osar

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Company's Organization and Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. There are no compensation committee interlocks between the Company and other entities involving Allergan executive officers and Allergan Board members who serve as executive officers of such other entities.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Health Care (Diversified) Index for the period beginning December 31, 1993 and ending December 31, 1998. The graph assumes that all dividends have been reinvested.

                                                                                                             S&P HEALTH CARE
                                                        ALLERGAN                     S&P 500                   DIVERSIFIED
                                                        --------                     -------                 ---------------
12/93                                                      100                         100                         100
12/94                                                      127                         103                         118
12/95                                                      148                         143                         176
12/96                                                      164                         178                         225
12/97                                                      157                         239                         331
12/98                                                      312                         295                         463

                      APPROVAL OF THE AMENDED AND RESTATED
                        1989 INCENTIVE COMPENSATION PLAN

                                   PROPOSAL 2

GENERAL

     The Company's Board of Directors has approved an amendment to the 1989 Incentive Compensation Plan ("Incentive Plan"), subject to approval by the Company's stockholders. The Incentive Plan was adopted in 1989 and was amended with stockholder approval in 1992 and 1996. The proposed amendment will modify the Incentive Plan to increase the maximum number of shares with respect to which options may be granted to an executive officer in any given calendar year from 200,000 to 400,000. The purpose of the amendment is to increase this limit in order to provide more meaningful incentive opportunities for Incentive Plan participants. The Company is seeking stockholder approval of the amendment to conform the amended portions of the Incentive Plan to the deductibility requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The following is a summary of the principal features of the Incentive Plan, as the plan has been in effect and reflecting the proposed increase in the annual option grant maximum. This summary is qualified by and subject to the actual provisions of the form of amended and restated Incentive Plan attached to this Proxy Statement as Exhibit B.

PURPOSE AND ELIGIBILITY

     The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by affording to key management and any other employees of the Company and its subsidiaries an opportunity to acquire or increase a proprietary interest in the Company or to otherwise benefit from the success of the Company through the grant of stock options, restricted stock, stock appreciation rights, stock payments, performance awards or other awards granted or sold under the Incentive Plan ("Incentive Award"). The Company thereby seeks to attract, retain and motivate those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

     All regular, full-time employees of the Company who are key employees of the Company, as determined by the Committee, are eligible to receive an Incentive Award under the Incentive Plan. Currently, it is estimated that approximately 350 persons are eligible for selection.

ADMINISTRATION, AMENDMENT AND TERMINATION

     The Incentive Plan is administered by a committee of two or more persons appointed by the Company's Board of Directors ("Committee"). The Committee has the authority to interpret the Incentive Plan, determine the terms and conditions of Incentive Awards and make all other determinations necessary and/or advisable for the administration of the Incentive Plan. The Committee may, with the consent of a participant, amend the terms of any existing Incentive Award previously granted to such participant. The Committee also has authority to prescribe, amend and rescind rules and regulations relating to the Incentive Plan. The Board of Directors has designated the Organization and Compensation Committee as the Committee.

     The Board of Directors may alter, amend, suspend or terminate the Incentive Plan at any time. However, no such action may increase the maximum number of shares that may be sold or issued under the Incentive Plan or alter the class of eligible participants without the approval of the stockholders. No amendment, suspension or termination of the Incentive Plan will, without the consent of the participant or except as otherwise provided in the Incentive Plan or in the statement evidencing the grant of the Incentive Award, alter, terminate, impair or adversely affect any right or obligation under any Incentive Award previously granted. No Incentive Award may be granted under the Incentive Plan after the date of termination of the Incentive Plan, but such termination shall not affect any Incentive Award previously granted.

DIVIDEND EQUIVALENTS

     At the discretion of the Committee, and at no additional cost, an amount payable in cash, Common Stock or a combination thereof may be granted to a holder of a stock option, stock appreciation right or other Incentive Award denominated in shares of Common Stock that is equivalent to the amount of dividends paid to stockholders with respect to a number of shares of Common Stock equal to the number of shares upon which such Incentive Award is based.

OPTIONS

     Stock options granted under the Incentive Plan may be incentive stock options intended to qualify under the provisions of Code Section 422 ("ISO") or nonqualified stock options which do not so qualify. The exercise price of Common Stock that is subject to an option will be determined by the Committee at the date such option is granted. The exercise price may be less than the fair market value on the date of grant of the Common Stock subject to an option; however, the exercise price for an ISO may not be less than the fair market value on the date of grant of the Common Stock subject to such ISO. Options may be exercised as determined by the Committee provided that an ISO may not be exercised after ten years from the date of grant.

PERFORMANCE AWARDS

     Awards, payable in cash, Common Stock or a combination thereof, the terms and conditions of which may be determined by the Committee at the time of grant ("Performance Awards") may be granted under the Incentive Plan. The Committee shall determine the performance criteria to be utilized to calculate the value of the Performance Awards, the term of such Performance Awards, the event or events giving rise to the right to payment of a Performance Award, and the form (cash and/or Common Stock) and time of payment of Performance Awards.

RESTRICTED STOCK

     An award of Common Stock which is the subject of an Incentive Award and which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in the Incentive Plan and in any statement evidencing the grant of such Incentive Award ("Restricted Stock") may be granted by the Committee. The Committee shall determine the purchase price (if any), terms of payment of the purchase price, restrictions upon the Restricted Stock and when such restrictions shall lapse.

     The following restrictions, among others which may be imposed upon Restricted Stock by the Committee, will lapse in accordance with the schedule or other conditions as are determined by the Committee: a restriction on transferability; a requirement that certificates representing Restricted Stock remain in the physical custody of an escrow holder or the Company; and a requirement that each certificate representing Restricted Stock contain a restrictive legend.

STOCK APPRECIATION RIGHTS

     The Committee may approve the grant of a right to receive a number of shares of Common Stock or, in the discretion of the Committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares subject to the right during such period as is specified by the Committee ("SAR"). The Committee may approve the grant of SARs related or unrelated to stock options. Upon exercise of an SAR granted in connection with a stock option granted under the Incentive Plan, the holder of the related option will surrender such option (or any portion thereof to the extent unexercised) with respect to the number of shares as to which such SAR is exercised and will receive payment of an amount computed pursuant to the Incentive Plan.

     Subject to any conditions on the exercise of the SAR that may be imposed by the Committee at the time such SAR is granted, an SAR granted in connection with a stock option will be exercisable at such time or times, and only to the extent that, the related stock option is exercisable, and will not be transferable except to the extent that such related option may be transferable.

STOCK PAYMENTS

     The Committee may approve payments in shares of the Company's Common Stock to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to any regular, full-time employee of the Company in cash.

TERMINATION OF EMPLOYMENT

     Except as otherwise provided in a written agreement between the Company and the participant, options and SARs expire (i) at the date of termination if the participant's employment with the Company is terminated for cause; (ii) three months following termination of employment (but in no event later than the date of expiration of the option or SAR in accordance with its terms) in the event of termination for any reason other than for cause, death, disability or retirement; (iii) twelve months following termination of employment in the event of termination for death or disability; and (iv) three years following termination of employment (but in no event later than the date of expiration of the option or SAR in accordance with its terms) in the event of termination for retirement. The Committee has the authority to designate longer, and in certain circumstances, shorter periods to exercise options or SARs following a participant's termination of employment and may accelerate the vesting of all or any portion of any option and/or right that is unexercisable on or prior to the date of the participant's termination from employment.

     With respect to Performance Awards, if a participant's employment with the Company is terminated for any reason other than retirement, death or disability prior to the event or events giving rise to the right to payment of a Performance Award, all of the participant's rights under the Performance Award shall expire and terminate unless otherwise determined by the Committee. The Committee may determine what portions, if any, of a Performance Award should be paid to a participant whose employment has been terminated by reason of death, disability or retirement.

     With respect to Restricted Stock, unless otherwise determined by the Committee, upon a participant's termination of employment for any reason, all of the participant's Restricted Stock remaining subject to restrictions on the date of termination of employment shall be repurchased by the Company at the purchase price, if any, paid by the participant for the Restricted Stock.

SECURITIES SUBJECT TO INCENTIVE PLAN

     The aggregate number of shares of Common Stock issuable under the Incentive Plan during any calendar year shall be up to 1.5% of the number of shares of Common Stock outstanding on December 31 of the year preceding the applicable year, plus any unused shares from prior years. Shares subject to the unexercised portion of any Incentive Award that expire, terminate or are canceled and shares issued pursuant to an Incentive Award that are reacquired by the Company will again become available for the grant of further Incentive Awards under the Incentive Plan. ISOs will be subject to the lesser of the maximum annual percentage limitation for all Incentive Awards and a maximum cumulative limitation of 5,000,000 shares.

     The Incentive Plan, as proposed to be amended, provides that the maximum number of shares with respect to which options may be granted under the Incentive Plan to an executive officer in any given calendar year shall not exceed 400,000 shares.

     The Common Stock to be issued under the Incentive Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     The maximum number of shares issuable under the Incentive Plan during any calendar year, the number and kind of shares or other securities subject to then outstanding Incentive Awards, and the price for each share or other unit of any other securities subject to then outstanding Incentive Awards, will be appropriately and proportionately adjusted to reflect mergers, consolidations, sales or exchanges of all or substantially all of the properties of the Company, reorganizations, recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits, spin-offs or other distributions with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock) or a reduction in the value of the outstanding shares of Common Stock by reason of an extraordinary cash dividend.

     Except as otherwise expressly provided in the statement evidencing the grant of an Incentive Award, upon the occurrence of a "change in control" of the Company, any outstanding Incentive Award not theretofore exercisable, payable or free from restrictions as the case may be, shall immediately become exercisable, payable or free from restrictions, as the case may be, in its entirety and any shares of Common Stock acquired pursuant to an Incentive Award which are not fully vested shall immediately become fully vested. A "change in control" for this purpose occurs if: (i) any person or group becomes the beneficial owner of 50% or more of the Company's outstanding voting securities; (ii) a change occurs in the majority of the incumbent directors (except for changes approved by such members); (iii) a merger or other business combination involving the Company is approved by stockholders (other than a merger or other transaction in which (A) the Company's stockholders immediately prior to such transaction would continue to own 50% or more of the outstanding voting securities of the Company or successor after the transaction is consummated and (B) no person or group becomes a 50% or more beneficial owner of Company voting securities); or (iv) a plan of complete liquidation or the sale of all or substantially all of the Company's assets is approved by stockholders.

     On March 8, 1999, the closing price of the Company's Common Stock on the New York Stock Exchange was $89.5625 per share.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief description of the federal income tax treatment which will generally apply to Incentive Awards made under the Incentive Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of an Incentive Award will depend on the specific nature of the Incentive Award. Such an Incentive Award may, depending on the conditions applicable to the Incentive Award, be taxable as an option, as restricted or unrestricted stock, as a cash payment, or otherwise. Employees that participate in the Incentive Plan are advised to consult with their own tax advisor for particular federal, as well as state and local, income and any other tax advice.

     Incentive Stock Options. Pursuant to the Incentive Plan, employees may be granted options which are intended to qualify as ISOs under the provisions of
Section 422 of the Code. Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or the exercise of an ISO. However, if the optionee sells the shares acquired upon the exercise of an ISO ("ISO Shares") at any time within (a) one year after the date of transfer of ISO Shares to the optionee pursuant to the exercise of such ISO or (b) two years after the date of grant of such ISO, then (1) the optionee will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, (2) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of such ISO, (3) the optionee will recognize capital loss equal to the excess, if any, of the exercise price of such ISO over the sales price of the ISO Shares, and (4) the Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the ISO Shares at any time after the optionee has held the ISO Shares for at least (i) one year after the date of transfer of the ISO Shares to the optionee pursuant to the exercise of the ISO and (ii) two years after the date of grant of the ISO, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and the Company will not be entitled to any deduction.

     The amount by which the fair market value of the ISO Shares received upon exercise of an ISO exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee's "alternative minimum taxable income" ("AMTI") in the year of exercise. The "alternative minimum tax" imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual's AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

     Nonqualified Options. The grant of an option or other similar right to acquire stock which does not qualify for treatment as an ISO (a "Nonqualified Option") is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of the exercise) over the exercise price of such option, and the Company will be entitled to a tax deduction equal to such amount. See "Special Rules for Incentive Awards Granted to Insiders,"below.

     Special Rules for Incentive Awards Granted to Insiders. If the grant of an option is not approved by the Board of Directors or a committee of the Board of Directors that is composed solely of two or more "non-employee directors" (as such term is defined under Rule 16b-3 of the Exchange Act), and if an optionee is a director, officer or stockholder subject to Section 16 of the Exchange Act (an "Insider") and exercises an option within six months of the date of grant, the timing of the recognition of any ordinary income should be deferred until (and the amount of ordinary income should be determined based on the fair market value (or sales price in the case of a disposition) of the shares of Common Stock upon) the earlier of the following two dates (the "16(b) Date"): (i) six months after the date of grant or (ii) a disposition of the shares of Common Stock, unless the Insider makes an election under Section 83(b) of the Code (an "83(b) Election") within 30 days after exercise to recognize ordinary income based on the value of the Common Stock on the date of exercise. In addition, special rules apply to an Insider who exercises an option having an exercise price greater than the fair market value of the underlying shares on the date of exercise. Insiders are advised to consult their tax advisors to determine the tax consequences to them of exercising options granted to them pursuant to the Incentive Plan.

     Restricted Stock. Incentive Awards under the Incentive Plan may also include the grant of Restricted Stock. Unless the recipient makes an 83(b) Election as discussed above within 30 days after the receipt of the Restricted Stock, the recipient generally will not be taxed on the receipt of Restricted Stock until the restrictions on such stock expire or are removed. When the restrictions expire or are removed, the recipient will recognize ordinary income (and the Company will be entitled to a deduction) in an amount equal to the excess of the fair market value of the stock at that time over the purchase price. However, if the recipient makes an 83(b) Election within 30 days of the receipt of Restricted Stock, he or she will recognize ordinary income (and the Company will be entitled to a deduction) equal to the excess of the fair market value of the stock on the date of receipt (determined without regard to vesting restrictions) over the purchase price. In the case of an Insider (as defined above), the timing of income recognition (including the date used to compute the fair market value of stock) with respect to Restricted Stock may be deferred until the 16(b) Date, as described in "Special Rules for Incentive Awards Granted to Insiders" above, unless the Insider makes a valid 83(b) Election.

     Stock Appreciation Rights. Recipients of SARs generally do not recognize income upon the grant of such rights. When a participant elects to receive payment of an SAR, the participant recognizes ordinary income in an amount equal to the cash and fair market value of shares of Common Stock received, and the Company is entitled to a deduction equal to such amount.

     Performance Awards, Dividends, and Dividend Equivalents. A payment made under a Performance Award (e.g., stock and cash bonuses), dividends, and dividend equivalent payments are taxable as ordinary income when actually or constructively received by the recipient. As to any Performance Award paid in Common Stock, the amount taxable as ordinary income is the aggregate fair market value of the Common Stock determined as of the date received. The Company is entitled to deduct the amount of a Performance Award, dividends, and dividend equivalent payments when such amounts are taxable as compensation to the recipient.

     Miscellaneous Tax Issues. Incentive Awards may be granted under the Incentive Plan which do not fall clearly into the categories described above. The federal income tax treatment of these Incentive Awards will depend upon the specific terms of such awards. Generally, the Company will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with Incentive Awards made under the Incentive Plan.

     Special rules will apply in cases where a recipient of an Incentive Award pays the exercise or purchase price of the Incentive Award or applicable withholding tax obligations under the Incentive Plan by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the Incentive Award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

     The terms of the agreements pursuant to which specific Incentive Awards are made to employees under the Incentive Plan may provide for accelerated vesting or payment of an Incentive Award in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment. Recipients of Incentive Awards are advised to consult their tax advisors as to whether accelerated vesting of an Incentive Award in connection with a change of ownership or control of the Company would give rise to an excess parachute payment.

     The Company generally obtains a deduction equal to the ordinary income recognized by the recipient of an Incentive Award. The Company's deduction for such amounts (including amounts attributable to the ordinary income recognized with respect to options, Restricted Stock, SARs, and Performance Awards) may be limited under Code Section 162(m) to $1 million (per person) annually. The $1 million annual limit generally only applies to non-performance based compensation paid to the Company's CEO and its other four most highly compensated officers.

NEW PLAN AWARDS

     The Committee granted the Company's CEO 121,000 market-priced options in January 1999 as part of its annual grant under the ICP. Then, in March 1999, the Committee granted the CEO 200,000 premium-priced options, subject to the approval of this proposal by the Company's stockholders. See page 23 in this Proxy Statement for a discussion of the terms of this March 1999 grant. The 200,000 premium-priced options granted to the Company's CEO are not currently "in the money."

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting of Stockholders and entitled to vote is required for approval of the proposed amendment and restatement of the Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 1989 INCENTIVE COMPENSATION PLAN.

              APPROVAL OF THE ALLERGAN, INC. EXECUTIVE BONUS PLAN,
                PERFORMANCE OBJECTIVES AND MAXIMUM AWARD AMOUNT

                                   PROPOSAL 3

GENERAL

     The Company's Board of Directors has approved an Executive Bonus Plan ("EBP") regarding annual bonuses to be paid to the Company's Chief Executive Officer ("CEO"). Prior to 1999, the Company paid annual bonuses to the CEO under the Management Bonus Plan. The Company's Board of Directors has approved the EBP as a separate plan for the CEO's bonus and is seeking stockholder approval of the EBP to enable the Company to meet the tax deductibility requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Important features of the EBP that stockholders are being requested to approve are the quantifiable performance objectives for the EBP and a maximum award limit of $5,000,000 in any calendar year under the EBP.

     The following is a summary of the principal features of the EBP. The summary is qualified by and subject to the actual provisions of the form of EBP attached to this Proxy Statement as Exhibit C.

SUMMARY OF THE EXECUTIVE BONUS PLAN

     The primary purpose of the EBP is to retain and motivate the Company's CEO, upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends. In addition, a goal of the EBP is to reward the CEO for contributions to increased stockholder value through the successful accomplishment of specific financial objectives. The Company's Board of Directors has approved the EBP as a separate plan for the CEO in order to permit the Company to deduct from its taxes compensation paid to the CEO in the form of bonus. Without stockholder approval of the EBP, bonus compensation paid to the CEO in 2000 (for performance in 1999) and beyond will count toward the $1 million tax deductibility limit, and the Company is likely to lose a substantial tax benefit.

     The EBP is administered by the Organization & Compensation Committee of the Board of Directors (the "Committee"). The EBP limits the constituency of the Committee to directors who are considered outside directors for purposes of Code
Section 162(m). Under the terms of the EBP, only the CEO of the Company is eligible for participation. Incentive compensation under the EBP is based on the achievement of performance objectives established by the Committee for each plan year. Until further notice and resubmission to stockholders for approval, the performance objectives will be based on any of the following criteria, either alone or in any combination, and measured either on an absolute basis, relative basis against a pre-established target, and/or peer group, or prior year's performance as the Committee determines:

        - revenue (sales)

        - cash flow

        - earnings per share (including earnings before interest, taxes and amortization)

        - return on equity

        - total stockholder return

        - return on capital

        - return on assets or net assets

        - income or net income

        - operating income or net operating income

        - operating profit or net operating profit

        - operating margin

        - market share

        - employee satisfaction

     These criteria will have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify:

        - extraordinary, unusual or non-recurring items

        - effects of accounting changes

        - effects of financing activities

        - expenses for restructuring or productivity initiatives

        - other non-operating items

        - spending for acquisitions and

        - effects of divestitures

     Any such qualifying performance objectives or combination of such objectives may apply to the CEO's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. No later than 90 days from the beginning of each plan year, the Committee will establish, in writing, a minimum target for the performance objectives which must be achieved in order for any award to be earned, maximum targets above which no additional awards will be earned, and the formula for computing the award if such target is achieved.

     Under the EBP, if the Committee determines that the established targets are no longer suitable due to changes in circumstances affecting the Company, the Committee will have sole discretion during the plan year to modify these targets; provided, however, that no such adjustment will decrease the minimum target applicable to the CEO, or otherwise have the potential effect of increasing the amount of compensation payable to the CEO upon the attainment of the original targets.

     The CEO receives compensation under the EBP based on a formula. Pursuant to this formula, the CEO will receive a minimum percentage of year end annualized base salary if the minimum targeted performance objective is achieved. The percentage of base salary increases to a maximum percentage of year end annualized base salary if the maximum targeted performance objective is achieved. In no event can the maximum compensation paid to the CEO under the EBP exceed $5,000,000 in any calendar year.

     If the performance objectives are satisfied, the Committee shall certify in writing, prior to the payment of any performance award, that such objectives were satisfied. Awards under the EBP which are based on achieving certain performance objectives, the amount of which are determined by formula, will qualify as performance-based compensation, assuming stockholder approval of the EBP is obtained. However, the EBP does not limit the Committee's authority to grant additional bonus awards to the CEO outside of the EBP. Any such additional awards would not qualify as performance-based compensation for purposes of Code
Section 162(m) and would be subject to the $1 million deduction limitation.

     Under the terms of the EBP, if the CEO's employment with the Company is terminated for any reason other than retirement, death or disability prior to the end of the plan year, all of the CEO's rights under the EBP shall expire unless otherwise determined by the Committee. The Committee may determine what portions, if any, of the CEO's bonus under the EBP should be paid if the CEO's employment has been terminated by reason of death, disability or retirement.

     If a change in control (as defined in the 1989 Incentive Compensation Plan) occurs after the close of an EBP plan year, the CEO will be paid a bonus based on performance in relation to the performance objectives. If a change in control occurs during an EBP plan year, the CEO will be paid a bonus prorated to the effective date of the change in control, and all performance objectives will be deemed to be met at the greater of 100% of the target or the actual prorated year-to-date performance. The CEO must be employed by the Company or its successor on the effective date of the change in control in order to receive the prorated payment, unless the CEO's employment is terminated for retirement, death or disability or otherwise without cause.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting of Stockholders and entitled to vote is required for approval of the EBP, including its performance objective criteria and maximum award limitation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ALLERGAN, INC. EXECUTIVE BONUS PLAN AND ITS PERFORMANCE OBJECTIVE CRITERIA AND MAXIMUM AWARD LIMITATION.

                              INDEPENDENT AUDITORS

     KPMG LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1998. Representatives of KPMG LLP are expected to be present at the stockholders' meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. The Board of Directors selects the independent public accountants, typically during the third or fourth quarter of the fiscal year.

                                 ANNUAL REPORT

     The Annual Report to Stockholders for the year ended December 31, 1998 accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material. The Company will provide, without change, a copy of its most recent Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 2000 proxy solicitation materials must, in addition to other applicable requirements, set forth such proposal in writing and send the proposal to the Secretary of the Company so that it is received on or before November 17, 1999.

                                 OTHER BUSINESS

PRESENTED BY MANAGEMENT

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the annual meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

PRESENTED BY STOCKHOLDERS

     Pursuant to the Company's Restated Certificate of Incorporation only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than ten days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business.

                                          By Order of the Board of Directors
                                          /s/ FRANCIS R. TUNNEY, JR.
                                          Francis R. Tunney, Jr.
                                          Secretary

March 23, 1999
Irvine, California

                                                                       EXHIBIT A

                                 Allergan, Inc.

                             FINANCIAL INFORMATION

                                                              PAGE
                                                              -----
MANAGEMENT'S DISCUSSION AND ANALYSIS........................    A-2
CONSOLIDATED BALANCE SHEETS.................................   A-16
CONSOLIDATED STATEMENTS OF OPERATIONS.......................   A-17
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY.............   A-18
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................   A-19
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................   A-20
REPORT OF MANAGEMENT........................................   A-38
INDEPENDENT AUDITORS' REPORT................................   A-39
QUARTERLY RESULTS...........................................   A-40
SELECTED FINANCIAL DATA.....................................   A-41

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR
                 THE THREE-YEAR PERIOD ENDED DECEMBER 31, 1998

     This financial review presents the operating results for Allergan, Inc. for each of the three years in the period ended December 31, 1998, and its financial condition at December 31, 1998. This review should be read in connection with the information presented in the Consolidated Financial Statements and the related Notes to the Consolidated Financial Statements.

     Allergan, Inc. (the Company), headquartered in Irvine, California, is a technology driven, global health care company providing specialty pharmaceutical products worldwide. The Company develops and commercializes products in the eye care dermatological and movement disorder pharmaceutical, ophthalmic surgical device, and over-the-counter contact lens care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients' lives.

     Incorporated in 1948, the Company employs approximately 6,000 professionals around the world. The Company is a pioneer in specialty pharmaceutical research, targeting products and technologies related to specific disease areas such as glaucoma, retinal disease, cataracts, dry eye, psoriasis, acne, photodamage, movement disorders, metabolic disease, and various types of cancer. With 1998 sales in excess of $1.25 billion, the Company is an innovative leader in therapeutic and over-the-counter products that are sold in more than 100 countries around the world.

     The Company operates in four regions: North America, Latin America, Europe and Asia Pacific. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     In each region, the Company markets products in three product segments:
Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical segment produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical segment produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care segment produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure the marketing strategy for consistent execution of products in all geographic operating segments.

     In 1998, 1997 and 1996, the Company participated in the following research and development collaboration activities:

     In July 1998, the Company entered into a multi-year research and development collaboration with the Parke-Davis Pharmaceutical Research Division of Warner-Lambert Company to identify, develop and commercialize up to two retinoid compounds. The Company received a payment at the time of the agreement, and could receive a total of up to $104 million in payments relating to development of the two compounds. In addition, the Company will receive royalties on sales of developed products.

     In July 1998, the Company entered into an agreement with Santen Pharmaceutical Co., Ltd. (Santen) granting Santen distribution rights in Japan for brimonidine, a compound marketed by Allergan under the brand name Alphagan(R). The Company will manufacture brimonidine for Santen. Santen is responsible for development, registration and approval of brimonidine in Japan. The Company received a payment on signing the agreement, and is entitled to receive development milestone payments and a percentage of future product sales.

     In March 1998, the Company formed Allergan Specialty Therapeutics, Inc.
(ASTI) to conduct research and development of potential pharmaceutical products based primarily upon the Company's retinoid and neuroprotective technologies. The Company contributed $200 million and certain related technologies to ASTI. The Company then distributed the stock of ASTI in a dividend to the Company's stockholders.

     In November 1997, the Company and Ligand Pharmaceuticals, Incorporated (Ligand) divided the technologies within Allergan Ligand Retinoid Therapeutics, Inc. (ALRT) after Ligand purchased ALRT from its shareholders. ALRT was formed in 1995 to conduct research related to small molecule retinoid products. The Company and Ligand provided contract research services to ALRT during its operation.

     In September 1997, the Company and ACADIA Pharmaceuticals Inc. entered into a collaboration of discovery efforts on five potential drug targets including the prostanoid and alpha adrenergic receptors. The Company invested $6 million in ACADIA Pharmaceuticals, and will pay ACADIA up to $12.5 million for the first product developed for each receptor target. Upon commercialization of products, the Company will pay ACADIA royalties on product sales.

     In November 1996, the Company and Cambridge NeuroScience, Inc. entered into a collaboration to develop treatments for glaucoma and other ophthalmic diseases based on ion channel blocking technology. The Company invested $3 million in Cambridge NeuroScience common stock, and will pay Cambridge NeuroScience $3 million for collaborative research over a three-year period. The Company assigned its collaborative rights to ASTI. ASTI is obligated to make all payments to Cambridge NeuroScience, Inc. subsequent to the date of assignment.

     In October 1996, the Company and SUGEN, Inc. entered into an exclusive collaboration to identify compounds for the treatment of ophthalmic diseases utilizing SUGEN's proprietary signal transduction inhibition technology. The Company invested $7 million in SUGEN common stock, and paid SUGEN $2 million in technology fees which were charged to research and development in 1996. In addition, the Company will pay $4.5 million in collaborative research fees over a three-year period. In the third quarter of 1998, the Company assigned its collaborative rights to ASTI. ASTI is obligated to make all payments to SUGEN, Inc. subsequent to the date of assignment.

RESULTS OF OPERATIONS

  Net Sales

     Net sales for 1998 were $1.262 billion, which was an increase of $123.7 million or 11% over 1997. Foreign currency fluctuations in 1998 decreased sales by $27.8 million or 2% as compared to average rates in effect through 1997. Excluding the impact of foreign currency fluctuations, sales increased by $151.5 million or 13% over 1997.

     Net sales for 1997 were $1.138 billion, which was a decrease of $9.0 million or 1% from 1996. Foreign currency fluctuations in 1997 decreased sales by $46.0 million or 4% as compared to average rates in effect through 1996. Excluding the impact of foreign currency fluctuations, sales increased by $37.0 million or 3% over 1996.

     The following table sets forth, for the periods indicated, net sales by major product line.

                                                   YEAR ENDED DECEMBER 31,
                                               --------------------------------
                                                 1998        1997        1996
                                               --------    --------    --------
                                                         IN MILLIONS
Specialty Pharmaceuticals:
  Eye Care Pharmaceuticals...................  $  505.3    $  408.5    $  425.1
  Skin Care..................................      80.6        80.6        64.7
  Botox/Neuromuscular........................     125.3        90.1        67.2
                                               --------    --------    --------
          Total..............................     711.2       579.2       557.0
Medical Devices and OTC Product Lines:
  Ophthalmic Surgical........................     193.6       182.2       184.0
  Contact Lens Care..........................     356.9       376.6       406.0
                                               --------    --------    --------
          Total..............................     550.5       558.8       590.0
                                               --------    --------    --------
     Total Product Net Sales.................  $1,261.7    $1,138.0    $1,147.0
                                               ========    ========    ========
Domestic.....................................      46.2%       42.8%       41.4%
International................................      53.8%       57.2%       58.6%

     Historically, the Company has used special sales and promotional incentives to wholesalers to promote the sale of eye care pharmaceuticals and skin care pharmaceuticals. A curtailment of these special programs in the United States in 1997 reduced wholesaler inventories and net sales by approximately $17 million or 1.5% of net sales for 1997 in comparison with comparable 1996 amounts.

  Eye Care Pharmaceutical Sales

     Eye Care pharmaceutical sales include a broad range of products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye. Eye Care pharmaceutical sales increased by 24% in 1998 compared to 1997 after decreasing by 4% in 1997 compared to 1996.

     United States sales increased by $76.9 million, or 41%, while international sales increased $19.9 million, or 9%, in 1998 compared to 1997. Excluding the impact of foreign currency changes, international sales increased $27.7 million, or 12% in 1998, compared to 1997. U.S. sales increased primarily as a result of increases in sales of Alphagan(R), Ocuflox(R) and Acular(R) ophthalmic solutions. Sales of Alphagan(R) ophthalmic solution in the United States were $87.2 million in 1998 compared to $46.3 million in 1997 and $5.0 million in 1996. Alphagan(R) was introduced in late 1996. The increase in international sales in 1998 was primarily the result of an increase in sales of Alphagan(R) ophthalmic solution.

     United States sales decreased by $5.0 million while international sales decreased $11.6 million in 1997 compared to 1996. Excluding the impact of foreign currency changes, international sales were unchanged in 1997 compared to 1996. The decrease in U.S. sales was primarily the result of the reduction in 1997 in inventories held by wholesalers. In addition, sales of certain glaucoma and anti-infective products decreased significantly due to generic competition. The decreases were offset by growth in sales of Alphagan(R) ophthalmic solution.

  Skin Care Sales

     Skin Care sales include products for acne, psoriasis and other prescription and over the counter dermatological products. Skin care product sales in 1998 were $80.6 million, the same amount as in 1997. Sales increased by $15.9 million or 25% in 1997 compared to 1996. Sales growth in 1997 was driven by $16.2 million in sales of Tazorac(R) (Zorac(R)), a topical gel used to treat psoriasis and acne, which was introduced in 1997. Growth in 1997 was negatively impacted by the reduction in wholesaler inventories and a decrease in sales of anti-fungal products.

  Botox/Neuromuscular Sales

     Botox(R) (Botulinum Toxin Type A) Purified Neurotoxin Complex is the Company's product for movement disorders. Botox(R) sales increased by 39% to $125.3 million in 1998 compared to 1997. Sales in 1997 increased by 34% from 1996. United States sales increased by 36%, while international sales increased by 45%, in 1998 compared to 1997. Excluding the impact of foreign currency changes, international sales increased 52% in 1998, compared to 1997. Sales in both the U.S. and international markets increased in both years as a result of broader therapeutic usage of Botox(R) and increased market penetration.

  Ophthalmic Surgical Sales

     Surgical sales represent products for the ophthalmic surgical market, including intraocular lenses (IOLs), phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. Surgical sales increased by 6% in 1998 compared to 1997 after decreasing by 1% in 1997 compared to 1996. Domestic sales increased by 11% in 1998 and 2% in 1997, while sales in international markets increased by 2% in 1998 and decreased by 3% in 1997. Domestic sales increased primarily as a result of increased sales of IOLs. IOL sales have increased as the product mix has shifted from PMMA IOLs to foldable IOLs implanted using less invasive small incision surgery. During 1996, surgical sales were negatively impacted by the initiation of a limited voluntary recall of certain IOLs in the first quarter. Competitive pressures resulted in a decline in average selling prices of IOLs in 1997 in both the United States and international markets. In addition, sales in international markets decreased by 6 percentage points in 1998 and 8 percentage points in 1997 from the impact of foreign currency fluctuations.

  Contact Lens Care Sales

     Contact Lens Care sales decreased by 5% from 1997 to 1998 and decreased by 7% from 1996 to 1997. Domestic sales decreased by 13% in 1998 and by 10% in 1997. Domestic sales decreased in 1998 and 1997 as a result of decreases in sales of ancillary contact lens care products. This decrease is the result of increasing use of disposable and frequent replacement contact lenses. International lens care product sales decreased by 3% in 1998 compared to 1997 and by 6% in 1997 compared to 1996. Currency fluctuations had a negative impact on 1997 and 1998 international sales growth. Excluding currency fluctuations, international sales increased by 1% from 1997 to 1998 and by 5% from 1996 to 1997. Sales of Consept F(R) Cleaning and Disinfecting System, a Barnes Hind product acquired in 1995, increased international sales in 1998 and 1997. These increases were offset by decreases in sales of peroxide based disinfection products as consumers increased their use of lower priced one bottle cold chemical disinfection systems.

  Income and Expenses

     The following table sets forth the relationship to sales of various income statement items:

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                      1998     1997     1996
                                                      -----    -----    -----
Product net sales...................................  100.0%   100.0%   100.0%
Cost of sales.......................................   32.3     35.1     33.5
                                                      -----    -----    -----
Product gross margin................................   67.7     64.9     66.5
Research services margin............................    0.2      0.1      0.1
Other operating costs and expenses:
  Selling, general and administrative...............   40.7     40.3     39.8
  Research & development............................    9.9     11.5     10.3
  Restructuring charges.............................    5.9       --      6.1
  Asset write-offs..................................    4.6       --      0.6
  Contribution to ASTI..............................   13.6       --       --
                                                      -----    -----    -----
Operating income (loss).............................   (6.9)    13.1      9.6
Gains on investments, net...........................    4.3      1.1       --
Contribution to Allergan Foundation.................   (0.9)      --       --
Other non-operating expense, net....................   (1.1)    (0.4)    (0.2)
                                                      -----    -----    -----
Earnings (loss) before income taxes and minority
  interest..........................................   (4.6)    13.8      9.4
                                                      =====    =====    =====
Net earnings (loss).................................   (7.1)%   11.3%     6.7%
                                                      =====    =====    =====

  Gross Margins

     The Company's gross margin percentage increased by 2.8 percentage points from 64.9% in 1997 to 67.7% in 1998. The increase in gross margin percentage was primarily the result of shifts in the product mix of sales. Higher margin eye care pharmaceutical and Botox(R) Purified Neurotoxin Complex sales represented a greater percentage of 1998 sales compared to 1997. The Company's gross margin percentage decreased by 1.6 percentage points from 66.5% in 1996 to 64.9% in 1997. The decrease in gross margin was primarily the result of the negative impact of currency fluctuations. Partially offsetting the decrease, the gross margin percentage was increased by sales of newly introduced higher margin products offset by increased royalty costs.

  Selling, General and Administrative

     Selling, general and administrative expenses as a percentage of net sales increased in 1998 to 40.7% from 40.3% in 1997. The percentage increase in 1998 was primarily the result of increased product marketing costs. The increased costs were largely offset by $11.2 million in technology fees received by Allergan from ASTI in 1998, and $12.9 million from product development licensing agreements.

     Selling, general and administrative expenses as a percentage of product net sales increased in 1997 to 40.3% from 39.8% in 1996. The percentage increase in 1997 was primarily the result of product launch costs relating to Alphagan(R) ophthalmic solution and Tazorac(R)(Zorac(R)) topical gel estimated to be in excess of $23.0 million. The increased costs were partially offset by certain transactions including $9.6 million in income from sales of product rights, $7.5 million in income from settlement of a product related lawsuit, and $4.5 million in income from Ligand Pharmaceuticals Incorporated (Ligand) from the sale of rights to certain compounds in connection with the dissolution of Allergan Ligand Retinoid Therapeutics, Inc. (ALRT).

  Research and Development

     Research and development expenses decreased by 4% in 1998 to $125.4 million compared to $131.2 million in 1997 and $118.3 million in 1996. Research and development spending does not include research and development spending performed under contracts with ASTI in 1998 or ALRT in 1996 and 1997. Research and development costs in 1998 were decreased by $3.8 million as a result of recovery from ASTI of costs incurred and expensed in the fourth quarter of 1997, primarily relating to retinoid research, after the dissolution of ALRT. The 1997 increase in research and development spending is the result of increased spending on selected research opportunities. In addition, 1997 spending includes $3.4 million in net cost to acquire a portion of the assets of ALRT at its dissolution, and $3.8 million in costs of research reimbursed by ASTI in 1998, which would have been reimbursed by ALRT had it not been dissolved. Research and development expenditures are allocated to each product line, with higher rates of investments allocated to Eye Care pharmaceuticals, Botox(R) and Skin Care.

  Special Charges

     Results for 1998 and 1996 include three special charges disclosed on specific lines in the Consolidated Statements of Operations.

     The Company recorded a charge of $171.4 million in March 1998 relating to the dividend distribution of ASTI stock to the Company's stockholders. Such amount represents the excess of the $200 million contributed to ASTI by the Company over the aggregate market value of ASTI stock at the commencement of trading as an independent company.

     During 1998, the Company has recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations will result in a net workforce reduction of approximately 550 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses during the first quarter of 1998, and a review of the G&A cost structure and manufacturing capabilities during the second and third quarters.

     The restructuring charge was recorded primarily in the third quarter as most restructuring activities were announced on September 14, 1998. Certain restructuring activities in the first and second quarters totaling $7.8 million were previously reported as operating expenses in prior quarters. Severance payments were made to approximately 140 terminated employees in 1998.

     In 1998, management completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, certain real property, and certain product rights.

     During 1996, the Company recorded a $70.1 million restructuring charge, $49.7 million after taxes. The restructuring charge related to a comprehensive program anticipated to streamline operations and reduce costs through management restructuring and facilities consolidation resulting in a workforce reduction of approximately 500 people. The restructuring and facilities consolidation activities affected employees in various activities in 22 locations worldwide. The restructuring charge was recorded over the last three quarters of 1996 as employees at each location were notified of the restructuring plan and its effect on their location. Severance payments were made to approximately 75 terminated employees in 1998, approximately 140 terminated employees in 1997, and approximately 300 terminated employees in 1996.

     As the Company implemented its streamlined business plan in 1996, certain assets were determined to be of limited or no future value. The Company recorded $7.4 million in write-offs, $5.3 million after taxes, of computer hardware and software and certain intangible assets in 1996.

     The following table presents the restructuring activities through December 31, 1998:

                                                      FACILITY       ABANDONMENT
                                     PAYMENTS          CLOSURE           OF
                                   TO EMPLOYEES          AND          COMPUTER
                                   INVOLUNTARILY    CONSOLIDATION     SOFTWARE      OTHER        TOTAL
                                    TERMINATED          COSTS           COSTS       COSTS    RESTRUCTURING
                                   -------------    -------------    -----------    -----    -------------
Net additions during 1996........      34.0              29.6              --        6.5          70.1
Spending during 1996.............      (9.9)             (0.7)             --       (0.2)        (10.8)
Asset write-offs during 1996.....        --             (25.9)             --       (6.2)        (32.1)
                                       ----             -----           -----       ----         -----
Balances as of December 31,
  1996...........................      24.1               3.0              --        0.1          27.2
Spending during 1997.............      (7.6)             (3.0)             --       (0.6)        (11.2)
Adjustments during 1997..........      (0.5)               --              --        0.5            --
                                       ----             -----           -----       ----         -----
Balances as of December 31,
  1997...........................      16.0                --              --         --          16.0
Net additions during 1998........      22.7              28.9            10.6       12.6          74.8
Spending during 1998.............      (8.6)               --              --       (7.4)        (16.0)
Asset write-offs during 1998.....        --             (25.3)          (11.0)      (4.8)        (41.1)
Adjustments during 1998..........      (0.4)               --             0.4         --            --
                                       ----             -----           -----       ----         -----
Balances as of December 31,
  1998...........................      29.7               3.6              --        0.4          33.7
                                       ====             =====           =====       ====         =====

     During 1998, the Company offered an early retirement program to certain employees. The increase in pension liability resulting from this program is included in the table above as 1998 spending of other costs.

  Operating Income

     Operating income was a loss of $87.1 million, or 6.9% of product net sales in 1998. The 1998 amount includes special charges for restructuring of $74.8 million and asset write-offs of $58.5 million. In addition the 1998 amount includes the $171.4 million charge relating to the dividend distribution of ASTI stock to the Company's stockholders. Excluding the special charges in 1998, operating income was $217.6 million or 17.2% of product net sales. Operating income was $149.0 million or 13.1% of product net sales in 1997, and $110.6 million or 9.6% of product net sales in 1996. The 1996 amount included special charges for restructuring costs of $70.1 million and asset write-offs of $7.4 million. Excluding the special charges in 1996, operating income was $188.1 million or 16.4% of product net sales in 1996.

     Operating income and operating income percentage, excluding special charges in 1998, increased by $68.6 million from $149.0 million or 13.1% of product net sales in 1997 to $217.6 million or 17.2% of product net sales in 1998. Such increases were the result of the $123.7 million or 11% increase in product net sales, combined with the 2.8 percentage point increase in gross margin percentage from 1997 to 1998. Such increases were partially offset by the increase in selling, general and administrative expenses of $54.9 million or 0.4% of product net sales in 1998 compared to 1997. Operating income and the operating income percentage, excluding special charges, decreased by $39.1 million from $188.1 million or 16.4% of product net sales in 1996 to $149.0 million or 13.1% of product net sales in 1997. Such decreases were primarily the result of the decrease in gross margin of $23.6 million and the increase in research and development costs of $12.9 million.

  Net Earnings

     The Company recorded a net loss of $90.2 million in 1998 compared to net earnings of $128.3 million in 1997. The 1998 results include the charge related to the dividend of ASTI stock of $171.4 million, the restructuring charge of $50.9 million net of income taxes, and asset write-offs of $41.1 million net of income taxes. Excluding the charge related to the dividend of ASTI stock and the after tax effect of the restructuring charge and asset write-offs, net earnings were $173.2 million compared to $128.3 million in 1997. The $44.9 million increase in net earnings in 1998, excluding the effect of the items noted, is the result of the $68.6 million increase in operating income excluding such items, and an increase in non-operating income of $21.3 million, offset by an increase in income taxes of $45.1 million. The increase in non-operating income includes gains on sales of investments in Ocular Sciences, Inc. (OSI) of $51.8 million in 1998 compared to gains of $12.4 million in 1997, and a gain on sale of Ligand stock of $6.1 million. Such increases were offset by a charge of $11.0 million for the contribution of OSI stock to The Allergan Foundation, and a charge of $3.8 million to recognize the permanent impairment in value of certain other investments. Interest expense increased by $7.5 million in 1998 primarily as a result of an increase in debt resulting from the $200 million contribution to ASTI. Income taxes increased in 1998 as a result of the increase in income before income taxes excluding the effects of the special charges discussed above. In addition, income taxes in 1997 were reduced by $16.5 million as discussed below.

     Net earnings were $128.3 million in 1997 compared to $77.1 million in 1996. The 1996 results include the restructuring charge of $49.7 million net of income taxes, and asset write-offs of $5.3 million net of income taxes. Excluding the after tax effect of special charges, net earnings were $128.3 million in 1997 compared to $132.1 million in 1996. The decrease in 1997 was the result of the $39.1 million decrease in operating income, offset by a $12.4 million ($8.8 million net of income taxes) gain on sale of an investment included in other non-operating expense and a $16.5 million one-time reduction in income taxes. Income taxes were reduced by a tax benefit resulting from the termination of ALRT in 1997. Such reduction was related to a portion of $50.0 million contributed to ALRT in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Management assesses the Company's liquidity by its ability to generate cash to fund its operations. Significant factors in the management of liquidity are: funds generated by operations; levels of accounts receivable, inventories, accounts payable and capital expenditures; the extent of the Company's stock repurchase program; adequate lines of credit; and financial flexibility to attract long-term capital on satisfactory terms.

     Historically, the Company has generated cash from operations in excess of working capital requirements. The net cash provided by operating activities was $52.7 million in 1998 compared to $209.8 million in 1997 and $175.2 million in 1996. Operating cash flow in 1998 was reduced by the contribution to ASTI of $171.4 million. Excluding such contribution, operating cash flow was $224.1 million. Operating cash flow in 1998 was also reduced by an increase in accounts receivable balances, and increased by a decrease in inventory and an increase in accrued liabilities. Operating cash flow in 1997 was increased due to a reduction in accounts receivable balances.

     Net cash used in investing activities was $11.8 million in 1998 including $50.6 million in expenditures for plant and equipment more fully described under "Capital Expenditures" below, and $24.9 million to acquire software. Such expenditures in 1998 were offset by $57.0 million in proceeds from sale of investments. Net cash used in investing activities was $83.9 million in 1997 including $64.4 million in expenditures for property, plant and equipment, and $17.4 million to acquire software. Net cash used in investing activities of $74.4 million in 1996 included $23.5 million to acquire software, and $59.7 million of expenditures for plant and equipment. Expenditures in 1997 and 1996 were partially offset by proceeds from sales of investments and other assets.

     Net cash used in financing activities was $35.9 million in 1998, composed primarily of $33.8 million for payment of dividends, $32.9 million for purchases of treasury stock, $37.0 million in net repayments of debt including notes payable, commercial paper, and long-term debt, and $28.6 million representing the portion of the $200 million contribution to ASTI not charged to operations in 1998. Cash was provided by $60.4 million in long-term debt borrowings and $36.0 million from sale of stock to employees. Net cash used in financing activities was $54.5 million in 1997, composed primarily of $33.4 million for payment of dividends, $34.0 million for purchases of treasury stock and $37.6 million in net repayments of debt including notes payable and long-term debt. Cash was provided by $31.9 million in net borrowings under commercial paper obligations and long-term debt, and $18.6 million in proceeds from sales of stock to employees. Net cash used in financing activities was $93.5 million in 1996, composed primarily of $31.5 million for payment of dividends and $100.1 million in net repayments of debt including commercial paper, notes payable and long-term debt. Cash was provided from $18.2 million in proceeds from sales of stock to employees and $19.9 million in long-term borrowings.

     As of December 31, 1998, the Company had five long-term credit facilities and a medium term note program. The credit facilities allow for borrowings of up to $30.1 million through 2000, $38.5 million through 2001, and $270.3 million through 2003. The note program allows the Company to issue up to an additional $60 million in notes on a non-revolving basis. Borrowings under the credit facilities are subject to certain financial and operating covenants, including a requirement that the Company maintain certain financial ratios and other customary covenants for credit facilities of similar kind. As of December 31, 1998, the Company had $87.9 million in borrowings under certain of the credit facilities, $89.0 million under the note program, and commercial paper borrowings of $39.5 million. As of December 31, 1998, the Company classified $9.5 million of its commercial paper borrowings as long-term debt based upon the Company's ability to refinance such debt on a long-term basis under terms of the credit facilities described above.

     A substantial portion of the Company's existing cash and equivalents are held by non-U.S. subsidiaries. These funds are planned to be utilized in the Company's operations outside the United States. The Company has approximately $390.3 million in unremitted earnings outside the United States for which withholding and U.S. taxes have not been provided. Tax costs could be incurred if these funds were remitted to the United States.

     The Company believes that the net cash provided by operating activities, supplemented as necessary with borrowings available under the Company's existing credit facilities, will provide it with sufficient resources to meet current and long-term working capital requirements, debt service and other cash needs.

  Capital Expenditures

     Expenditures for property, plant and equipment totaled $50.6 million for 1998, $64.4 million for 1997 and $59.7 million for 1996. Expenditures for 1998 include expansion of manufacturing facilities and a variety of other projects designed to improve productivity. The Company expects to invest $55 to $60 million in property, plant and equipment in 1999.

  Inflation

     Although at reduced levels in recent years, inflation continues to apply upward pressure on the cost of goods and services used by the Company. The competitive and regulatory environments in many markets substantially limit the Company's ability to fully recover these higher costs through increased selling prices. The Company continually seeks to mitigate the adverse effects of inflation through cost containment and improved productivity and manufacturing processes.

  Foreign Currency Fluctuations

     Approximately 54% of the Company's revenues in 1998 were derived from operations outside the U.S., and a portion of the Company's international cost structure is denominated in currencies other than the U.S. dollar. As a result, the Company is subject to fluctuations in sales and earnings reported in U.S. dollars as a result of changing currency exchange rates. The Company routinely monitors its transaction exposure to currency rates and implements certain hedging strategies to limit such exposure, as appropriate. The impact of foreign currency fluctuations on the Company's sales was as follows: a $27.8 million decrease in 1998, a $46.0 million decrease in 1997; and a $13.9 million decrease in 1996. The 1998 sales decrease included decreases of $8.4 million related to European currencies and $8.5 million related to the Japanese Yen. The 1997 sales decrease included decreases of $31.3 million related to European currencies and $9.7 million related to the Japanese Yen. The 1996 sales decrease included decreases of $6.3 million related to European currencies and $7.7 million related to the Japanese Yen. See Note 1 to the Consolidated Financial Statements relative to the Company's accounting policy on foreign currency translation.

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in currency exchange rates and interest rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes. See Note 9 to the Consolidated Financial Statements for activities relating to foreign currency and interest rate risk management. The recent economic instability in Asia has not had, and is not expected to have, a material impact on the Company's operations, cash flows, or financial position. The Company believes its assets in Asia have suffered no permanent impairment in value as a result of recent economic events.

QUANTITATIVE AND QUALITATIVE MARKET RISK FACTORS

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and foreign currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

     To ensure the adequacy and effectiveness of the Company's interest rate and foreign exchange hedge positions, the Company continually monitors its interest rate swap positions and foreign exchange forward and option positions both on a stand-alone basis and in conjunction with its underlying interest rate and foreign currency exposures, respectively, from an accounting and economic perspective. However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or foreign exchange rates. In addition, the timing of the accounting for recognition of gains and losses related to mark-to-market instruments for any given period may not coincide with the timing of gains and losses related to the underlying economic exposures and, therefore, may adversely affect the Company's consolidated operating results and financial position.

  Interest Rate Risk

     The Company's interest income and expense is most sensitive to fluctuations in the general level of U.S. interest rates. Changes in U.S. interest rates affect the interest earned on the Company's cash and equivalents, interest expense on the Company's debt as well as costs associated with foreign currency hedges.

     The Company's exposure to market risk for changes in interest rates result from the Company's long-term debt obligations and related derivative financial instruments. The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than those available to the Company if fixed-rate borrowings were made directly.

     The Company's interest rate swaps outstanding at December 31, 1998 qualify as accounting hedges and generally require the Company to pay a fixed interest rate and receive a floating rate of interest without exchanges of the underlying notional amounts. As a result, these swaps effectively convert the Company's floating-rate debt to fixed-rates and generally qualify for hedge accounting treatment.

     The following presents the notional amounts, maturity dates, and effective floating and fixed interest rates related to the Company's interest rate swaps as of December 31, 1998:

                                          INTEREST RATE
                                       --------------------
     NOTIONAL AMOUNT   MATURITY DATE   FLOATING   PAY-FIXED
     ---------------   -------------   --------   ---------
      (IN MILLIONS)
          $10.0            1999          4.44%      4.75%
           10.0            2000          5.22%      7.00%
           20.0            1999          5.25%      6.95%

     The impact of interest rate risk management activities on income in 1998, and the amount of deferred gains and losses from interest rate risk management transactions at December 31, 1998 were not material.

  Foreign Currency Risk

     Overall, the Company is a net recipient of currencies other than the U.S. dollar and, as such, benefits from a weaker dollar and is adversely affected by a stronger dollar relative to major currencies worldwide. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, may negatively affect the Company's consolidated sales and gross margins as expressed in U.S. dollars.

     From time to time, the Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposures.

     At December 31, 1998, all of the Company's outstanding foreign exchange forward contracts were entered into to protect the value of intercompany borrowings denominated in currencies other than the lender's functional currency. These forward contracts qualify for hedge accounting treatment. As such, gains and losses recognized upon settlement of the forward contracts offset losses and gains, respectively, on the underlying intercompany receivables being hedged.

     Probable but not firmly committed transactions comprise sales of the Company's products and purchases of raw material in currencies other than the U.S. dollar. A majority of these sales are made through the Company's subsidiaries in Europe, Asia (particularly Japan), Canada and Australia. The Company purchases foreign exchange forward and option contracts to hedge the currency exchange risks associated with these probable but not firmly committed transactions. The Company also sells foreign exchange option contracts, in order to partially finance the purchase of foreign exchange option contracts. The duration of foreign exchange hedging instruments, whether for firmly committed transactions, for probable but not firmly committed transactions, or to partially finance the foreign currency risk management program, currently does not exceed one year.

     At December 31, 1998, all of the Company's purchased options were entered into to protect the value of anticipated, but not firmly committed transactions in Japan. The premium cost of purchased foreign exchange option contracts are recorded in other current assets and amortized over the life of the option. At December 31, 1998, the Company had sold options that were entered into to offset the cost of entering into purchased options. Premiums received on sold options are recorded in deferred income and amortized over the life of the option. The Company's option contracts do not qualify for hedge accounting treatment. As such, these derivative financial instruments are recorded at fair value and gains on purchased options and losses on sold options are recognized currently in income as a component of other non-operating expense, net.

     The following table provides information about the Company's foreign currency derivative financial instruments outstanding as of December 31, 1998. The information is provided in U.S. dollar amounts, as presented in the Company's consolidated financial statements.

                                               NOTIONAL     AVERAGE CONTRACT
                                                AMOUNT       RATE OR STRIKE
                                              IN MILLIONS        AMOUNT
                                              -----------   ----------------
Foreign currency spot/forward contracts:
  Spanish Pesetas...........................     $ 8.7           141.05
  Australian Dollars........................       7.7              .65
  Singapore Dollars.........................       5.7             1.62
  French Francs.............................       5.0             5.57
  Miscellaneous other currencies............       5.2              n/a
                                                 -----
          Total currency spot/forward
            contracts.......................     $32.3
Estimated fair value........................     $ 0.5
Foreign currency purchased put options:
  Japanese Yen..............................     $43.6           130.84
Estimated fair value........................       0.6
Foreign currency sold call options:
  Japanese Yen..............................      44.7           127.65
Estimated fair value........................     $(7.4)

YEAR 2000

  Introduction

     Most businesses, including the Company, are faced with a potentially serious threat to their operations, known as the "year 2000 issue" which has been widely publicized. The year 2000 issue is a general term used to describe the various problems arising from the inability of computers to properly identify the year associated with information. This problem could potentially cause system interruptions or failures or result in systems providing incorrect data. The effect of the year 2000 issue could impact the performance of operations within the Company as well as the Company's relationships with third parties, including distributors, wholesalers, vendors and customers who could also experience year 2000 compliance issues.

     The Company is undergoing a process to address the year 2000 issue with respect to computer systems and applications within the Company. In addition, the process extends to relationships with key suppliers, customers and other business partners who are also expected to be impacted by year 2000 issues. The discussion below provides a description of the Company's activities to address year 2000 compliance and minimize disruption to the Company's business.

  State of Readiness

     The Company has formed a task force to manage a four-phase process to promote global year 2000 compliance. The Company's Year 2000 Task Force is comprised of representatives from each of the Company's global functional areas. The task force is centrally managed by co-chairs from the information technology group and from internal audit. Each global function is sponsored by a member of the Company's executive management. The task force reports to executive management on a monthly basis and to the Audit Committee of the Company's Board of Directors at its regular meetings. In addition, the Company's internal auditors have developed a program to review progress on the year 2000 project during all 1999 audits. The Company's internal auditors report to the Company's Audit Committee with the results of each audit performed. The Company has also engaged an independent third party consultant to review the Company's year 2000 processes, approaches and readiness.

     The four phases of the Company's year 2000 readiness program are:

          Phase 1 is the compilation of an inventory of systems and relationships with suppliers, key customers and other business partners.

          Phase 2 is the assessment of each item identified in the inventory and the prioritization of such items based on potential impact to the Company. Systems and relationships are categorized as business critical, important, limited, or not critical.

          Phase 3 involves the verification of compliance with year 2000 requirements and the development of contingency plans in the event that year 2000 issues are encountered. The extent of verification of individual systems or relationships and of the development of contingency plans is dependent upon the assessment of business risk. The systems and relationships deemed to be business critical will be verified in an appropriate manner through methods such as testing, auditing and surveying to address year 2000 compliance. A concerted effort will be made for systems and relationships defined as important or limited, at a minimum, to verify by confirmation with business partners or hardware and software suppliers that applicable systems are year 2000 compliant. If compliance is not verified, the Company will pursue various alternatives to address remaining year 2000 issues.

          Phase 4 is the assembly during the second quarter of 1999 of rapid response teams to be prepared to deal with any failures of systems in the year 1999 and into the year 2000, if any.

     The Phase 1 inventory and Phase 2 assessment of systems operated by the Information Technology (IT) function have been completed. In 1994 the Company committed to a broad-based strategy of replacement of core IT systems with systems using SAP R/3 software. Such systems provide control and management of manufacturing, distribution, billing, collection, purchasing and accounts payable, human resources and general accounting functions. This core system is represented to be, and the Company believes is, year 2000 compliant. This system has already been installed in sites producing a majority of the Company's revenue. The Company expects that by July 1999, approximately 90% of the Company's revenue will be in sites which utilize SAP, and almost all manufacturing locations will be using SAP software. Sites not using SAP will use software that the Company will validate as year 2000 compliant for core processes. The IT function is validating the compliance of systems and developing contingency plans. Such process to complete Phase 3 for the critical systems in the IT function is expected to be substantially complete by April 1999.

     The Company's research and development and manufacturing functions have completed Phases 1 and 2. These functions expect to complete their Phase 3 validations by the end of the third quarter of 1999, focusing first on business critical items. The Company's manufacturing function has, in addition, started its remediation efforts for systems that it has identified as non-compliant.

     The selling, general and administrative areas of the Company have completed their inventories and assessments of IT and non-IT systems and business relationships. The Company has mailed letters to thousands of vendors, service providers, customers and other business partners to determine the extent to which they are prepared for the year 2000 issue. These activities are being coordinated through the Year 2000 Task Force and sub-teams established in each functional area. Responses have been received from many business partners, but many other critical partners have either declined to provide the requested assurances or have limited the scope of assurances to which they are willing to commit. Analysis of the responses and follow-up interviews are being made to those parties deemed critical in order to more thoroughly assess their readiness. The Company expects to complete validation and contingency plans for the selling, general and administrative areas of the Company by the end of the third quarter of 1999.

     Allergan sells two products that include a date field in their embedded technology: the AMO(R)Prestige(R)Phacoemulsification System (model 7000 series) and the Sovereign(TM) Cataract Extraction System (model SOV680300). The Company has tested these systems and has confirmed that they accurately process and store date and time information during the transition between the years 1999 and 2000 and on February 29, 2000 (leap year). All other phacoemulsification equipment marketed by Allergan does not include a date field, and hence, the date problem is not applicable.

  Costs to Address the Company's Year 2000 Issues

     In 1994, the Company chose to install SAP R/3 systems in order to establish software systems necessary to meet business needs. Costs to install SAP would have been incurred had there been no year 2000 issue. The Company estimates that it has spent less than $1 million in out of pocket expenses through December 31, 1998 to address the year 2000 issue. The Company does not have a method in place to track the direct costs of internal employees working on the year 2000 issue. Remaining costs required to complete its year 2000 compliance project are not anticipated to be material to the Company's results of operations or financial position. The Company has funded, and intends to complete the funding of, the year 2000 compliance effort using cash provided by operations. While the Company has incurred an opportunity cost for implementing its year 2000 project, the Company has not deferred any specific IT project solely as a result of the implementation of its year 2000 effort.

  Risks of the Company's Year 2000 Issues

     The greatest risks to the Company are the potential failures of any software applications or business partner relationships that have been identified as business critical or business important. The Company currently believes that the most reasonably likely worst case scenario concerning the year 2000 involves potential business disruption among the third parties with whom it conducts significant business. If a number of these third parties experience business disruption due to a year 2000 problem, the Company's results of operations and cash flow could be materially adversely affected. The Company's critical business applications and relationships, including SAP and its associated interfaces with other software and business partners, are undergoing disaster recovery and validation testing. This testing is expected to be substantially completed by April 1999. Once the testing and validation is completed, a further assessment of business risks will be performed.

     Because the Company's year 2000 compliance is dependent upon key third parties also being year 2000 compliant on a timely basis, there can be no guarantee that the Company's efforts will prevent a material adverse impact on its results of operations, financial condition or cash flows. These third parties include wholesalers, distributors, managed care organizations, hospitals, suppliers, clinical researchers, research partners and government agencies. There can be no assurance that third parties will convert their systems in a timely manner and in a way that is compatible with the Company's systems. If Allergan's systems or those of key third parties are not fully year 2000 compliant, the Company estimates that a disruption in operations could occur. Such a disruption could result in delays in the distribution of finished goods or receipt of raw materials, delays in receiving payments for products sold, errors in customer-order taking, disruption of clinical activities or delays in product development. In addition, the Company may also incur losses if governmental payment systems are inoperable or if the Company's ability to import or export products is affected by year 2000 issues in United States and foreign governmental agencies. These consequences could have a material adverse impact on the Company's results of operations, financial condition and cash flows if the Company is unable to conduct its business in the ordinary course. The Company believes that its efforts to address the year 2000 issue, including the development of contingency plans, will significantly reduce the adverse impact that any such disruption in business might have. In any event, even where the Company has developed contingency plans, there can be no assurance that such plans will address all the problems that may arise, or that such plans, even if implemented, will be successful. Notwithstanding the foregoing, the Company has no reason to believe that its exposure to the risks of lack of supplier and customer year 2000 readiness is any greater than the exposure to such risk that affects its competitors generally.

     An additional year 2000 risk that is particularly applicable to the pharmaceutical industry is that panic stemming from fears about year 2000 problems could create its own problems, namely the risk that distributors or customers of the Company's products will stockpile products in anticipation of possible product shortages. The effects of stockpiling could create a material adverse effect on the Company's results of operations, financial condition and cash flows in the year 2000 and possibly beyond. Stockpiling could challenge the Company's capacity to produce and distribute products to meet the excess demand. Excess demand for the Company's products in 1999 could cause the Company to achieve stronger than expected performance in 1999, followed by weaker than expected performance in 2000 as inventories created by stockpiling are dissipated. And, because pharmaceutical products have limited shelf lives, consumers who stockpile may risk their health by taking medicines beyond their expiration dates. If the Company manufactures more products in 1999 to meet excess demand and then accepts as returns a large amount of products that were not consumed prior to their expiration dating, the resulting loss to the Company could materially and negatively impact the Company's results of operations. The Company is implementing a process with the goal of discerning actual demand from stockpiling and will attempt to limit orders accordingly. There can be no assurance, however, that the Company will be able to successfully monitor demand and avoid the effects of stockpiling.

  The Company's Contingency Plans

     As discussed above, the development of contingency plans is an integral part of the process of verification of business risk. The depth of contingency planning will be determined by the importance of each area under assessment to the ongoing operation of the Company's business. Contingency plans under development are action plans to keep the Company in operation and to address the flow of products to the consumer should there be a failure in systems despite the testing and validation performed to determine and eliminate such risks. Such plans may include development of backup procedures, identification of alternate suppliers, and possible increases in inventory levels of raw materials or finished goods.

     Contingency plans are being refined for business critical IT systems. Plans for non-IT systems will be developed as a part of the assessment and validation work discussed above. In addition, as previously discussed, the Company will form rapid response teams in the second quarter of 1999 to address year 2000 issues as they arise, notwithstanding the efforts described above to identify and eliminate such problems. These teams will be composed of both IT and non-IT personnel.

     The Company has an on-going contractual relationship with a technology service company that specializes in disaster recovery support for computer systems. This company has preliminarily accepted Allergan into its year 2000 recovery program, pending the completion of program requirements later in 1999. If granted full participation in the program, the Company will have access to the vendor's recovery facilities and resources in the event of an unanticipated hardware system failure.

FORWARD LOOKING STATEMENTS

  Safe Harbor Statement Under the Private Securities Litigation Reform Act of
  1995

     Certain disclosures made by the Company in this report and in other reports and statements released by the Company are and will be forward-looking in nature, such as comments which express the Company's opinions about trends and factors which may impact future operating results. Disclosures that use words such as the Company "believes," "anticipates," "expects" and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from expectations. Any such forward-looking statements, whether made in this report or elsewhere, should be considered in context with the Company's disclosures about its businesses made in the Company's press releases and in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                  IN MILLIONS,
                                                               EXCEPT SHARE DATA
Current assets
  Cash and equivalents......................................  $  181.6    $  180.9
  Trade receivables, net....................................     226.1       187.0
  Inventories...............................................     123.3       147.8
  Other current assets......................................     130.2       120.7
                                                              --------    --------
          Total current assets..............................     661.2       636.4
Investments and other assets................................     179.2       191.3
Property, plant and equipment, net..........................     324.9       357.8
Goodwill and intangibles, net...............................     169.1       213.4
                                                              --------    --------
          Total assets......................................  $1,334.4    $1,398.9
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable.............................................  $   48.5    $   80.5
  Accounts payable..........................................      67.0        83.3
  Accrued compensation......................................      64.8        46.2
  Other accrued expenses....................................     148.8       120.8
  Income taxes..............................................      39.4        32.5
                                                              --------    --------
          Total current liabilities.........................     368.5       363.3
Long-term debt..............................................     201.1       142.5
Other liabilities...........................................      68.8        51.4
Commitments and contingencies
Minority interest...........................................        --         0.3
Stockholders' equity
  Preferred stock, $.01 par value; authorized 5,000,000
     shares; none issued....................................        --          --
  Common stock, $.01 par value; authorized 150,000,000
     shares; issued 67,133,000 and 67,196,000 shares........       0.7         0.7
  Additional paid-in capital................................     223.0       208.1
  Accumulated other comprehensive income (loss).............      (4.3)       11.7
  Retained earnings.........................................     516.3       670.8
                                                              --------    --------
                                                                 735.7       891.3
  Less treasury stock, at cost (1,016,000 and 1,903,000
     shares)................................................     (39.7)      (49.9)
                                                              --------    --------
          Total stockholders' equity........................     696.0       841.4
                                                              --------    --------
          Total liabilities and stockholders' equity........  $1,334.4    $1,398.9
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                              ---------    ---------    ---------
                                                              IN MILLIONS, EXCEPT PER SHARE DATA
Product sales
Net sales...................................................  $1,261.7     $1,138.0     $1,147.0
Cost of sales...............................................     407.0        399.3        384.7
                                                              --------     --------     --------
  Product gross margin......................................     854.7        738.7        762.3
                                                              --------     --------     --------
Research services
Research service revenues...................................      34.4         11.0          9.9
Cost of research services...................................      32.1         10.4          9.2
                                                              --------     --------     --------
  Research services margin..................................       2.3          0.6          0.7
                                                              --------     --------     --------
Selling, general and administrative.........................     514.0        459.1        456.6
Research & development......................................     125.4        131.2        118.3
Restructuring charges.......................................      74.8           --         70.1
Asset write-offs............................................      58.5           --          7.4
Contribution to ASTI........................................     171.4           --           --
                                                              --------     --------     --------
Operating income (loss).....................................     (87.1)       149.0        110.6
Interest income.............................................      11.7          8.9         13.1
Interest expense............................................     (16.4)        (8.9)       (12.5)
Gain on investments, net....................................      54.1         12.4           --
Contribution to Allergan Foundation.........................     (11.0)          --           --
Other, net..................................................      (9.0)        (4.3)        (3.2)
                                                              --------     --------     --------
Earnings (loss) before income taxes and minority interest...     (57.7)       157.1        108.0
Provision for income taxes..................................      32.8         29.0         31.3
Minority interest...........................................      (0.3)        (0.2)        (0.4)
                                                              --------     --------     --------
Net earnings (loss).........................................  $  (90.2)    $  128.3     $   77.1
                                                              ========     ========     ========
Basic earnings (loss) per common share......................  $  (1.38)    $   1.97     $   1.18
                                                              ========     ========     ========
Diluted earnings (loss) per common share....................  $  (1.38)    $   1.95     $   1.17
                                                              ========     ========     ========

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ACCUMULATED
                                    COMMON STOCK      ADDITIONAL   UNEARNED       OTHER                  TREASURY STOCK
                                 ------------------    PAID-IN     COMPEN-    COMPREHENSIVE   RETAINED   ---------------
                                 SHARES   PAR VALUE    CAPITAL      SATION    INCOME (LOSS)   EARNINGS   SHARES   AMOUNT   TOTAL
                                 ------   ---------   ----------   --------   -------------   --------   ------   ------   ------
                                                                           IN MILLIONS
Balance December 31, 1995......   67.3      $0.7        $224.1      $(24.4)      $  3.3        $527.4     (2.8)   $(62.2)  $668.9
Comprehensive income
  Net earnings.................                                                                  77.1                        77.1
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................
  Unrealized gains on
    investments................
  Minimum pension liability
    adjustment.................
  Other comprehensive income...                                                     3.8                                       3.8
        Comprehensive income...
Dividends ($0.49 per share)....                                                                 (31.9)                      (31.9)
Stock options exercised........                            5.7                                   (0.2)     0.9      19.7     25.2
Activity under other stock
  plans........................   (0.1)                   (2.1)       (1.5)                       2.4      0.2       4.1      2.9
Expense of compensation
  plans........................                                        3.8                                                    3.8
                                  ----      ----        ------      ------       ------        ------     ----    ------   ------
Balance December 31, 1996......   67.2       0.7         227.7       (22.1)         7.1         574.8     (1.7)    (38.4)   749.8
Comprehensive income
  Net earnings.................                                                                 128.3                       128.3
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................
  Unrealized gains on
    investments................
  Other comprehensive income...                                                     4.6                                       4.6
        Comprehensive income...
Dividends ($0.52 per share)....                                                                 (33.8)                      (33.8)
Stock options exercised........                            1.0                                    0.1      0.8      18.3     19.4
Activity under other stock
  plans........................                           (1.0)       (1.3)                       1.5      0.2       4.2      3.4
Adjustment in reporting of
  subsidiaries.................                                                                  (0.1)                       (0.1)
Purchases of treasury stock....                                                                           (1.2)    (34.0)   (34.0)
Expense of compensation
  plans........................                                        3.8                                                    3.8
                                  ----      ----        ------      ------       ------        ------     ----    ------   ------
Balance December 31, 1997......   67.2       0.7         227.7       (19.6)        11.7         670.8     (1.9)    (49.9)   841.4
Comprehensive income
  Net loss.....................                                                                 (90.2)                      (90.2)
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................
  Unrealized losses on
    investments................
  Other comprehensive loss.....                                                   (16.0)                                    (16.0)
        Comprehensive loss.....
Dividends ($0.52 per share)....                                                                 (34.1)                      (34.1)
Dividend of ASTI stock.........                                                                 (28.6)                      (28.6)
Stock options exercised........                           12.7                                   (2.9)     1.5      39.2     49.0
Activity under other stock
  plans........................   (0.1)                   (1.1)       (1.1)                       2.2      0.2       3.9      3.9
Adjustment in reporting of
  subsidiaries.................                                                                  (0.9)                       (0.9)
Purchases of treasury stock....                                                                           (0.8)    (32.9)   (32.9)
Expense of compensation
  plans........................                                        4.4                                                    4.4
                                  ----      ----        ------      ------       ------        ------     ----    ------   ------
Balance December 31, 1998......   67.1      $0.7        $239.3      $(16.3)      $ (4.3)       $516.3     (1.0)   $(39.7)  $696.0
                                  ====      ====        ======      ======       ======        ======     ====    ======   ======


                                 COMPREHENSIVE
                                 INCOME (LOSS)
                                 -------------
                                  IN MILLIONS
Balance December 31, 1995......
Comprehensive income
  Net earnings.................     $  77.1
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................        (0.7)
  Unrealized gains on
    investments................         3.7
  Minimum pension liability
    adjustment.................         0.8
                                    -------
  Other comprehensive income...         3.8
                                    -------
        Comprehensive income...     $  80.9
                                    =======
Dividends ($0.49 per share)....
Stock options exercised........
Activity under other stock
  plans........................
Expense of compensation
  plans........................
Balance December 31, 1996......
Comprehensive income
  Net earnings.................       128.3
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................        (9.0)
  Unrealized gains on
    investments................        13.6
                                    -------
  Other comprehensive income...         4.6
                                    -------
        Comprehensive income...     $ 132.9
                                    =======
Dividends ($0.52 per share)....
Stock options exercised........
Activity under other stock
  plans........................
Adjustment in reporting of
  subsidiaries.................
Purchases of treasury stock....
Expense of compensation
  plans........................
Balance December 31, 1997......
Comprehensive income
  Net loss.....................       (90.2)
  Other comprehensive income,
    net of tax.................
  Foreign currency translation
    adjustments................        (2.1)
  Unrealized losses on
    investments................       (13.9)
                                    -------
  Other comprehensive loss.....       (16.0)
                                    -------
        Comprehensive loss.....     $(106.2)
                                    =======
Dividends ($0.52 per share)....
Dividend of ASTI stock.........
Stock options exercised........
Activity under other stock
  plans........................
Adjustment in reporting of
  subsidiaries.................
Purchases of treasury stock....
Expense of compensation
  plans........................
Balance December 31, 1998......

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998      1997      1996
                                                              ------    ------    ------
                                                                     IN MILLIONS
Cash flows provided by operating activities
Net earnings (loss).........................................  $(90.2)   $128.3    $ 77.1
Non-cash items included in net earnings (loss)
  Depreciation and amortization.............................    76.5      68.8      72.9
  Amortization of prepaid royalties.........................    10.3      11.0       7.4
  Deferred income taxes.....................................   (40.4)     (7.1)     (8.1)
  Gain on sale of investments, net..........................   (54.1)    (12.4)       --
  Contribution to Allergan Foundation.......................    11.0        --        --
  Loss on sale of assets....................................     4.3       2.2       4.1
  Expense of compensation plans.............................     8.1       7.2       5.5
  Minority interest.........................................    (0.3)     (0.2)     (0.4)
  Restructuring charge......................................    74.8        --      70.1
  Asset write-offs..........................................    58.5        --       7.4
  Adjustment in reporting of foreign subsidiaries...........    (0.9)     (0.1)       --
Changes in assets and liabilities
  Trade receivables.........................................   (40.1)     44.4     (45.3)
  Inventories...............................................    18.8     (18.7)    (15.0)
  Accounts payable..........................................   (15.8)      9.0      19.6
  Income taxes..............................................     9.7     (12.8)     16.5
  Accrued liabilities.......................................    37.3      (3.6)    (28.0)
  Other.....................................................   (14.8)     (6.2)     (8.6)
                                                              ------    ------    ------
       Net cash provided by operating activities............    52.7     209.8     175.2
                                                              ------    ------    ------
Cash flows from investing activities
Additions to property, plant and equipment..................   (50.6)    (64.4)    (59.7)
Proceeds from sale of property, plant and equipment.........     8.8      10.4       7.2
Proceeds from sale of investments...........................    57.0      12.4        --
Other, net..................................................   (27.0)    (42.3)    (21.9)
                                                              ------    ------    ------
       Net cash used in investing activities................   (11.8)    (83.9)    (74.4)
                                                              ------    ------    ------
Cash flows from financing activities
Dividends to stockholders...................................   (33.8)    (33.4)    (31.5)
ASTI dividend...............................................   (28.6)       --        --
Decrease in notes payable...................................   (32.9)    (35.0)    (12.3)
Sale of stock to employees..................................    36.0      18.6      18.2
Net borrowings (repayments) under commercial paper
  obligations...............................................    (1.1)     25.6     (76.5)
Long-term debt borrowings...................................    60.4       6.3      19.9
Repayments of long-term debt................................    (3.0)     (2.6)    (11.3)
Payments to acquire treasury stock..........................   (32.9)    (34.0)       --
                                                              ------    ------    ------
       Net cash used in financing activities................   (35.9)    (54.5)    (93.5)
Effect of exchange rates on cash and equivalents............    (4.3)     (2.5)      2.4
                                                              ------    ------    ------
Net increase in cash and equivalents........................     0.7      68.9       9.7
Cash and equivalents at beginning of year...................   180.9     112.0     102.3
                                                              ------    ------    ------
Cash and equivalents at end of year.........................  $181.6    $180.9    $112.0
                                                              ======    ======    ======
Supplemental disclosure of cash flow information
Cash paid during the year for
  Interest (net of amount capitalized)......................  $ 14.3    $ 13.5    $ 16.2
                                                              ======    ======    ======
  Income taxes..............................................  $ 65.8    $ 46.1    $ 28.6
                                                              ======    ======    ======

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of Allergan, Inc. and all of its subsidiaries. All significant transactions among the consolidated entities have been eliminated from the financial statements. The accounts of certain non-U.S. subsidiaries are included on the basis of their fiscal years ended November 30.

     The Company is in the process of changing financial systems in its significant non-U.S. subsidiaries. Future results of such operations will be accounted for on a calendar year basis. Certain non-U.S. subsidiaries underwent this system conversion in 1997. Subsidiaries undergoing this conversion in 1998 had revenues of $1.3 million and a net loss of $0.9 million for the month of activity not included in 1998 results. Subsidiaries undergoing this conversion in 1997 had revenues of $4.8 million and a net loss of $0.1 million for the month of December 1997 not included in 1997 results. Activities not included in operating results were recorded as adjustments to retained earnings.

  Use of Estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

  Foreign Currency Translation

     The financial position and results of operations of the Company's foreign subsidiaries are generally determined using local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in stockholders' equity. Gains and losses resulting from foreign currency transactions and translation adjustments relating to foreign entities deemed to be operating in U.S. dollar functional currency in highly inflationary economies are included in earnings. Foreign currency transaction and translation losses totaled $9.7 million in 1998, $5.6 million in 1997 and $3.3 million in 1996.

  Cash and Equivalents

     The Company considers cash and equivalents to include cash in banks and deposits with financial institutions which can be liquidated without prior notice or penalty.

  Inventories

     Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out method.

  Long-Lived Assets

     Property, plant and equipment are stated at cost. Additions, major renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon disposition, the net book value of assets is relieved and resulting gains or losses are reflected in earnings. For financial reporting purposes, depreciation is generally provided on the straight-line method over the useful life of the related asset. Accelerated depreciation methods are generally used for income tax purposes.

     Goodwill represents the excess of acquisition costs over the fair value of net assets of purchased businesses and is being amortized on a straight-line basis over periods from 7 to 30 years. Intangibles include patents, licensing agreements and marketing rights which are being amortized over their estimated useful lives. Amortization expense was $19.5 million in 1998, $20.0 million in 1997 and $21.6 million in 1996.

     Long-lived assets and certain identifiable intangibles are reviewed for impairment in value based upon undiscounted future operating cash flows, and appropriate losses are recognized, whenever the carrying amount of an asset may not be recovered.

  Revenue Recognition

     The Company recognizes revenue from product sales when the goods are shipped to the customer. Research service revenue is recognized and related costs are recorded as services are performed under research service agreements.

  Stock-Based Compensation

     The Company measures stock based compensation using a method which assumes that options granted at market price at the date of grant have no intrinsic value. Pro forma net income and earnings per share are presented in Note 8 as if the fair value method had been applied.

  New and Proposed Accounting Standards

     In June 1998, Statement of Financial Accounting Standards No.
133 -- "Accounting for Derivative Instruments and Hedging Activities" (SFAS No.
133) was issued and is effective for all periods of fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company believes that implementation of SFAS No. 133 will have no material impact on its financial statements.

     In February 1999, the Financial Accounting Standards Board released a revised Exposure Draft of a Proposed Statement of Financial Accounting Standards -- Consolidated Financial Statements: Purpose and Policy. If adopted as an SFAS, the terms of this Exposure Draft could require the Company to include the financial position and results of operations of Allergan Specialty Therapeutics, Inc. in its consolidated results on a retrospective basis. See Note 3 for a description of ASTI. The Company is currently evaluating the effect of implementation of this proposed statement.

  Income Taxes

     The Company recognizes deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment. No provision is made for taxes on unremitted earnings of certain non-U.S. subsidiaries which are or will be reinvested indefinitely in such operations.

NOTE 2: SPECIAL CHARGES

     During 1998, the Company has recorded a $74.8 million restructuring charge, $50.9 million after taxes. The restructuring charge represented the costs of a comprehensive plan to streamline operations and reduce costs through reductions in global general and administrative (G&A) staff and the closure of five of ten manufacturing facilities in connection with the outsourcing and consolidation of manufacturing operations. In addition, operations in many countries were transferred to distributors, and business activities were concentrated into regional shared service centers. The changes in operations will result in a net workforce reduction of approximately 550 positions over a three-year period. The reductions in G&A staff and manufacturing facilities are primarily the result of a strategic assessment of the Company's product lines and businesses during the first quarter of 1998, and a review of the G&A cost structure and manufacturing capabilities during the second and third quarters.

     The restructuring charge was recorded primarily in the third quarter as most restructuring activities were announced on September 14, 1998. Certain restructuring activities in the first and second quarters totaling $7.8 million were previously reported as operating expenses in prior quarters. Severance payments were made to approximately 140 terminated employees in 1998.

     In 1998, management completed a critical review of its asset bases in light of the strategic decisions made in the restructuring activities discussed above. Management made business decisions relating to the future use of certain assets resulting in a reassessment of the carrying value of such assets. As a result, the Company recorded a $58.5 million charge, $41.1 million after taxes. Such charge reduced the value of a manufacturing facility, certain real property, and certain product rights.

     During 1996, the Company recorded a $70.1 million restructuring charge, $49.7 million after taxes. The restructuring charge related to a comprehensive program anticipated to streamline operations and reduce costs through management restructuring and facilities consolidation resulting in a workforce reduction of approximately 500 people. The restructuring and facilities consolidation activities affected employees in various activities in 22 locations worldwide. The restructuring charge was recorded over the last three quarters of 1996 as employees at each location were notified of the restructuring plan and its effect on their location. Severance payments were made to approximately 75 terminated employees in 1998, approximately 140 terminated employees in 1997, and approximately 300 terminated employees in 1996.

     As the Company implemented its streamlined business plan in 1996, certain assets were determined to be of limited or no future value. The Company recorded $7.4 million in write-offs, $5.3 million after taxes, of computer hardware and software and certain intangible assets in 1996.

     The following table presents the restructuring activities through December 31, 1998:

                                     PAYMENTS
                                        TO            FACILITY       ABANDONMENT
                                     EMPLOYEES       CLOSURE AND     OF COMPUTER
                                   INVOLUNTARILY    CONSOLIDATION     SOFTWARE      OTHER        TOTAL
                                    TERMINATED          COSTS           COSTS       COSTS    RESTRUCTURING
                                   -------------    -------------    -----------    -----    -------------
Net additions during 1996........      34.0              29.6              --        6.5          70.1
Spending during 1996.............      (9.9)             (0.7)             --       (0.2)        (10.8)
Asset write-offs during 1996.....        --             (25.9)             --       (6.2)        (32.1)
                                       ----             -----           -----       ----         -----
Balances as of December 31,
  1996...........................      24.1               3.0              --        0.1          27.2
Spending during 1997.............      (7.6)             (3.0)             --       (0.6)        (11.2)
Adjustments during 1997..........      (0.5)               --              --        0.5            --
                                       ----             -----           -----       ----         -----
Balances as of December 31,
  1997...........................      16.0                --              --         --          16.0
Net additions during 1998........      22.7              28.9            10.6       12.6          74.8
Spending during 1998.............      (8.6)               --              --       (7.4)        (16.0)
Asset write-offs during 1998.....        --             (25.3)          (11.0)      (4.8)        (41.1)
Adjustments during 1998..........      (0.4)               --             0.4         --            --
                                       ----             -----           -----       ----         -----
Balances as of December 31,
  1998...........................      29.7               3.6              --        0.4          33.7
                                       ====             =====           =====       ====         =====

     During 1998, the Company offered an early retirement program to certain employees. The increase in pension liability resulting from this program is included in the table above as 1998 spending of other costs.

NOTE 3: ALLERGAN SPECIALTY THERAPEUTICS, INC. AND ALLERGAN LIGAND RETINOID THERAPEUTICS, INC.

     In 1997 the Company formed a new subsidiary, Allergan Specialty Therapeutics, Inc. (ASTI), to conduct research and development of potential pharmaceutical products based on the Company's retinoid and neuroprotective technologies. On March 10, 1998, the Company made a special distribution of ASTI Class A Common Stock to the Company's stockholders.

     Prior to the distribution, the Company contributed $200 million to ASTI. The market value of ASTI stock on March 10, 1998 was $28.6 million. The Company recorded a dividend for the amount of the market value of ASTI stock at the distribution. The remainder of the $200 million, $171.4 million, was recorded as a charge against operating income. The Company's stockholders received one share of ASTI Class A Common Stock for each 20 shares of common stock held as of a record date. As a result, 3,272,690 shares of ASTI Class A Common Stock were issued in the distribution. The Company's stockholders were not required to pay any cash or other consideration for the ASTI Class A Common Stock received in the distribution.

     As the sole holder of ASTI's outstanding Class B Common Stock following the distribution, the Company has the option to repurchase all of the outstanding ASTI Shares under specified conditions. The Company has also granted certain technology licenses and agreed to make specified payments on sales of certain products in exchange for the payment by ASTI of a technology fee and the option to independently develop certain compounds funded by ASTI prior to the filing of an Investigational New Drug application with the U.S. Food and Drug Administration with respect thereto and to license any products and technology developed by ASTI. The Company will recognize the technology fee as revenue as it is earned and received. During 1998, $11.2 million in technology fees were earned and are included in selling, general and administrative expense in the accompanying Consolidated Statements of Operations.

     ASTI's technology and product research and development activities take place under a research and development agreement with the Company. The Company recognized revenues and related costs as services are performed under such contracts. It is expected that substantially all of ASTI's funds will be directed toward continuing the research and development of products based on retinoid and neuroprotective technologies. In addition, ASTI may fund the research and development of pharmaceutical products in therapeutic categories of interest to the Company, other than those based on retinoid and neuroprotective technologies, that complement the Company's product pipeline or otherwise are believed to provide a potential commercialization opportunity for the Company. During 1998, the Company earned $34.4 million in research service revenues under the research and development agreement with ASTI.

     In 1992, the Company and Ligand Pharmaceuticals Incorporated (Ligand) began operating a joint venture for the purpose of performing certain research and development activities. In December 1994, Allergan and Ligand formed a new research and development company, Allergan Ligand Retinoid Therapeutics, Inc.
(ALRT) to function as the successor to the joint venture. In June 1995, Ligand contributed $17.5 million to ALRT for a right to acquire all of the stock of ALRT at specified future dates and amounts. At the same time, the Company contributed $50.0 million to ALRT in exchange for rights to acquire one half of all technologies and other assets, or a similar right to acquire all of the stock of ALRT if Ligand did not exercise its right. The Company also purchased $6.0 million of Ligand common stock at the time of its contribution to ALRT. The Company accounted for its $50.0 million contribution as a charge to operating expense at the time of the contribution.

     In November 1997 Ligand acquired all of the stock of ALRT. At the same time, Allergan paid $8.9 million to Ligand to acquire one-half of all technologies and cash of approximately $5.5 million. The net cost of assets acquired was charged to research and development. At that time, Allergan and Ligand changed their agreements so that, among other things, ALRT compounds and development programs were divided between Allergan and Ligand, and each party received exclusive rights to ALRT technology for use with their respective compounds and programs.

     The Company performed contract research services for ALRT from 1995 to 1997. Revenues from such services represent a recovery of the research and development costs incurred with an amount added to compensate the Company for general corporate overhead costs. The Company recognized revenues and related costs as services were performed under such contracts. The Company recognized research service revenues under its agreement with ALRT of $11.0 million and $9.9 million in 1997 and 1996, respectively.

NOTE 4: COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                       DECEMBER 31,
                                                     ----------------
                                                      1998      1997
                                                     ------    ------
                                                       IN MILLIONS
Trade receivables, net
  Trade receivables................................  $232.8    $193.8
  Less allowance for doubtful accounts.............     6.7       6.8
                                                     ------    ------
                                                     $226.1    $187.0
                                                     ======    ======
Inventories
  Finished products................................  $ 75.4    $ 96.8
  Work in process..................................    18.1      15.7
  Raw materials....................................    29.8      35.3
                                                     ------    ------
                                                     $123.3    $147.8
                                                     ======    ======
Other current assets
  Prepaid expenses.................................  $ 53.7    $ 54.4
  Deferred taxes...................................    46.8      44.8
  Other............................................    29.7      21.5
                                                     ------    ------
                                                     $130.2    $120.7
                                                     ======    ======
Property, plant and equipment, net
  Land.............................................  $ 12.6    $ 13.0
  Buildings........................................   294.1     293.8
  Machinery and equipment..........................   290.8     297.3
                                                     ------    ------
                                                      597.5     604.1
  Less accumulated depreciation....................   272.6     246.3
                                                     ------    ------
                                                     $324.9    $357.8
                                                     ======    ======
Goodwill and intangibles, net
  Goodwill.........................................  $284.5    $288.5
  Intangibles......................................    27.1      37.3
                                                     ------    ------
                                                      311.6     325.8
  Less accumulated amortization....................   142.5     112.4
                                                     ------    ------
                                                     $169.1    $213.4
                                                     ======    ======

NOTE 5: NOTES PAYABLE AND LONG-TERM DEBT

                                           1998                         1997
                                          AVERAGE                      AVERAGE
                                         EFFECTIVE                    EFFECTIVE
                                         INTEREST     DECEMBER 31,    INTEREST     DECEMBER 31,
                                           RATE           1998          RATE           1997
                                         ---------    ------------    ---------    ------------
                                                              IN MILLIONS
Bank loans.............................    5.59%         $ 15.9         8.24%         $ 16.1
Commercial paper.......................    6.95%           39.5         7.08%           40.6
Capitalized leases.....................                     4.9                          5.8
4.93% -- 6.92% medium term notes due
  from 2000-2003.......................    5.94%           89.0         6.54%           65.0
Yen denominated notes due from
  2000-2003............................    1.59%           86.9         1.55%           78.6
ESOP loan due 2003.....................    4.68%           12.9         4.82%           15.8
Other..................................                     0.5                          1.1
                                                         ------                       ------
                                                         $249.6                       $223.0
     Less current maturities...........                    48.5                         80.5
                                                         ------                       ------
     Total long-term debt..............                  $201.1                       $142.5
                                                         ======                       ======

     At December 31, 1998 and 1997, the Company had a domestic unused committed line of credit of $250 million which supports general corporate purposes and domestic commercial paper borrowing arrangements. The commitment fees under the agreement are nominal. In addition, the Company had foreign unused committed lines of credit of approximately $1.0 million in 1998 and $6.1 million in 1997. At December 31, 1998, $9.5 million of commercial paper was classified as long-term debt because the Company had the ability to refinance these debts on a long term basis under terms of its unused committed lines of credit.

     The credit facilities and medium term note program entered into by the Company provide that the Company will maintain certain financial and operating covenants which include, among other provisions, maintaining minimum debt to capitalization ratios and minimum consolidated net worth. Certain covenants also limit subsidiary debt and restrict dividend payments. The Company was in compliance with these covenants as of December 31, 1998. The Employee Stock Ownership Plan and related loan is discussed in Note 8 and three interest rate swap agreements totaling $40.0 million are described in Note 9.

     The aggregate maturities of debt for each of the next five years and thereafter are as follows: 1999, $48.5 million; 2000, $68.7 million; 2001, $54.5 million; 2002, $23.9 million; 2003, $53.3 million; and $0.7 million thereafter. Interest incurred of $0.7 million in 1998, $1.1 million in 1997 and $1.0 million in 1996 has been capitalized and included in property, plant and equipment. Noncash additions to capitalized leases and capital lease obligations of $1.7 million in 1997 were recorded on the Company's balance sheet and excluded from the Consolidated Statements of Cash Flows.

NOTE 6: INCOME TAXES

     The components of earnings (loss) before income taxes and minority interest were:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998       1997      1996
                                                          -------    ------    ------
                                                                  IN MILLIONS
Earnings (loss) before income taxes and minority
  interest
  U.S...................................................  $(144.1)   $ 44.3    $ 31.9
  Non-U.S...............................................     86.4     112.8      76.1
                                                          -------    ------    ------
Earnings (loss) before income taxes and minority
  interest..............................................  $ (57.7)   $157.1    $108.0
                                                          =======    ======    ======

     The provision for income taxes consists of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             1998     1997      1996
                                                            ------    -----    ------
                                                                   IN MILLIONS
Income tax expense (benefit)
  Current
     U.S. federal.........................................  $ 48.4    $(4.2)   $  9.9
     Non-U.S..............................................    18.4     28.3      22.7
     U.S. state and Puerto Rico...........................    13.9      3.8       6.8
                                                            ------    -----    ------
     Total current........................................    80.7     27.9      39.4
                                                            ------    -----    ------
  Deferred
     U.S. federal.........................................   (31.4)    (3.5)    (11.5)
     Non-U.S..............................................   (13.3)     4.9       5.9
     U.S. state and Puerto Rico...........................    (3.2)    (0.3)     (2.5)
                                                            ------    -----    ------
     Total deferred.......................................   (47.9)     1.1      (8.1)
                                                            ------    -----    ------
          Total...........................................  $ 32.8    $29.0    $ 31.3
                                                            ======    =====    ======

     The reconciliations of the U.S. federal statutory tax rate to the combined effective tax rate follow:

                                                              1998     1997     1996
                                                              -----    -----    -----
Statutory rate of tax (benefit) expense.....................  (35.0)%   35.0%    35.0%
  State taxes, net of U.S tax benefit.......................   (3.1)     0.7     (0.7)
  Ireland and Puerto Rico income............................  (43.9)   (10.7)   (13.7)
  U.S. tax effect of foreign earnings and dividends, net of
     foreign tax credits....................................    1.2      1.3      5.4
  Other credits (R&D).......................................   (4.0)    (1.7)    (0.5)
  Taxes on unremitted earnings of subsidiaries..............   37.7      9.7      7.8
  Valuation allowance, federal & state, on ALRT
     contribution...........................................   (3.9)   (10.9)      --
  ASTI contribution.........................................  103.9       --       --
  Other.....................................................    3.9     (4.9)    (4.3)
                                                              -----    -----    -----
     Effective tax rate.....................................   56.8%    18.5%    29.0%
                                                              =====    =====    =====

     The Company's effective tax rate exclusive of the impact of charges and credits resulting from: the distribution of the ASTI stock to the Company's stockholders, and the restructuring and asset write-off charges would have been 30% in 1998. The Company's effective tax rate, exclusive of the impact of reversing the valuation allowance associated with the deferred tax benefit on the ALRT contribution, would have been 29.0% in 1997.

     Withholding and U.S. taxes have not been provided on approximately $390.3 million of unremitted earnings of certain non-U.S. subsidiaries because such earnings are or will be reinvested in operations or will be offset by appropriate credits for foreign income taxes paid. Such earnings would become taxable upon the sale or liquidation of these non-U.S. subsidiaries or upon the remittance of dividends. It is not practicable to estimate the amount of the deferred tax liability on such unremitted earnings. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against the Company's U.S. tax liability, if any.

     The Company and its domestic subsidiaries file a consolidated U.S. federal income tax return. Such returns have been audited and settled through the year 1993. The Company and its consolidated subsidiaries are not currently under examination.

     At December 31, 1998, the Company has net operating loss carryforwards in certain non-U.S. subsidiaries, with various expiration dates, of approximately $62.6 million.

     Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1998, 1997 and 1996 are as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                  IN MILLIONS
Deferred tax assets
  Net operating loss carryforwards (foreign).............  $ 15.3    $ 10.5    $ 13.0
  Accrued expenses.......................................    18.2      23.4      16.0
  Foreign tax credit carryforwards.......................      --        --       2.0
  Capitalized expenses...................................     6.8       7.9      13.4
  Pension expense........................................    11.9       7.1       7.4
  Medicaid rebates.......................................     4.3       4.2       4.9
  Postretirement medical benefits........................     7.1       6.7       6.1
  Intercompany profit in inventory.......................    10.3       8.2       7.0
  ALRT contribution......................................    12.4      15.5      19.5
  Asset write-off -- manufacturing facility..............     7.0        --        --
  Plant consolidation....................................     7.1        --        --
  Asset write-off........................................     6.7        --        --
  All other..............................................    13.5      17.4      24.8
                                                           ------    ------    ------
                                                            120.6     100.9     114.1
  Less: valuation allowance..............................   (14.6)    (16.9)    (35.8)
                                                           ------    ------    ------
          Total deferred tax asset.......................   106.0      84.0      78.3
                                                           ------    ------    ------
Deferred tax liabilities
  Depreciation...........................................     9.2      13.0      13.4
  All other..............................................     3.0      25.1      17.9
                                                           ------    ------    ------
          Total deferred tax liabilities.................    12.2      38.1      31.3
                                                           ------    ------    ------
Net deferred tax asset...................................  $ 93.8    $ 45.9    $ 47.0
                                                           ======    ======    ======

     The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 1998 were $46.8 million and $47.0 million, respectively. The balances of net current deferred tax assets and net non-current deferred tax assets at December 31, 1997 were $44.8 million and $1.1 million, respectively. Such amounts are included in other current assets and investments and other assets in the consolidated balance sheets.

     The 1998 and 1997 decrease of $2.3 and $18.9 million, respectively, in the valuation allowance relates substantially to the reversal of the valuation allowance associated with the deferred tax benefit on the ALRT contribution.

     Based on the Company's historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred tax asset at December 31, 1998. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income, however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

NOTE 7: EMPLOYEE RETIREMENT AND OTHER BENEFIT PLANS

  Pension and Postretirement Benefit Plans

     The Company sponsors qualified defined benefit pension plans covering substantially all of its employees. In addition, the Company sponsors two supplemental nonqualified plans, covering certain management employees and officers. U.S. pension benefits are based on years of service and compensation during the five highest consecutive earnings years. The Company's funding policy for its U.S. qualified plan is to provide currently for accumulated benefits, subject to federal regulations. Plan assets of the qualified plan consist primarily of fixed income and equity securities. Benefits for the nonqualified plans are paid as they come due.

     The Company has one retiree health plan that covers United States retirees and dependents. Retiree contributions are required depending on the year of retirement and the number of years of service at the time of retirement. Disbursements exceed retiree contributions and the plan currently has no assets. The accounting for the health care plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's past practice and management's intent to manage plan costs. The Company's history of retiree medical plan modifications indicates a consistent approach to increasing the cost sharing provisions of the plan.

     In 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises the disclosures related to pension and other postretirement benefit plans. All amounts for all periods have been restated to conform to the requirements of SFAS No. 132. Components of net periodic benefit cost under the Company's U.S. and major non-U.S. pension plans and retiree health plan for 1998, 1997 and 1996 were:

                                                                                 OTHER
                                               PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                           -------------------------    -----------------------
                                            1998      1997     1996     1998     1997     1996
                                           ------    ------    -----    -----    -----    -----
                                                               IN MILLIONS
Service cost.............................  $  9.8    $  9.0    $ 8.8    $ 0.9    $ 0.8    $ 0.9
Interest cost............................    11.8      10.8      9.8      0.8      0.7      0.7
Expected return on plan assets...........   (11.6)    (11.5)    (7.4)      --       --       --
Amortization of transition amount........    (0.4)     (0.2)     1.3       --       --       --
Amortization of prior service cost.......     0.2        --       --     (0.1)    (0.1)    (0.1)
Recognized net actuarial (gain) loss.....     1.1       2.4      0.2     (0.1)    (0.2)    (0.1)
Settlement loss..........................     8.6        --       --      0.2       --       --
Curtailment gain.........................      --        --       --     (0.1)      --       --
                                           ------    ------    -----    -----    -----    -----
Net periodic benefit cost................  $ 19.5    $ 10.5    $12.7    $ 1.6    $ 1.2    $ 1.4
                                           ======    ======    =====    =====    =====    =====

     Included in 1998 settlement loss is $7.4 million and $0.2 million for pension benefits and other postretirement benefits, respectively, representing the cost of enhanced termination benefits to participants of a voluntary early retirement program. Such costs were included in the restructuring charge as more fully described in Note 2.

     Components of the change in benefit obligation, change in plan assets and funded status for the Company's U.S. and major non-U.S. pension plans and retiree health plan for December 31, 1998 and 1997 were as follows:

                                                                            OTHER
                                                                        POSTRETIREMENT
                                                    PENSION BENEFITS       BENEFITS
                                                    ----------------    --------------
                                                     1998      1997     1998     1997
                                                    ------    ------    -----    -----
                                                               IN MILLIONS
Change in benefit obligation
Benefit obligation, beginning of period...........  $149.9    $136.2    $12.1    $ 9.2
Service cost......................................     9.8       9.0      0.9      0.8
Interest cost.....................................    11.8      10.8      0.8      0.7
Participant contributions.........................     0.9       0.8      0.1       --
Plan amendments...................................     0.1        --       --       --
Actuarial (gain) loss.............................    18.9      (4.7)    (0.6)     1.7
Settlement........................................     8.6        --      0.2       --
Benefits paid.....................................    (3.4)     (2.2)    (0.3)    (0.3)
Impact of foreign currency translation............    (1.2)       --       --       --
                                                    ------    ------    -----    -----
Benefit obligation, end of period.................  $195.4    $149.9    $13.2    $12.1
                                                    ------    ------    -----    -----
Change in plan assets
Fair value of plan assets, beginning of period....  $124.3    $100.6    $  --    $  --
Actual return on plan assets......................    11.7      17.6       --       --
Company contribution..............................     8.5       7.5      0.2      0.3
Participant contributions.........................     0.9       0.8      0.1       --
Benefits paid.....................................    (3.4)     (2.2)    (0.3)    (0.3)
Impact of foreign currency translation............    (1.3)       --       --       --
                                                    ------    ------    -----    -----
Fair value of plan assets, end of period..........  $140.7    $124.3    $  --    $  --
                                                    ------    ------    -----    -----
Funded status of plan.............................  $ 54.7    $ 25.6    $13.2    $12.1
Unrecognized net actuarial loss (gain)............   (20.5)     (3.0)     3.5      3.0
Unrecognized prior service cost...................    (1.9)     (1.1)     1.4      1.7
Unrecognized net transition obligation............     1.9       2.3       --       --
Fourth quarter contributions......................    (1.4)     (1.3)      --       --
                                                    ------    ------    -----    -----
Accrued benefit cost..............................  $ 32.8    $ 22.5    $18.1    $16.8
                                                    ------    ------    -----    -----

     The funded status of other postretirement benefits presented as of December 31, 1998 was measured as of September 30, 1998. The Company adopted this measurement date to conform to its internal cost management systems. The effect of changing the measurement date is immaterial to the financial statements.

     Weighted average assumptions as of December 31 are:

                                                                              OTHER
                                                            PENSION       POSTRETIREMENT
                                                            BENEFITS         BENEFITS
                                                          ------------    --------------
                                                          1998    1997    1998     1997
                                                          ----    ----    -----    -----
Discount rate used......................................  6.46%   7.51%   6.75%    7.25%
Expected return on plan assets..........................  8.52%   8.82%   n/a      n/a
Rate of compensation increase...........................  3.95%   4.92%   n/a      n/a

     Assumed health care cost trend rates have a significant effect on the amounts reported as other postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                             1-PERCENTAGE-POINT    1-PERCENTAGE-POINT
                                                  INCREASE              DECREASE
                                             ------------------    ------------------
                                                           IN MILLIONS
Effect on total service and interest cost
  components...............................         $0.4                 $(0.4)
Effect on postretirement benefit
  obligation...............................          2.9                  (2.4)

     Cost increases of 3.6% were assumed for the indemnity medical plan and 7.5% for the HMO medical plan in 1998. Annual cost increases were assumed to increase gradually to 5.5% for the medical plans by 2000 and remain level thereafter.

  Savings and Investment Plan

     The Company has a Savings and Investment Plan, which provides for all U.S. and Puerto Rico employees to become participants upon employment. In general, participants' contributions, up to 5% of compensation, qualify for a 50% Company match. Company contributions are generally used to purchase Allergan common stock. The Company's cost of the plan was $3.3 million in 1998, $3.2 million in 1997, and $3.1 million in 1996.

NOTE 8: EMPLOYEE STOCK OWNERSHIP PLAN AND INCENTIVE COMPENSATION PLANS

  Employee Stock Ownership Plan

     The Company has an Employee Stock Ownership Plan (ESOP) for U.S. employees. A related loan is guaranteed by the Company as to payment of principal and interest and, accordingly, the unpaid balance of the loan is included in the Company's consolidated financial statements as debt, offset by unearned compensation included in stockholders' equity. The ESOP trust purchased 1,335,000 shares from the Company using the proceeds of the loan, all of which are considered outstanding for purposes of calculating earnings per share. Participants receive an allocation of shares held in the plan based on the amortization schedule of the loan borrowed by the ESOP to purchase the shares, and generally become vested over five years of Company service. Allocated shares are divided among participants based on relative compensation. Allocated and unallocated shares in the ESOP as of December 31, 1998 and 1997 are:

                                                              NUMBER OF SHARES
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
                                                                IN THOUSANDS
Allocated shares............................................    780       681
  Shares committed to be allocated..........................    110        99
  Unallocated shares........................................    445       555
                                                              -----     -----
          Total ESOP shares.................................  1,335     1,335
                                                              =====     =====

     The loan has a fifteen year maturity, with quarterly principal and interest payments. Under the current repayment plan, the loan will be repaid in July 2003. Interest rates are determined at the Company's option based upon a percent of prime or the LIBOR and the Company's consolidated debt to capitalization ratio. The Company has entered into an interest rate swap agreement, maturing in 1999, to reduce the impact that interest rate changes have on $10 million of the ESOP loan (see Note 9).

     Dividends accrued on unallocated shares held by the ESOP are used to repay the loan and totaled $0.6 million in 1998, $0.4 million in 1997 and $0.4 million in 1996. Dividends received on allocated shares held by the ESOP are allocated directly to participants' accounts. Interest incurred on ESOP debt in 1998, 1997 and 1996 was $0.7 million, $0.8 million and $1.2 million, respectively. Compensation expense is recognized based on the amortization of the related loan. Compensation expense for 1998, 1997 and 1996 was $2.2 million, $2.0 million and $1.9 million, respectively.

  Incentive Compensation Plans

     The Company has an incentive compensation plan and a nonemployee director stock plan. The incentive compensation plan provides for the granting of non-qualified stock options, restricted stock and other stock-based incentive awards for officers and key employees. As of December 31, 1998, an aggregate of approximately 6,858,000 shares of stock have been authorized for issuance under the incentive compensation plan and 100,000 shares have been authorized for issuance under the nonemployee director stock plan.

     Options become exercisable 25% per year beginning twelve months after the date of grant. Options generally expire ten years after their original date of grant. Options granted under the Company's incentive compensation plan provide that an employee holding a stock option may exchange stock which the employee already owns as payment against the exercise of their option. This provision applies to all options outstanding at December 31, 1998.

     Stock option activity under the Company's incentive compensation plan was as follows:

                                                    1998                1997                1996
                                             ------------------   -----------------   -----------------
                                                       WEIGHTED            WEIGHTED            WEIGHTED
                                             NUMBER    AVERAGE    NUMBER   AVERAGE    NUMBER   AVERAGE
                                               OF      EXERCISE     OF     EXERCISE     OF     EXERCISE
                                             SHARES     PRICE     SHARES    PRICE     SHARES    PRICE
                                             -------   --------   ------   --------   ------   --------
                                                       IN THOUSANDS, EXCEPT OPTION PRICE DATA
Outstanding, beginning of year.............    4,471    $26.30    3,978     $25.18    4,084     $22.55
Options granted............................      851     35.11    1,486      27.25      870      35.13
Options exercised..........................   (1,503)    24.21     (839)     21.97     (866)     22.54
Options cancelled..........................     (402)    30.65     (154)     29.86     (110)     27.05
                                             -------              -----               -----
Outstanding, end of year...................    3,417     28.90    4,471      26.30    3,978      25.18
                                             =======              =====               =====
Exercisable, end of year...................    1,577     26.15    2,149      23.64    2,423      22.13
                                             =======              =====               =====
Weighted average fair value of options
  granted during the year..................         $11.70              $10.61              $14.84
                                                    ======              ======              ======

     The fair value of each option granted during 1998, 1997 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 1.5% in 1998, 1.9% in 1997 and 1.4% in 1996, expected volatility of 32% for 1998, 39% for 1997 and 43% for 1996, risk-free interest rate of 5.5% in 1998 and 6.7% in 1997 and 1996, and expected life of 7 years for 1998, 1997 and 1996 grants.

     The following table summarizes stock options outstanding at December 31, 1998 (shares in thousands):

                                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                           ----------------------------------------------    -------------------------------
                                            AVERAGE                            NUMBER
                             NUMBER        REMAINING     WEIGHTED AVERAGE    EXERCISABLE    WEIGHTED AVERAGE
        RANGE OF           OUTSTANDING    CONTRACTUAL        EXERCISE            AT             EXERCISE
     EXERCISE PRICES       AT 12/31/98       LIFE             PRICE           12/31/98           PRICE
     ---------------       -----------    -----------    ----------------    -----------    ----------------
$13.50 - $23.39..........       724        3.7 years          $21.42              724            $21.42
$27.00 - $27.63..........     1,413        7.8 years           27.15              535             27.30
$33.19 - $52.88..........     1,280        8.4 years           35.07              318             35.00
                              -----                                             -----
                              3,417                                             1,577
                              =====                                             =====

     No compensation expense has been recognized for stock-based incentive compensation plans other than for the restricted stock award plan and the nonemployee director stock plan. Had compensation expense for the Company's incentive stock option plan been recognized based upon the fair value for awards granted, the Company's net loss would have been increased by $6.1 million or $0.09 for both basic and diluted earnings per share in 1998, net earnings would have been reduced by $6.6 million or $0.10 for both basic and diluted earnings per share in 1997, and net earnings would have been reduced by $5.3 million or $0.08 for both basic and diluted earnings per share in 1996. These proforma effects are not indicative of future amounts. The Company expects to grant additional awards in future years.

     Under the terms of the incentive compensation plan, the restricted stock awards are subject to restrictions as to sale or other disposition of the shares and to restrictions which require continuous employment with the Company. The restrictions generally expire, and the awards become fully vested, four years from the date of grant. The Company granted approximately 62,000, 64,000 and 89,000 shares of stock under the plan in 1998, 1997 and 1996, respectively. The weighted average grant date exercise price of the restricted stock grants was $34.69 in 1998, $27.97 in 1997 and $35.13 in 1996. Grants of restricted stock are charged to unearned compensation in stockholders' equity at their intrinsic value and recognized in expense over the vesting period. Compensation expense recognized under the restricted stock award plan was $1.3 million, $1.3 million and $1.4 million in 1998, 1997 and 1996, respectively.

     Under the terms of the nonemployee director stock plan, each eligible director received an initial grant of restricted stock and will receive additional grants upon re-election to the Board. As of December 31, 1998, there were 17,300 shares issued and outstanding under the plan.

NOTE 9: FINANCIAL INSTRUMENTS

     In the normal course of business, operations of the Company are exposed to risks associated with fluctuations in interest rates and currency exchange rates. The Company addresses these risks through controlled risk management that includes the use of derivative financial instruments to hedge or reduce these exposures. The Company does not enter into financial instruments for trading or speculative purposes.

     The Company enters into derivative financial instruments with major financial institutions that have at least an "A" or equivalent credit rating. The Company has not experienced any losses on its derivative financial instruments to date due to credit risk and management believes that such risk is remote and in any event would be immaterial.

  Interest Rate Risk Management

     The Company enters into interest rate swap agreements to reduce the impact of interest rate changes on its floating rate long-term debt. These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are anticipated to be lower than rates available to the Company if fixed-rate borrowings were made directly. Under interest rate swaps, the Company exchanges at specified intervals, certain notional amounts of its floating rate debt which are indexed based on LIBOR, with fixed rates.

     The following table presents the notional amounts, maturity dates, and effective floating and fixed interest rates related to the Company's interest rate swaps as of December 31:

                                                              INTEREST RATE
                          NOTIONAL                        ---------------------
                           AMOUNT        MATURITY DATE    FLOATING    PAY-FIXED
                        -------------    -------------    --------    ---------
                        (IN MILLIONS)
1998..................      $10.0            1999           4.44%       4.75%
                             10.0            2000           5.22%       7.00%
                             20.0            1999           5.25%       6.95%
1997..................      $10.0            1999           4.89%       4.75%
                             10.0            2000           5.75%       7.00%
                             20.0            1999           5.88%       6.95%

     The impact of interest rate risk management activities on income in 1998, 1997 and 1996, and the amount of deferred gains and losses from interest rate risk management transactions at December 31, 1998 and 1997 were not material.

  Foreign Exchange Risk Management

     The Company enters into foreign currency forward and option contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business issues and challenges. Accordingly, the Company enters into various contracts which change in value as foreign exchange rates change to offset the effect of changes in the value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign currency forward and option contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. The gains and losses on these contracts offset changes in the value of the related exposures.

     The Company uses a combination of option and forward contracts, which provide for the sale of foreign currencies to offset foreign currency exposures expected to arise in the normal course of the Company's business. While these instruments are subject to fluctuations in value, such fluctuations are anticipated to offset changes in the value of the underlying exposures. The principal currencies subject to this process are the Japanese yen, British pound, Irish pound, French franc, German mark, and Spanish peseta. Derivative instruments that are used to offset these probable, but not firmly committed foreign currency exposures are carried at fair value with gains and losses recorded currently in income as a component of other non-operating expense, net.

     The Company uses a combination of option and forward contracts to hedge foreign currency assets and intercompany borrowings. These instruments are designated and effective as hedges. While these hedging instruments are subject to fluctuations in value, they do not subject the Company to market risk from exchange rate movements because such gains and losses offset losses and gains, respectively, on the assets and intercompany borrowings being hedged.

     The Company also sells option contracts to reduce the net cost of its derivative financial instruments. Sold options are recorded at fair value with corresponding gains and losses recorded currently in income as a component of other, net.

     At December 31, the notional principal and fair value of the Company's outstanding foreign currency derivative financial instruments were as follows:

                                                  1998                  1997
                                           ------------------    ------------------
                                           NOTIONAL     FAIR     NOTIONAL     FAIR
                                           PRINCIPAL    VALUE    PRINCIPAL    VALUE
                                           ---------    -----    ---------    -----
                                                        (IN MILLIONS)
Forward exchange contracts.............      $32.3      $0.5       $28.3      $0.3
Foreign currency options purchased.....       43.6       0.6         8.9       0.2
Foreign currency options sold..........       44.7      (7.4)         --        --

     The notional principal amounts provide one measure of the transaction volume outstanding as of year end, and do not represent the amount of the Company's exposure to market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information as of December 31, 1998 and 1997. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments. The impact of foreign exchange risk management transactions on income in 1998, 1997 and 1996 was a net loss of $5.9 million, $0.5 million and $0, respectively.

  Fair Value of Financial Instruments

     At December 31, 1998 and 1997, the Company's financial instruments included cash and equivalents, trade receivables, investments, accounts payable, borrowings and foreign exchange risk management instruments. The carrying amount of cash and equivalents, trade receivables and accounts payable approximates fair value due to the short-term maturities of these instruments. The fair value of marketable investments, notes payable, long-term debt and foreign currency contracts were estimated based on quoted market prices at year-end. The fair values of nonmarketable equity investments, which represent either equity investments in start-up technology companies or partnerships that invest in start-up technology companies, are estimated based on the fair value information provided by these ventures.

     The carrying amount and estimated fair value of the Company's financial instruments at December 31 were as follows:

                                              1998                      1997
                                     ----------------------    ----------------------
                                     CARRYING                  CARRYING
                                      AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
                                     --------    ----------    --------    ----------
                                                      (IN MILLIONS)
Cash and equivalents.............     $181.6       $181.6       $180.9       $180.9
Non-current investments:
Marketable equity................       31.4         31.4         42.5         42.5
Non-marketable equity............        7.3          7.3         32.5         32.5
Notes payable....................       48.5         48.5         80.5         80.5
Long-term debt...................      201.1        203.0        142.5        142.5

     Marketable equity amounts include unrealized holding gains of $5.0 million at December 31, 1998 and $25.6 million at December 31, 1997; and unrealized holding losses of $0.7 million at December 31, 1998 and $1.3 million at December 31, 1997.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to credit risk principally consist of trade receivables. Wholesale distributors, major retail chains, and managed care organizations account for a substantial portion of trade receivables. This risk is limited due to the number of customers comprising the Company's customer base, and their geographic dispersion. Ongoing credit evaluations of customers' financial condition are performed and, generally, no collateral is required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

NOTE 10: COMMITMENTS AND CONTINGENCIES

     The Company leases certain facilities, office equipment and automobiles and provides for payment of taxes, insurance and other charges on certain of these leases. Rental expense was $25.2 million in 1998, $23.0 million in 1997 and $18.3 million in 1996.

     Future minimum rental payments under non-cancelable operating lease commitments with a term of more than one year as of December 31, 1998, are as follows: $22.4 million in 1999; $13.2 million in 2000; $6.6 million in 2001; $3.5 million in 2002; $2.4 million in 2003; and $10.6 million thereafter.

     The Company is involved in various litigation and claims arising in the normal course of business. Management believes that recovery or liability with respect to these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 11: BUSINESS SEGMENT INFORMATION

     In 1998, the Company adopted SFAS No. 131 -- "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes new standards for reporting financial and descriptive information regarding an enterprise's operating segments. As a result, amounts presented are determined on a consistent basis in accordance with SFAS No. 131.

     The Company operates in Regions or geographic operating segments. In accordance with SFAS No. 131, the United States information is presented separately as it is the Company's headquarters country, and U.S. sales represented 46.2% of total product net sales in 1998. No other country, or single customer, generates over 10% of total product net sales. Operations for the Europe Region also include sales to customers in Africa and the Middle East, and operations in the Asia Pacific Region include sales to customers in Australia and New Zealand.

     Operating income attributable to each operating segment is based upon the management assignment of costs to such regions. Cost of sales in most segments outside the United States includes the cost of goods produced by the Company's manufacturing operations at the transfer price charged the distribution operation by the manufacturing location. Income from manufacturing operations is not assigned to geographic regions because most manufacturing operations produce products for more than one region. Research and Development costs are general corporate costs. Corporate costs include significant administrative costs applicable to United States operations that are not charged to the U.S. region. Special charges in 1996 and 1998 for restructuring, asset write-offs, and the 1998 contribution to ASTI are also considered corporate costs.

     Identifiable assets, depreciation and amortization and capital expenditures are assigned by region based upon management responsibility for such items. Corporate assets are primarily cash and equivalents, goodwill and intangibles, and long-term investments.

                         GEOGRAPHIC OPERATING SEGMENTS

                                          NET SALES                   OPERATING INCOME (LOSS)
                               --------------------------------    -----------------------------
                                 1998        1997        1996       1998       1997       1996
                               --------    --------    --------    -------    -------    -------
                                                         (IN MILLIONS)
United States................  $  577.2    $  479.9    $  467.2    $ 301.8    $ 244.7    $ 244.6
Europe.......................     363.2       338.6       382.8       34.1       52.5       69.6
Asia Pacific.................     168.2       170.1       150.9       10.6       20.7       18.8
Other........................     147.0       142.6       137.7       17.8       22.2       19.1
                               --------    --------    --------    -------    -------    -------
Segments total...............   1,255.6     1,131.2     1,138.6      364.3      340.1      352.1
Manufacturing operations.....       6.1         6.8         8.4       46.6       17.6       30.3
Research and development.....                                       (125.4)    (131.2)    (118.3)
Research services margin.....                                          2.3        0.6        0.7
Restructuring charge.........                                        (74.8)        --      (70.1)
Asset write-offs.............                                        (58.5)        --       (7.4)
Contribution to ASTI.........                                       (171.4)        --         --
General corporate............                                        (70.2)     (78.1)     (76.7)
                               --------    --------    --------    -------    -------    -------
Net sales and operating
  income (loss)..............  $1,261.7    $1,138.0    $1,147.0    $ (87.1)   $ 149.0    $ 110.6
                               ========    ========    ========    =======    =======    =======

                                                                            DEPRECIATION AND
                                            IDENTIFIABLE ASSETS               AMORTIZATION           CAPITAL EXPENDITURES
                                       ------------------------------    -----------------------    -----------------------
                                         1998       1997       1996      1998     1997     1996     1998     1997     1996
                                       --------   --------   --------    -----    -----    -----    -----    -----    -----
                                                                          (IN MILLIONS)
United States........................  $   82.5   $   59.7   $  112.6    $ 3.0    $ 3.0    $ 3.9    $ 0.8    $ 0.3    $ 1.0
Europe...............................     164.2      153.9      159.5      6.9      5.9      6.7      1.5      4.3      3.6
Asia Pacific.........................      88.9       86.3       80.4      6.1      4.6      5.4      2.4      1.4      4.5
Other................................      67.3       65.7       71.6      8.1      3.9      4.6      1.1      3.6      3.1
                                       --------   --------   --------    -----    -----    -----    -----    -----    -----
Segments total.......................     402.9      365.6      424.1     24.1     17.4     20.6      5.8      9.6     12.2
Manufacturing operations.............     362.9      405.3      370.4     42.5     38.6     41.5     40.4     40.6     35.3
Adjustments and eliminations.........     (38.0)     (32.3)     (24.7)
General Corporate....................     606.6      660.3      580.0      9.9     12.8     10.8      4.4     14.2     12.2
                                       --------   --------   --------    -----    -----    -----    -----    -----    -----
        Total........................  $1,334.4   $1,398.9   $1,349.8    $76.5    $68.8    $72.9    $50.6    $64.4    $59.7
                                       ========   ========   ========    =====    =====    =====    =====    =====    =====

     In each geographic segment the Company markets products in three product segments: Specialty Pharmaceuticals, Ophthalmic Surgical and Contact Lens Care. The Specialty Pharmaceutical segment produces a broad range of ophthalmic products for glaucoma therapy, ocular inflammation, infection, allergy and dry eye; skin care products for acne, psoriasis and other prescription and over the counter dermatological products; and Botox(R) Purified Neurotoxin Complex for movement disorders. The Ophthalmic Surgical segment produces intraocular lenses, phacoemulsification equipment, viscoelastics, and other products related to cataract surgery. The Contact Lens Care segment produces cleaning, storage and disinfection products for the consumer contact lens market. The Company provides global marketing strategy teams to ensure the marketing strategy for consistent execution of products in all geographic operating segments. There are no transfers of products between product lines.

                       PRODUCT NET SALES BY PRODUCT LINE

                                         1998        1997        1996
                                       --------    --------    --------
                                                (IN MILLIONS)
Specialty Pharmaceuticals
  Eye Care Pharmaceuticals...........  $  505.3    $  408.5    $  425.1
  Skin Care..........................      80.6        80.6        64.7
  Botox/Neuromuscular................     125.3        90.1        67.2
                                       --------    --------    --------
          Total Specialty
            Pharmaceuticals..........  $  711.2    $  579.2    $  557.0
Ophthalmic Surgical..................     193.6       182.2       184.0
Contact Lens Care....................     356.9       376.6       406.0
                                       --------    --------    --------
Net sales............................  $1,261.7    $1,138.0    $1,147.0
                                       ========    ========    ========

NOTE 12: EARNINGS PER SHARE

     The following table presents the computation of basic and diluted earnings
(loss) per share:

                                FOR THE YEAR ENDED 1998                    FOR THE YEAR ENDED 1997
                        ----------------------------------------   ---------------------------------------
                        INCOME(LOSS)      SHARES       PER-SHARE     INCOME         SHARES       PER-SHARE
                        (NUMERATOR)    (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                        ------------   -------------   ---------   -----------   -------------   ---------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Computation of basic
  EPS:
Income (loss)
  available to common
  stockholders........     $(90.2)         65.6         $(1.38)      $128.3          65.2          $1.97
                                                        ======                                     =====
Effect of dilutive
  options.............                       --                                       0.6
                                           ----                                      ----
Computation of diluted
  EPS:
Income (loss)
  available to common
  stockholders
  assuming
  conversions.........     $(90.2)         65.6         $(1.38)      $128.3          65.8          $1.95
                                           ====         ======                       ====          =====

                                FOR THE YEAR ENDED 1996
                        ---------------------------------------
                          INCOME         SHARES       PER-SHARE
                        (NUMERATOR)   (DENOMINATOR)    AMOUNT
                        -----------   -------------   ---------
                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Computation of basic
  EPS:
Income (loss)
  available to common
  stockholders........     $77.1          65.1          $1.18
                                                        =====
Effect of dilutive
  options.............                     1.0
                                          ----
Computation of diluted
  EPS:
Income (loss)
  available to common
  stockholders
  assuming
  conversions.........     $77.1          66.1          $1.17
                                          ====          =====

     Stock options outstanding at December 31, 1998 were not included in the computation of diluted EPS because the Company incurred a loss, and hence, the impact would be antidilutive. At December 31, 1997, options to purchase 733,000 shares of common stock at $35.13 per share and options to purchase 61,000 shares of common stock at $33.19 were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares and, therefore, the effect would be antidilutive. At December 31, 1996 there were no options outstanding to purchase common stock with exercise prices greater than the average market price of the common shares.

NOTE 13: COMPREHENSIVE INCOME

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires that the components of comprehensive income be disclosed. Such amounts are as follows:

                                          1998                                      1997
                         ---------------------------------------   ---------------------------------------
                         BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX   BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX
                           AMOUNT      OR BENEFIT       AMOUNT       AMOUNT      OR BENEFIT       AMOUNT
                         ----------   -------------   ----------   ----------   -------------   ----------
                                               (IN MILLIONS, EXCEPT PER SHARE DATA)
Foreign currency
  translation
  adjustments:
  Unrealized foreign
    currency
    translation
    adjustments........     (0.9)            --          (0.9)        (9.0)           --           (9.0)
  Less:
    reclassification
    adjustment for
    gains (losses)
    realized in net
    income (loss)......     (1.2)            --          (1.2)          --            --             --
                           -----          -----         -----         ----          ----           ----
  Net unrealized
    foreign translation
    adjustments........     (2.1)            --          (2.1)        (9.0)           --           (9.0)
Unrealized gains on
  investments:
  Unrealized holding
    gains arising
    during period......     33.4          (11.7)         21.7          7.4          (2.6)           4.8
  Less:
    reclassification
    adjustment for
    gains realized in
    net income
    (loss).............    (54.1)          18.5         (35.6)        12.4          (3.6)           8.8
                           -----          -----         -----         ----          ----           ----
  Net unrealized gains
    (losses) on
    investments........    (20.7)           6.8         (13.9)        19.8          (6.2)          13.6
Minimum pension
  liability
  adjustment...........       --             --            --           --            --             --
                           -----          -----         -----         ----          ----           ----
Other comprehensive
  income (loss)........    (22.8)           6.8         (16.0)        10.8          (6.2)           4.6
                           =====          =====         =====         ====          ====           ====

                                          1996
                         ---------------------------------------
                         BEFORE TAX   TAX (EXPENSE)   NET-OF-TAX
                           AMOUNT      OR BENEFIT       AMOUNT
                         ----------   -------------   ----------
                          (IN MILLIONS, EXCEPT PER SHARE DATA)
Foreign currency
  translation
  adjustments:
  Unrealized foreign
    currency
    translation
    adjustments........     (0.7)           --           (0.7)
  Less:
    reclassification
    adjustment for
    gains (losses)
    realized in net
    income (loss)......       --            --
                            ----          ----           ----
  Net unrealized
    foreign translation
    adjustments........     (0.7)           --           (0.7)
Unrealized gains on
  investments:
  Unrealized holding
    gains arising
    during period......      5.7          (2.0)           3.7
  Less:
    reclassification
    adjustment for
    gains realized in
    net income
    (loss).............       --            --             --
                            ----          ----           ----
  Net unrealized gains
    (losses) on
    investments........      5.7          (2.0)           3.7
Minimum pension
  liability
  adjustment...........      0.8            --            0.8
                            ----          ----           ----
Other comprehensive
  income (loss)........      5.8          (2.0)           3.8
                            ====          ====           ====

NOTE 14: SUBSEQUENT EVENTS

     On January 26, 1999, the Board of Directors declared a cash dividend of $0.14 per share payable on March 9, 1999, to stockholders of record on February 16, 1999.

                              REPORT OF MANAGEMENT

     Management is responsible for the preparation and integrity of the consolidated financial statements appearing in this Proxy Statement. The consolidated financial statements were prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, accordingly, include some amounts based on management's best judgments and estimates.

     Management is responsible for maintaining a system of internal control and procedures to provide reasonable assurance, at an appropriate cost/benefit relationship, that assets are safeguarded and that transactions are authorized, recorded and reported properly. The internal control system is augmented by a program of internal audits and appropriate reviews by management, written policies and guidelines, careful selection and training of qualified personnel and a written Code of Ethics adopted by the Board of Directors, applicable to all employees of the Company and its subsidiaries. Management believes that the Company's system of internal control provides reasonable assurance that assets are safeguarded against material loss from unauthorized use or disposition and that the financial records are reliable for preparing financial statements and other data and for maintaining accountability for assets.

     The Audit Committee of the Board of Directors, composed solely of Directors who are not officers or employees of the Company, meets with the independent auditors, management and internal auditors periodically to discuss internal accounting controls, auditing and financial reporting matters. The Committee reviews with the independent auditors the scope and results of the audit effort. The Committee also meets with the independent auditors and the chief internal auditor without management present to ensure that the independent auditors and the chief internal auditor have free access to the Committee.

     The independent auditors, KPMG LLP, were recommended by the Audit Committee of the Board of Directors and selected by the Board of Directors. KPMG LLP was engaged to audit the 1998, 1997 and 1996 consolidated financial statements of Allergan, Inc. and its subsidiaries and conducted such tests and related procedures as deemed necessary in conformity with generally accepted auditing standards. The opinion of the independent auditors, based upon their audits of the consolidated financial statements, is presented on Page A-39 of this Proxy Statement.

                                          David E. I. Pyott
                                          President and Chief Executive Officer

                                          Francis R. Tunney, Jr.
                                          Corporate Vice President and
                                            Principal Financial Officer

                                          Dwight J. Yoder
                                          Senior Vice President, Controller and
                                            Principal Accounting Officer

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Allergan, Inc.:

     We have audited the accompanying consolidated balance sheets of Allergan, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allergan, Inc. and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Costa Mesa, California
January 27, 1999

                         QUARTERLY RESULTS (UNAUDITED)

                                                FIRST     SECOND      THIRD     FOURTH      TOTAL
                                               QUARTER    QUARTER    QUARTER    QUARTER      YEAR
                                               -------    -------    -------    -------    --------
                                                        IN MILLIONS, EXCEPT PER SHARE DATA
1998(a)
Product net sales............................  $269.3     $325.0     $321.2     $346.2     $1,261.7
Product gross margin.........................   175.6      218.7      223.1      237.3        854.7
Research service revenues....................     9.6        6.3        8.2       10.3         34.4
Research services margin.....................     0.7        0.4        0.6        0.6          2.3
Operating income (loss)......................  (137.6)      44.0      (32.4)      38.9        (87.1)
Net earnings (loss)..........................  (122.2)      34.8      (31.4)      28.6        (90.2)
Basic earnings (loss) per share..............   (1.87)      0.53      (0.48)      0.43        (1.38)
Diluted earnings (loss) per share............   (1.87)      0.52      (0.48)      0.43        (1.38)

1997(b)
Product net sales............................  $256.2     $284.5     $287.7     $309.6     $1,138.0
Product gross margin.........................   163.6      184.4      187.1      203.6        738.7
Research service revenues....................     3.1        2.9        2.9        2.1         11.0
Research services margin.....................     0.2        0.2        0.1        0.1          0.6
Operating income.............................    24.3       31.5       49.3       43.9        149.0
Net earnings.................................    17.8       21.4       43.6       45.5        128.3
Basic earnings per share.....................    0.27       0.33       0.67       0.70         1.97
Diluted earnings per share...................    0.27       0.33       0.66       0.69         1.95

---------------
(a) Fiscal quarters in 1998 ended on March 27, June 26, September 25 and December 31.

(b) Fiscal quarters in 1997 ended on March 28, June 27, September 26 and December 31.

                            SELECTED FINANCIAL DATA

                                                         YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------------
                                           1998        1997        1996        1995        1994
                                         --------    --------    --------    --------    --------
                                                    IN MILLIONS, EXCEPT PER SHARE DATA
Summary of Operations
Product net sales......................  $1,261.7    $1,138.0    $1,147.0    $1,067.2    $  947.2
Research service revenues..............      34.4        11.0         9.9         6.4          --
Operating costs and expenses:
  Cost of product sales................     407.0       399.3       384.7       328.0       286.6
  Cost of research services............      32.1        10.4         9.2         5.9          --
  Selling, general and
     administrative....................     514.0       459.1       456.6       443.4       392.5
  Research & development...............     125.4       131.2       118.3       116.7       111.5
  Restructuring charges................      74.8          --        70.1          --          --
  Asset write-offs.....................      58.5          --         7.4          --          --
  Contribution to ASTI.................     171.4          --          --          --          --
  Contribution to ALRT.................        --          --          --        50.0          --
                                         --------    --------    --------    --------    --------
Operating income (loss)................     (87.1)      149.0       110.6       129.6       156.6
Non-operating income (expense).........      29.4         8.1        (2.6)       (4.4)        2.3
Earnings (loss) before income taxes and
  minority interest....................     (57.7)      157.1       108.0       125.2       158.9
Net earnings (loss)....................     (90.2)      128.3        77.1        72.5       110.7
Basic earnings (loss) per common
  share................................     (1.38)       1.97        1.18        1.13        1.74
Diluted earnings (loss) per common
  share................................     (1.38)       1.95        1.17        1.12        1.73
Cash dividends per share...............      0.52        0.52        0.49        0.47        0.42
Financial Position
Current assets.........................  $  661.2    $  636.4    $  599.7    $  522.3    $  485.5
Working capital........................     292.7       273.1       224.4       190.7       161.8
Total assets...........................   1,334.4     1,398.9     1,349.8     1,316.3     1,059.8
Long-term debt.........................     201.1       142.5       170.0       266.7        83.7
Total stockholders' equity.............     696.0       841.4       749.8       668.9       603.3

                  MARKET PRICES OF COMMON STOCK AND DIVIDENDS

     The following table shows the quarterly price range of the common stock and the cash dividends declared per share during the period listed.

                                                   1998                         1997
                                          -----------------------      -----------------------
            CALENDAR QUARTER              LOW      HIGH      DIV.      LOW      HIGH      DIV.
            ----------------              ---      ----      ----      ---      ----      ----
First...................................  31 3/4    39       $.13      28 3/4    36 1/4   $.13
Second..................................  37 1/4    47 9/16  $.13      25 7/8    33       $.13
Third...................................  45 1/4    62 7/8   $.13      29 3/4    36 1/2   $.13
Fourth..................................  53 7/16   66 1/2   $.13      31 1/8    37 3/16  $.13

     Allergan Common Stock is listed on the New York Stock Exchange and is traded under the symbol "AGN." In newspapers, stock information is frequently listed as "Alergn."

     The approximate number of stockholders of record was 11,000 as of January 15, 1999.

     On January 26, 1999, the Board declared a cash dividend of $0.14 per share, payable March 9, 1999 to stockholders of record on February 16, 1999. See Note 5 to the Consolidated Financial Statements relative to restrictions on dividend payments.

                                                                       EXHIBIT B

                                 ALLERGAN, INC.
                        1989 INCENTIVE COMPENSATION PLAN
                     (AS AMENDED AND RESTATED, MARCH 1999)

I.  GENERAL PROVISIONS

1.1  PURPOSES OF THE PLAN

     Allergan, Inc. ("Allergan") has adopted this 1989 Incentive Compensation Plan (the "Plan") to advance the interests of Allergan and its stockholders by affording to key management and other Employees of Allergan and its subsidiaries an opportunity to acquire or increase a proprietary interest in the Company or to otherwise benefit from the success of the Company through the grant to such Employees of Incentive Awards under the terms and conditions set forth herein. By thus encouraging such Employees to become owners of Allergan's shares and by granting such Employees other incentive compensation that is measured by the increased market value of Allergan's shares or another appropriate measure of the success and profitability of the Company, the Company seeks to attract, retain and motivate those highly competent individuals upon whose judgment, initiative, leadership and continued efforts the success of the Company in large measure depends.

1.2  DEFINITIONS

     As used herein the following terms shall have the meanings set forth below:

     (a) "Allergan" means Allergan, Inc., a Delaware corporation, or any successor thereto.

     (b) "Board" means the Board of Directors of Allergan.

     (c) "Cause" means, with respect to the discharge by the Company of any Participant, any conduct that under Company policies as set forth from time to time in the Allergan Supervisors Manual (or any successor thereto) would be considered to constitute "serious misconduct" that would justify immediate termination without benefit of a counseling review or severance pay.

     (d) "Change in Control" means the following and shall be deemed to occur if any of the following events occur:

          (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Allergan representing 50% or more of the combined voting power of Allergan's then outstanding voting securities;

          (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Allergan's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Allergan, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board;

          (iii) The stockholders of Allergan approve a merger or consolidation with any other corporation, other than

             (A) a merger or consolidation which would result in the voting securities of Allergan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the voting securities of Allergan or such other entity outstanding immediately after such merger or consolidation, and

             (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 50% or more of the combined voting power of Allergan's then outstanding voting securities; or

          (iv) The stockholders of Allergan approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

Notwithstanding the preceding provisions of this Paragraph (d), a Change in Control shall not be deemed to have occurred (1) if the "person" described in the preceding provisions of this Paragraph is an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of Allergan's then outstanding voting securities solely in connection with a public offering of Allergan's securities or (2) if the "person" described in the preceding provisions of this Paragraph is an employee stock ownership plan or other employee benefit plan maintained by the Company that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     (e) "Code" means the Internal Revenue Code of 1986, as amended. Where the context so requires, a reference to a particular Code section shall also refer to any successor provision of the Code to such section.

     (f) "Committee" means the committee appointed by the Board to administer the Plan. The Committee shall be composed entirely of members who meet the requirements of Section 1.4(a) hereof.

     (g) "Common Stock" means the common stock of Allergan, $0.01 par value.

     (h) "Company" means Allergan and any present or future parent or subsidiary corporations (as defined in Section 425 of the Code) with respect to Allergan, or any successors to such corporations.

     (i) "Dividend Equivalent" means an amount payable in cash, Common Stock or a combination thereof to a holder of a Stock Option, Stock Appreciation Right or other Incentive Award denominated in shares of Common Stock that is equivalent to the amount of dividends paid to stockholders with respect to a number of shares of Common Stock equal to the number of shares upon which such Incentive Award is based.

     (j) "Employee" means any regular, full-time employee of the Company.

     (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended. Where the context so requires, a reference to a particular section of the Exchange Act shall also refer to any successor provision to such section.

     (l) "Fair Market Value" means the fair market value of a share of Common Stock as determined by the Committee on the basis of such factors as it may deem appropriate.

     (m) "Incentive Award" means any Stock Option, Restricted Stock, Stock Appreciation Right, Stock Payment, Performance Award or other award granted or sold under the Plan.

     (n) "Incentive Stock Option" means an incentive stock option, as defined under Section 422 of the Code and the regulations thereunder.

     (o) "Nonqualified Stock Option" means a stock option other than an Incentive Stock Option.

     (p) "Option" or "Stock Option" means a right to purchase Common Stock and refers to both Incentive Stock Options and Nonqualified Stock Options.

     (q) "Participant" means any Employee selected by the Committee to receive an Incentive Award pursuant to this Plan.

     (r) "Payment Event" means the event or events giving rise to the right to payment of a Performance Award.

     (s) "Performance Award" means an award, payable in cash, Common Stock or a combination thereof, the terms and conditions of which may be determined by the Committee at the time the Performance Award is granted.

     (t) "Plan" means the Allergan, Inc. 1989 Incentive Compensation Plan as set forth herein, as amended from time to time.

     (u) "Purchase Price" means the purchase price (if any) to be paid by a Participant for Restricted Stock as determined by the Committee (which price shall be at least equal to the minimum price required under applicable laws and regulations for the issuance of Common Stock which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met).

     (v) "Restricted Stock" means Common Stock which is the subject of an Incentive Award under this Plan and which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in this Plan and in any statement evidencing the grant of such Incentive Award.

     (w) "Securities Act" means the Securities Act of 1933, as amended.

     (x) "Stock Appreciation Right" or "Right" means a right granted pursuant to
Section VI of the Plan to receive a number of shares of Common Stock or, in the discretion of the Committee, an amount of cash or a combination of shares and cash, based on the increase in the Fair Market Value of the shares subject to the right during such period as is specified by the Committee.

     (y) "Stock Payment" means a payment in shares of the Company's Common Stock to replace all or any portion of the compensation (other than base salary) that would otherwise become payable to any Employee of the Company.

1.3  SHARES OF COMMON STOCK SUBJECT TO THE PLAN

     (a) Subject to the provisions of Section 1.3(c) and Section 8.1 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Awards under the Plan shall be:

          (i) During the period commencing with the inception of the Plan through February 29, 1992 (the "Transition Date"), the aggregate number of shares that may be issued pursuant to or issuable upon exercise of Incentive Awards granted prior to the Transition Date shall be 5,000,000 shares.

          (ii) After the Transition Date, the aggregate number of shares that may be issued pursuant to or issuable upon exercise of Incentive Awards granted during any calendar year shall be up to 1.5% of the Outstanding Shares (as defined below) plus (A) with respect to calendar years 1993 and thereafter, any unused shares available under this Section 1.3(a)(ii) from prior years and (B) any shares issued or issuable under Incentive Awards granted after the Transition Date which by virtue of Section 1.3(c) below again become available for the grant of further Incentive Awards.

(For purposes of Section 1.3(a)(ii) above, the term "Outstanding Shares" means the number of shares of Common Stock outstanding on December 31 of the year preceding the year for which the calculation is to be made; provided that, for purposes of determining the maximum aggregate number of shares which may be issued pursuant to or issuable upon exercise of Incentive Awards granted during calendar 1992 after the Transition Date, "Outstanding Shares" shall mean the number of shares of Common Stock outstanding on the Transition Date.)

     (b) The Common Stock to be issued under this Plan will be made available, at the discretion of the Board or the Committee, either from authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market.

     (c) Shares of Common Stock subject to unexercised portions of any Incentive Award granted under this Plan that expire, terminate or are cancelled, and shares of Common Stock issued pursuant to an Incentive Award under this Plan that are reacquired by the Company pursuant to the terms of the Incentive Award under which such shares were issued, will again become available for the grant of further Incentive Awards under this Plan.

     (d) Notwithstanding Section 1.3(a) (ii) above, the maximum number of shares issuable upon the exercise of Incentive Awards granted in the form of Incentive Stock Options after the Transition Date shall be the lesser of the amount determined pursuant to Section 1.3 (a) (ii) above and 5,000,000 shares,

     (e) The maximum number of shares of Common Stock with respect to which Stock Options may be granted to an executive officer in any given calendar year is 400,000 Options per executive officer.

1.4  ADMINISTRATION OF THE PLAN

     (a) The Plan will be administered by the Committee, which will consist of two or more persons appointed by the Board (i) who are not eligible to receive Incentive Awards under the Plan and (ii) who have not been eligible at any time within one year before appointment to the Committee for selection as persons to whom Incentive Awards may be granted pursuant to the Plan, or to whom shares may be allocated, or stock options, stock appreciation rights or similar rights may be granted, pursuant to any other discretionary plan of Allergan (or any affiliate thereof, within the meaning of the Exchange Act and the regulations thereunder) entitling the participants therein to acquire stock, stock options, stock appreciation rights or similar rights of Allergan (or any affiliate thereof, within the meaning of the Exchange Act and the regulations thereunder). Notwithstanding anything contained herein, no person shall be disqualified from being a member of the Committee merely because such person is entitled to receive grants of restricted stock pursuant to the Allergan, Inc. 1989 Nonemployee Director Stock Plan or any successor thereto providing for the automatic grant, without the intervention of any administrative discretion, of stock options, restricted stock or other stock-based incentive compensation awards.

     (b) The Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. The Committee has authority in its discretion to select the eligible Employees to whom, and the time or times at which, Incentive Awards shall be granted or sold, the nature of each Incentive Award, the number of shares of Common Stock or the number of rights that make up each Incentive Award, the period for the exercise of each Incentive Award, the performance criteria (which need not be identical) utilized to measure the value of Performance Awards and such other terms and conditions applicable to each individual Incentive Award as the Committee shall determine. The Committee may grant at any time new Incentive Awards to a Participant who has previously received Incentive Awards or other grants (including other stock options) whether such prior Incentive Awards or such other grants are still outstanding, have previously been exercised in whole or in part, or are cancelled in connection with the issuance of new Incentive Awards. The Committee may grant Incentive Awards singly or in combination or in tandem with other Incentive Awards as it determines in its discretion. The purchase price or initial value and any and all other terms and conditions of the Incentive Awards may be established by the Committee without regard to existing Incentive Awards or other grants. Further, the Committee may, with the consent of a Participant, amend in a manner consistent with the Plan the terms of any existing Incentive Award previously granted to such Participant.

     (c) Subject to the express provisions of the Plan, the Committee has the authority to interpret the Plan, to determine the terms and conditions of Incentive Awards and to make all other determinations necessary or advisable for the administration of the Plan. The Committee has authority to prescribe, amend and rescind rules and regulations relating to the Plan. All interpretations, determinations and actions by the Committee shall be final, conclusive and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

     (d) No member of the Board or the Committee nor any designee thereof will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any transaction arising under the Plan.

1.5  PARTICIPATION

     (a) All Employees who are key Employees of the Company, as determined by the Committee, are eligible to receive Incentive Awards under the Plan. In no event may any member of the Board who is not an Employee be granted an Incentive Award under the Plan.

     (b) At the time of the grant of each Incentive Award pursuant to this Plan, the Committee shall deliver, or cause to be delivered, to the Participant to whom the Incentive Award is granted a written statement evidencing the Incentive Award and setting forth such terms and conditions applicable to the Incentive Award as the Committee may in its discretion determine consistent with the Plan.

II.  DIVIDEND EQUIVALENTS

     A Participant may in the discretion of the Committee be granted, at no additional cost, Dividend Equivalents based on the dividends declared on the Common Stock on record dates during the period between the date an Incentive Award is granted and the date such Incentive Award is exercised or such other period as is determined by the Committee and specified in the instrument that evidences the grant of the Incentive Award. Such Dividend Equivalents shall be converted to additional shares or cash by such formula as may be determined by the Committee.

     Dividend Equivalents shall be computed as of each dividend record date in such manner as may be determined by the Committee and shall be payable to Participants at such time or time as the Committee in its discretion may determine.

III.  OPTIONS

3.1  OPTION PRICE

     The purchase price of Common Stock under each Option (the "Option Exercise Price") will be determined by the Committee at the date such Option is granted. The Option Exercise Price may be less than the Fair Market Value on the date of grant of the Common Stock subject to the Option; provided, however, that in no event shall the Option Exercise Price be less than the par value of the shares of Common Stock subject to the Option; and further provided that in the case of an Incentive Stock Option the Option Exercise Price shall be not less than the Fair Market Value on the date of grant of the Common Stock subject to such Option or such other amount as is necessary to enable such Option to be treated as an "incentive stock option" within the meaning of Code Section 422A.

3.2  OPTION PERIOD

     Options may be exercised as determined by the Committee, but, in the case of an Incentive Stock Option, in no event after ten years from the date of grant of such Option or such other period as is necessary to enable such Option to be treated as an "incentive stock option" within the meaning of Code Section 422A.

3.3  EXERCISE OF OPTIONS

     At the time of the exercise of an Option, the purchase price shall be paid in full in cash or other equivalent consideration acceptable to the Committee and consistent with the Plan's purpose and applicable law, including without limitation Common Stock or Restricted Stock or other contingent awards denominated in either stock or cash. Any shares of Company Stock assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date. No fractional shares will be issued pursuant to the exercise of an Option nor will any cash payment be made in lieu of fractional shares.

3.4  LIMITATION ON EXERCISE OF INCENTIVE STOCK OPTIONS

     The aggregate Fair Market Value (determined at the time the Option is granted) with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all stock option plans of the Company) shall not exceed $100,000 or such other limit as is prescribed by the Code. Any Options granted as Incentive Stock Options pursuant to the Plan in excess of such limitation shall be treated as Nonqualified Stock Options.

3.5  TERMINATION OF EMPLOYMENT

     (a) Except as otherwise provided in a written agreement between the Company and the Participant, in the event of the termination of a Participant's employment with the Company for Cause, all of the Participant's unexercised Options and/or Rights shall expire as of the date of such termination.

     (b) Except as otherwise provided in a written agreement between the Company and the Participant, in the event of a Participant's termination of employment for:

          (i) Any reason other than for Cause, death, disability, or normal retirement (as defined in the instrument evidencing the grant of the Option), the Participant's Options and/or Rights shall expire and become unexercisable as of the earlier of (A) the date such Options and/or Rights expire in accordance with their terms or (B) three calendar months after the date of termination.

          (ii) Death or disability, subject to the provisions of Paragraph (c) below, the Participant shall have twelve (12) months after the date of termination within which to exercise Options and/or Rights that have become exercisable on or before such date and that have not expired on or before such date, regardless of the date upon which such Options or Rights would otherwise expire in accordance with their terms.

          (iii) Normal retirement, the Participant's Options and/or Rights shall expire and become unexercisable as of the earlier of (A) the date such Options and/or Rights expire in accordance with their terms or (B) three
     (3) years after the date of termination.

     (c) Notwithstanding anything to the contrary in Paragraphs (a) or (b) above, the Committee may in its discretion designate such shorter or longer periods to exercise Options and/or Rights following a Participant's termination of employment; provided, however, that any shorter periods determined by the Committee shall be effective only if provided for in the instrument that evidences the grant to the Participant of such Options and/or Rights or if such shorter period is agreed to in writing by the Participant. In the case of an Incentive Stock Option, notwithstanding anything to the contrary herein, in no event shall such Option be exercisable after the expiration of ten years from the date such Option is granted (or such other period as is provided in Code
Section 422A). Notwithstanding anything to the contrary herein, Options and/or Rights shall be exercisable by a Participant (or his successor in interest) following such Participant's termination of employment only to the extent that installments thereof had become exercisable on or prior to the date of such termination; provided, however, that the Committee, in its discretion, may elect to accelerate the vesting of all or any portion of any Options and/or Rights that had not become exercisable on or prior to the date of such termination.

3.6  GRANT OF OPTIONS IN SUBSTITUTION FOR SMITHKLINE BECKMAN CORPORATION OPTIONS

     In accordance with the provisions of Section 7.05 of that certain Distribution Agreement dated as of April 11, 1989, among SmithKline Beckman Corporation ("SKB"), Allergan and Beckman Instruments, Inc. (the "Distribution Agreement") and notwithstanding anything to the contrary in this Plan, in the event that as of the Distribution Date (as defined in the Distribution Agreement) an Employee (or other person described in Section 7.05(b) of the Distribution Agreement) shall hold an outstanding option granted under any employee stock option plan of SKB (an "SKB Option") there shall be granted to such Employee (or other person) pursuant to this Plan, in substitution for such SKB Option, an Option to purchase Common Stock (a "Substitute Option"). The number of shares subject to such Substitute Option, the Option Exercise Price of such Substitute Option and the other terms and conditions of such Substitute Option shall be determined by the Committee in accordance with Section 425(a) of the Code or any other reasonably comparable method designed to preserve the gain in the SKB Option at the time of the substitution.

IV.  PERFORMANCE AWARDS

4.1  GRANT OF PERFORMANCE AWARDS

     The Committee shall determine the performance criteria (which need not be identical) to be utilized to calculate the value of the Performance Awards, the term of such Performance Awards, the Payment Event, and the form and time of payment of Performance Awards. The specific terms and conditions of each Performance Award shall be set forth in a written statement evidencing the grant of such Performance Award.

4.2  PAYMENT OF AWARD; LIMITATION

     Upon the occurrence of a Payment Event, payment of a Performance Award will be made to the Participant in cash or in shares of Common Stock valued at Fair Market Value on the date of the Payment Event or a combination of Common Stock and cash, as the Committee in its discretion may determine. The Committee may impose a limitation on the amount payable upon the occurrence of a Payment Event, which limitation shall be set forth in the written statement evidencing the grant of the Performance Award.

4.3  EXPIRATION OF PERFORMANCE AWARD

     If any Participant's employment with the Company is terminated for any reason other than normal retirement (as defined in the instrument evidencing the grant of the Performance Award), death, or disability prior to the occurrence of the Payment Event, all of the Participant's rights under the Performance Award shall expire and terminate unless otherwise determined by the Committee. In the event of termination of employment by reason of death, disability or normal retirement, the Committee, in its discretion, may determine what portions, if any, of the Performance Award should be paid to the Participant.

V.  RESTRICTED STOCK

5.1  AWARD OF RESTRICTED STOCK

     The Committee may grant awards of Restricted Stock to Employees. The Committee shall determine the Purchase Price (if any), the terms of payment of the Purchase Price, the restrictions upon the Restricted Stock, and when such restrictions shall lapse. The terms and conditions of the Restricted Stock shall be set forth in the statement evidencing the grant of such award of Restricted Stock.

5.2  REQUIREMENTS OF RESTRICTED STOCK

     All shares of Restricted Stock granted or sold, pursuant to the Plan will be subject to the following conditions:

     (a) The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions are removed or expire;

     (b) The Committee may require that the certificates representing Restricted Stock granted or sold to a Participant pursuant to the Plan remain in the physical custody of an escrow holder or the Company until all restrictions are removed or expire;

     (c) Each certificate representing Restricted Stock granted or sold to a Participant pursuant to the Plan will bear such legend or legends making reference to the restrictions imposed upon such Restricted Stock as the Committee in its discretion deems necessary or appropriate to enforce such restrictions; and

     (d) The Committee may impose such other conditions on Restricted Stock as the Committee may deem advisable including, without limitation, restrictions under the Securities Act, under the Exchange Act, under the requirements of any stock exchange upon which such Restricted Stock or shares of the same class are then listed and under any blue sky or other securities laws applicable to such shares.

5.3  LAPSE OF RESTRICTIONS

     The restrictions imposed upon Restricted Stock pursuant to Section 5.2 above will lapse in accordance with such schedule or other conditions as are determined by the Committee and set forth in the statement evidencing the grant or sale of the Restricted Stock.

5.4  RIGHTS OF PARTICIPANT

     Subject to the provisions of Section 5.2 or restrictions imposed pursuant to Section 5.2, the Participant will have all rights of a stockholder with respect to the Restricted Stock granted or sold to such Participant under the Plan, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

5.5  TERMINATION OF EMPLOYMENT

     Unless the Committee in its discretion determines otherwise, upon a Participant's termination of employment for any reason, all of the Participant's Restricted Stock remaining subject to restrictions imposed pursuant to this Plan on the date of such termination of employment shall be repurchased by the Company at the Purchase Price (if any).

VI.  STOCK APPRECIATION RIGHTS

6.1  GRANTING OF STOCK APPRECIATION RIGHTS

     The Committee may approve the grant to eligible Employees of Stock Appreciation Rights related or unrelated to Options, at any time.

     (a) A Stock Appreciation Right granted in connection with an Option granted under this Plan will entitle the holder of the related Option, upon exercise of the Stock Appreciation Right, to surrender such Option, or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Stock Appreciation Right is exercised, and to receive payment of an amount computed pursuant to Section 6.1(c). Such Option will, to the extent surrendered, then cease to be exercisable.

     (b) Subject to Section 6.1(g), a Stock Appreciation Right granted in connection with an Option hereunder will be exercisable at such time or times, and only to the extent that, the related Option is exercisable, and will not be transferable except to the extent that such related Option may be transferable.

     (c) Upon the exercise of a Stock Appreciation Right related to an Option, the Holder will be entitled to receive payment of an amount determined by multiplying: (i) the difference obtained by subtracting the Option Exercise Price of a share of Common Stock specified in the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right (or as of such other date or as of the occurrence of such event as may have been specified in the instrument evidencing the grant of the Stock Appreciation Right), by (ii) the number of shares as to which such Stock Appreciation Right is exercised.

     (d) The Committee may grant Stock Appreciation Rights unrelated to Options to eligible Employees. Section 6.1(c) shall be used to determine the amount payable at exercise under such Stock Appreciation Right, except that in lieu of the Option Exercise Price specified in the related Option the initial base amount specified in the Incentive Award shall be used.

     (e) Notwithstanding the foregoing, the Committee, in its discretion, may place a dollar limitation on the maximum amount that will be payable upon the exercise of a Stock Appreciation Right under the Plan.

     (f) Payment of the amount determined under the foregoing provisions of this
Section 6.2 may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or, alternatively, at the sole discretion of the Committee, in cash or in a combination of cash and shares of Common Stock as the Committee deems advisable. The Committee is hereby vested with full discretion to determine the form in which payment of a Stock Appreciation Right will be made and to consent to or disapprove the election of a Participant to receive cash in full or partial settlement of a Stock Appreciation Right. If the Committee decides to make full payment in shares of Common Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

     (g) The Committee may, at the time a Stock Appreciation Right is granted, impose such conditions on the exercise of the Stock Appreciation Right as may be required to satisfy the requirements of Rule 16b-3 under the Exchange Act (or any other comparable provisions in effect at the time or times in question).

6.2  TERMINATION OF EMPLOYMENT

     Section 3.5 will govern the treatment of Stock Appreciation Rights upon the termination of a Participant's employment with the Company.

VII.  STOCK PAYMENTS

     The Committee may approve Stock Payments of the Company's Common Stock to any Employee of the Company for all or any portion of the compensation (other than base salary) that would otherwise become payable to an Employee in cash.

VIII.  OTHER PROVISIONS

8.1  ADJUSTMENT PROVISIONS

     (a) Subject to Section 8.1(b) below, (i) if the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution with respect to such shares of Common Stock (or any stock or securities received with respect to such Common Stock), or (ii) if the value of the outstanding shares of Common Stock of the Company is reduced by reason of an extraordinary cash dividend, an appropriate and proportionate adjustment may be made in (x) the maximum number and kind of shares provided in Section 1.3 (including the maximum amounts referred to in Section 1.3(d) and (e)), (y) the number and kind of shares or other securities subject to then outstanding Incentive Awards, and (z) the price for each share or other unit of any other securities subject to then outstanding Incentive Awards. Adjustments under this Section 8.1(a) will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive. No fractional interests will be issued under the Plan resulting from any such adjustments.

     (b) In addition to the adjustments permitted by Section 8.1(a) above, except as otherwise expressly provided in the statement evidencing the grant of an Incentive Award, upon the occurrence of a Change in Control of the Company any outstanding Incentive Awards not theretofore exercisable, payable or free from restrictions, as the case may be, shall immediately become exercisable, payable or free from restrictions (other than restrictions required by applicable law or any national securities exchange upon which any securities of the Company are then listed), as the case may be, in their entirety and any shares of Common Stock acquired pursuant to an Incentive Award which are not fully vested shall immediately become fully vested, notwithstanding any of the other provisions of the Plan.

8.2  SECTION 16 PERSONS

     Notwithstanding any other provisions in this Plan, any Incentive Award granted hereunder to an Employee who is then subject to Section 16 of the Exchange Act shall be subject to the following limitations:

     (a) The Incentive Award may provide for the issuance of shares of Common Stock as a stock bonus for no consideration other than services rendered or to be rendered. In the event of an Incentive Award under which shares of Common Stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall either (1) be equal to the amount (such as the par value of such shares) required to be received by the Company in order to assure compliance with applicable state law, (2) be equal to or greater than 50% of the fair market value of such shares on the date of grant of such Incentive Award, or (3) in the case of Stock Options granted pursuant to Section 3.6 above, be the amount determined pursuant to the applicable substitution formula. For such purposes, the fair market value of shares of Common Stock shall be calculated on the basis of the closing price of stock of that class on the day in question (or, if such day is not a trading day in the U.S. securities markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) in which such shares are then traded, or, if no such closing prices are reported, on the basis of the mean between the high bid and low asked prices that day on the principal market or national quotation system on which such shares are then quoted or, if not so quoted, as furnished by a professional securities dealer making a market in such shares selected by the Board or the Committee.

     (b) Any Stock Option or similar right (including a Stock Appreciation Right) granted to such Employee pursuant to the Plan shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during such Employee's lifetime only by him or by his guardian or legal representative. No Incentive Award granted to such Employee and no right of such Employee under the Plan, contingent or otherwise, will be assignable or made subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Committee may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Incentive Award in the event of death of such Employee. If such beneficiary is the executor or administrator of the estate of the Employee, any rights with respect to such Incentive Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of such Employee.

8.3  CONTINUATION OF EMPLOYMENT

     (a) Nothing in the Plan or in any statement evidencing the grant of an Incentive Award pursuant to the Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company, or to confer upon the Company any right to require any Participant's continued employment. Except as expressly provided in the Plan or in any statement evidencing the grant of an Incentive Award pursuant to the Plan, the Company shall have the right to deal with each Participant in the same manner as if the Plan and any such statement evidencing the grant of an Incentive Award pursuant to the Plan did not exist, including, without limitation, with respect to all matters related to the hiring, discharge, compensation and conditions of the employment of the Participant. Unless otherwise expressly set forth in a separate employment agreement between the Company and such Participant, the Company may terminate the employment of any Participant with the Company at any time for any reason, with or without cause.

     (b) Any question(s) as to whether and when there has been a termination of a Participant's employment, the reason (if any) for such termination, and/or the consequences thereof under the terms of the Plan or any statement evidencing the grant of an Incentive Award pursuant to the Plan shall be determined by the Committee's and the Committee's determination thereof shall be final and binding.

8.4  COMPLIANCE WITH GOVERNMENT REGULATIONS

     No shares of Common Stock will be issued pursuant to an Incentive Award unless and until all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Common Stock pursuant to an Incentive Award, the Company may require the Participant to take any reasonable action to comply with such requirements.

8.5  ADDITIONAL CONDITIONS

     The award of any benefit under this Plan may also be subject to such other provisions (whether or not applicable to the benefit award to any other Participant) as the Committee determines appropriate including, without limitation, provisions to assist the Participant in financing the purchase of Common Stock through the exercise of Stock Options, provisions for the forfeiture of or restrictions on resale or other disposition of shares of Common Stock acquired under any form of benefit, provisions giving the Company the right to repurchase shares of Common Stock acquired under any form of benefit in the event the Participant elects to dispose of such shares, and provisions to comply with federal and state securities laws and federal and state income tax withholding requirements.

8.6  PRIVILEGES OF STOCK OWNERSHIP

     No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Incentive Award, except as to such shares of Common Stock, if any, that have been issued to such Participant in accordance with the terms and conditions of the applicable Incentive Award; provided, however, that Participants who have received Restricted Stock shall have only those rights with respect to such stock as are set forth in this Plan and the statement evidencing the grant or sale of such Restricted Stock.

8.7  AMENDMENT AND TERMINATION OF PLAN: AMENDMENT OF INCENTIVE AWARDS

     (a) The Board may alter, amend, suspend or terminate the Plan at any time. No such action of the Board, unless taken with the approval of the stockholders of the Company, may increase the maximum number of shares that may be sold or issued under the Plan or alter the class of Employees eligible to participate in the Plan. With respect to any other amendments of the Plan, the Board may in its discretion determine that such amendments shall only become effective upon approval by the stockholders of the Company, if the Board determines that such stockholder approval may be advisable, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under federal or state securities law, federal or state tax law or any other laws or for the purposes of satisfying applicable stock exchange listing requirements.

     (b) The Committee may, with the consent of a Participant, make such modifications in the terms and conditions of an Incentive Award as it deems advisable. Without limiting the generality of the foregoing, the Committee may, with the consent of the Participant, from time to time to adjust or reduce the purchase price of Options held by such Participant by cancellation of such Options and granting of Options to purchase the same or a lesser number of shares at lower purchase prices or by modification, extension or renewal of such Options.

     (c) Except as otherwise provided in this Plan or in the statement evidencing the grant of the Incentive Award, no amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Incentive Award previously granted under the Plan.

8.8  OTHER COMPENSATION PLANS

     The adoption of the Plan shall not affect any other stock option, incentive or other compensation plans in effect for the Company, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for Employees of the Company.

8.9  PLAN BINDING ON SUCCESSORS

     The Plan shall be binding upon the successors and assigns of the Company.

8.10  SINGULAR, PLURAL; GENDER

     Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

8.11  HEADINGS, ETC., NO PART OF PLAN

     Heading of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

8.12  PARTICIPATION BY FOREIGN EMPLOYEES

     Notwithstanding anything to the contrary herein, the Committee may, in order to fulfill the purposes of the Plan, modify grants of Incentive Awards to Participants who are foreign nationals or employed outside of the United States to recognize differences in applicable law, tax policy or local custom.

IX.  EFFECTIVE DATE AND DURATION OF PLAN

     The Plan shall become effective on the later of (a) the date of its adoption by the Board, (b) the date of its approval by the holders of the outstanding shares of Common Stock (either by a vote of a majority of such outstanding shares present in person or by proxy and entitled to vote at a meeting of stockholders of the Company or by written consent) or (c) the date of the distribution by SKB (as defined in Section 3.6 above) of the stock of Allergan pursuant to the terms of the Distribution Agreement (as defined in Section 3.6 above). The Plan shall terminate at such time as the Board, in its discretion, shall determine. No Incentive Award may be granted under the Plan after the date of such termination, but such termination shall not affect any Incentive Award theretofore granted.

                                                                       EXHIBIT C

                                 ALLERGAN, INC.

                              EXECUTIVE BONUS PLAN

PURPOSE OF THE PLAN

     The Allergan, Inc. Executive Bonus Plan (the "Plan") is designed to reward the Chief Executive Officer (the "CEO") of Allergan, Inc. (the "Company") for annual accomplishment of specific financial objectives that enhance value for Allergan's stockholders.

PLAN YEAR

     The Plan year runs from January 1st through December 31st.

ELIGIBILITY

     The CEO is eligible to participate in the Plan.

ADMINISTRATION

     The Plan is administered by the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee"). The constituency of the Committee shall be limited to directors who are considered outside directors for purposes of Internal Revenue Code Section 162(m).

PERFORMANCE OBJECTIVES

     The bonus is based on corporate performance as outlined below. The performance objectives can be based on any of the following criteria, either alone or in any combination, and measured either on an absolute basis, relative basis against a pre-established target, and/or peer group, or prior year's performance as the Committee determines:

        - revenue (sales)

        - cash flow

        - earnings per share (including earnings before interest, taxes and amortization)

        - return on equity

        - total stockholder return

        - return on capital

        - return on assets or net assets

        - income or net income

        - operating income or net operating income

        - operating profit or net operating profit

        - operating margin

        - market share

        - employee satisfaction

     These criteria will have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items:

        - extraordinary, unusual or non-recurring items

        - effects of accounting changes

        - effects of financing activities

        - expenses for restructuring or productivity initiatives

        - other non-operating items

        - spending for acquisitions

        - effects of divestitures

     Any such qualifying performance objectives or combination of such objectives may apply to the CEO's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify.

     No later than 90 days from the beginning of each Plan year, the Committee will establish, in writing, a minimum target for the performance objectives which must be achieved in order for any award to be earned, maximum targets above which no additional awards will be earned, and the formula for computing the award if such target is achieved. If the performance objectives are satisfied, the Committee shall certify in writing, prior to the payment of any performance award, that such objectives were satisfied.

MODIFICATION OF PERFORMANCE TARGETS

     If the Committee determines that the established targets are no longer suitable due to changes in circumstances affecting the Company, the Committee will have sole discretion during the Plan year to modify these targets; provided, however, that no such adjustment will decrease the minimum target applicable to the CEO, or otherwise have the potential effect of increasing the amount of compensation payable to the CEO upon the attainment of the original targets.

CALCULATION OF PERFORMANCE AWARD

     The CEO will receive a minimum percentage of year-end annualized base salary if the minimum targeted performance objective is achieved. The percentage of year-end annualized base salary increases to a maximum percentage of year-end annualized base salary if the maximum targeted performance objective is achieved.

MAXIMUM BONUS AWARD

     In no event can the maximum compensation paid to the CEO under the Plan exceed $5,000,000 in any calendar year.

DISCRETIONARY INCENTIVE AWARD

     The Plan is not the exclusive means for the Committee to award incentive compensation to the CEO and does not limit the Committee from making additional discretionary incentive awards upon determination of the CEO's positive direct impact on the attainment of the performance objectives.

CHANGE IN EMPLOYMENT STATUS

     If the CEO's employment with the Company is terminated for any reason other than retirement, death or disability prior to the end of the Plan year, all of the CEO's rights under the Plan shall expire unless otherwise determined by the Committee. The Committee may determine what portions, if any, of the CEO's bonus under the Plan should be paid if the CEO's employment has been terminated by reason of death, disability or retirement.

METHOD OF PAYMENT

     Cash awards are paid following the close of the Plan year after the review and authorization of bonuses by the Committee. Bonuses will be paid within 30 days following Committee communication of the award. In the event of a Change in Control (as defined in the Allergan, Inc. 1989 Incentive Compensation Plan, as amended), the CEO's bonus will be paid within 30 days of the effective date of the Change in Control.

CHANGE IN CONTROL

     If a Change in Control occurs after the close of the Plan year, the CEO will be paid a bonus based on performance in relation to the performance objectives. If a Change in Control occurs during the plan year, the CEO will be paid a bonus prorated to the effective date of the Change in Control and all performance objectives will be deemed to be met at the greater of 100% of the target or the actual prorated year-to-date performance.

     The CEO must be employed by the Company or its successor on the effective date of the Change in Control in order to receive the prorated payment, unless the CEO's employment is terminated for retirement, death, disability or otherwise without cause. For purposes of this plan, "cause" shall be limited to only three types of events: the willful refusal to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of the CEO's position prior to the Change in Control; dishonesty which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or conviction of any felony involving an act of moral turpitude.

                                    ALLERGAN
       CONFIDENTIAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR THE ANNUAL MEETING APRIL 27, 1999

The undersigned hereby constitutes and appoints Francis R. Tunney, Jr. and Aimee
S. Weisner, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at its corporate headquarters, 2525 Dupont Drive, Irvine, California on Tuesday, April 27, 1999, and at any adjournments thereof, on all matters coming before the meeting.

THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD (SEE REVERSE SIDE) AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS THAT MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF LESTER J. KAPLAN, KAREN R. OSAR, LOUIS T. ROSSO AND LEONARD D. SCHAEFFER AS DIRECTORS AND IN FAVOR OF PROPOSALS 2 AND 3.

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan or the Allergan, Inc. Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                          ---------------------
                                                                   SEE
                                                              REVERSE SIDE
                                                          ---------------------

                              Fold and detach here

                                ADMISSION TICKET
                              RETAIN FOR ADMITTANCE

                     You are cordially invited to attend the
                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                of ALLERGAN, INC.

                             Tuesday, April 27, 1999
                                   10:00 a.m.
                       (Registration begins at 9:30 a.m.)

                         Allergan Corporate Headquarters
                                2525 Dupont Drive
                               Irvine, California
                            (see map on reverse side)

         If you plan to attend, please check the box on the proxy card.

          This card is your admission ticket to the meeting and must be presented at the meeting registration area.


                                [ALLERGAN LOGO]

[X]   Please mark your votes as
      in this example                                                  5893
                                                                   -------------
         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

-------------------------------------------    The Board of Directors recommends a vote FOR proposals 2 and 3.
The Board of Directors recommends a vote       -------------------------------------------------------------------
FOR election of Directors
-------------------------------------------    -------------------------------------------------------------------

                           FOR     WITHHELD                                               FOR    AGAINST   ABSTAIN

1. Election of                                 2.  Approval of the Amended and
   Directors.                                      Restated Allergan, Inc. 1989
   (see reverse)                                   Incentive Compensation Plan.

For, except vote withheld from the             3. Approval of the Allergan, Inc.
following nominee(s):                             Executive Bonus Plan,
                                                  Performance Objectives and
                                                  Maximum Award Amount.

-------------------------------------------    -------------------------------------------------------------------

Please check the box if                        Please check the box if you wish to have your vote disclosed
you plan to attend the              [ ]        to the Company. The Company's Confidential Voting Policy is     [ ]
Annual Meeting                                 described in the Proxy Statement accompanying this Proxy.

                                        NOTE: Please sign exactly as name
                                        appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                                        ----------------------------------------


                                        ----------------------------------------
                                        SIGNATURE(S)                        DATE


                              Fold and detach here

      [ALLERGAN LOGO] 2525 Dupont Drive, Irvine, California (714) 246-4500


                                ADMISSION TICKET
                              RETAIN FOR ADMITTANCE


MAP TO ALLERGAN                         DIRECTIONS

                                        Allergan is located in Orange County,
                                        just off the San Diego (405) Freeway.
                                        Take the Jamboree exit in Irvine and
                                        travel west; at the second traffic light
                                        (DuPont) turn right; at the first street
                                        (Teller) turn right; turn left at the
                                        first gate opening. You will be directed to parking from there.